   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1994

                                                  SEC REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                          INTERNATIONAL CONTROLS CORP.
             (Exact name of registrant as specified in its Charter)

        FLORIDA                      3715                54-0698116
    (State or other           (Primary Standard       (I.R.S. Employer
      jurisdiction                Industrial           Identification
   of incorporation)         Code Classification)           No.)

                           2016 NORTH PITCHER STREET
                           KALAMAZOO, MICHIGAN 49007
                                 (616) 343-6121
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                DAVID R. MARKIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          INTERNATIONAL CONTROLS CORP.
                           2016 NORTH PITCHER STREET
                           KALAMAZOO, MICHIGAN 49007
                                 (616) 343-6121
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                 --------------

                                   COPIES TO:

      Paulette Kendler, Esq.             Valerie Ford Jacob, Esq.
    Hutton Ingram Yuzek Gainen       Fried, Frank, Harris, Shriver &
       Carroll & Bertolotti                      Jacobson
         530 Fifth Avenue                   One New York Plaza
     New York, New York 10036            New York, New York 10004
          (212) 642-0810                      (212) 820-8000

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                 --------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                                 --------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO          OFFERING           AGGREGATE        REGISTRATION
        SECURITIES TO BE REGISTERED           BE REGISTERED   PRICE PER UNIT (1)    OFFERING PRICE          FEE
   % Senior Secured Notes due 2004            $225,000,000          $1,000           $225,000,000       $77,586.00

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          INTERNATIONAL CONTROLS CORP.
                         FORM S-1 CROSS REFERENCE SHEET

REGISTRATION STATEMENT ITEM AND HEADING                                         LOCATION IN PROSPECTUS
- -------------------------------------------------------------  --------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover and Outside Back Cover Pages
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors; Selected Consolidated
                                                                Financial Information
       4.  Use of Proceeds...................................  Prospectus Summary; Use of Proceeds; Capitalization
       5.  Determination of Offering Price...................  Inapplicable
       6.  Dilution..........................................  Inapplicable
       7.  Selling Security Holders..........................  Inapplicable
       8.  Plan of Distribution..............................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered........  Description of the Notes
      10.  Interests of Named Experts and Counsel............  Inapplicable
      11.  Information with Respect to the Registrant........  Outside Front Cover Page; Prospectus Summary; Risk
                                                                Factors; The Company; Selected Consolidated Financial
                                                                Data; Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations; Business;
                                                                Management; Security Ownership of Certain Beneficial
                                                                Owners and Management; Financial Statements
      12.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                               FEBRUARY 14, 1994

                                  $225,000,000

                          INTERNATIONAL CONTROLS CORP.

                          % SENIOR SECURED NOTES DUE 2004
                                  -----------

    The       % Senior Secured  Notes due 2004 (the  "Notes") offered hereby are being issued by International Controls Corp. (the "Company" or "ICC").

    Interest on the Notes is payable in cash semi-annually on       and       of
each year, commencing              ,  1994. The Notes will be redeemable at  the
option  of  the  Company,  in  whole  or  in  part,  at  any  time  on  or after
            , 1999, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at
any time prior to                 , 1997, up to  25% of the aggregate  principal
amount of the Notes will be redeemable at the option of the Company from the net proceeds of a Public Offering (as defined) at a redemption price equal to % of the principal amount of the Notes thereof, together with accrued and unpaid
interest, if any, to the date of redemption, provided that $        in aggregate
principal amount

                                               (CONTINUED ON THE FOLLOWING PAGE)
                                 --------------

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.
                                 --------------

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
  EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
      PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION  TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.

                                                           PRICE                                  PROCEEDS
                                                             TO             UNDERWRITING             TO
                                                         PUBLIC(1)          DISCOUNTS(2)       THE COMPANY(3)
Per Note...........................................          %                   %                   %
Total..............................................  $                   $                   $

(1) Plus accrued interest, if any, from             , 1994.
(2) See "Underwriting" for information regarding the indemnification of the Underwriters.
(3) Before deducting expenses payable by the Company estimated at $        .

                                 --------------

    The Notes are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Notes will be made at the offices of Alex. Brown & Sons Incorporated, New York, New York 10019 on or about
            , 1994.
                                 --------------

ALEX. BROWN & SONS                                              SPP HAMBRO & CO.
      INCORPORATED

               THE DATE OF THIS PROSPECTUS IS              , 1994

                                              (CONTINUED FROM THE PREVIOUS PAGE)

of the Notes remains outstanding immediately following such redemption. Upon a Change of Control (as defined), holders of the Notes may require the Company to repurchase the Notes at a redemption price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

    The Notes will be senior secured obligations of the Company, and as such, will rank PARI PASSU in right of payment to all other existing and future senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Notes will be secured by a pledge of all of the outstanding capital stock of Great Dane Trailers, Inc. ("Great Dane") and Checker Motors Corporation ("Motors"), on an equal and ratable basis with the indebtedness incurred under the New Credit Facility (as defined). The Company's indebtedness under the New Credit Facility, however, will be guaranteed by certain of the Company's subsidiaries (the "Subsidiary Guarantors"), including Great Dane and Motors, and will be secured by substantially all of the assets of the Company and the Subsidiary Guarantors, and, accordingly, will effectively rank senior to the Notes. After giving effect to the application of the estimated net proceeds of the offering of the Notes (the "Offering") and the other transactions contemplated hereby, the Company would have had outstanding consolidated indebtedness of $347.8 million at September 30, 1993, including $94.8 million of secured indebtedness estimated to be drawn under the New Credit Facility, and $28.0 million (net of unamortized discount) of indebtedness which would have been subordinated in right of payment to the Notes.

    The Company is a holding company whose only assets are the stock of Great Dane and Motors. Therefore, the Notes will be effectively subordinated to all liabilities, including trade payables and capitalized lease obligations, of Great Dane, Motors and their subsidiaries. After giving effect to the Offering and the other transactions contemplated hereby, the subsidiaries of the Company would have had total liabilities (including trade payables) of $271 million at September 30, 1993.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by this reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements (if required) and other information with the Commission. Such reports, proxy statements and other information, including the Registration Statement, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Company's 12 3/4% Senior Subordinated Debentures due 2001 and its Subordinated Discount Debentures due January 1, 2006 are listed on the American Stock Exchange. Reports, proxy statements, and other information can be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

    The  Company will furnish holders of the Notes with copies of reports, proxy
statements  or  other   information  as   specified  in   "Description  of   the
Notes--Provision of Financial Statements."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE COMPANY AND ICC ARE TO INTERNATIONAL CONTROLS CORP. AND ITS CONSOLIDATED SUBSIDIARIES. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS."

                                  THE COMPANY

OVERVIEW

    ICC is a holding company and its business is conducted by its operating subsidiaries. Through its subsidiaries, the Company is engaged in four major lines of business. Through Great Dane, the Company manufactures a full line of truck trailers for the over-the-road tractor trailer long and short haul market and containers and chassis for intermodal shipping. Motors and its subsidiary, South Charleston Stamping & Manufacturing Company ("SCSM"), are major manufacturers of sheet metal stampings for automotive and light truck and van components and subassemblies, primarily for General Motors Corporation ("GM"). The Company, through its Yellow Cab Company division ("Yellow Cab") is currently the largest owner of taxicabs and provider of taxi-related services in Chicago, Illinois. American Country Insurance Company ("Country") underwrites property and casualty insurance, including taxicab insurance, workers' compensation and other commercial and personal lines.

TRUCK TRAILER MANUFACTURING
    Great Dane, which generated approximately 78% of the Company's revenues and 67% of the Company's gross profits for the nine months ended September 30, 1993, designs, manufactures and distributes a full line of truck trailers and containers and chassis. In 1993, Great Dane, the largest truck trailer manufacturer in the United States, accounted for approximately 12.7% of the new truck trailer market, 11.4% of the new van market, 11.3% of the new platform trailer market, 38.6% of the new refrigerated van ("reefer") market and 23.4% of the market for intermodal containers and chassis. Great Dane primarily sells its trailers through a nationwide network of branches and independent dealers to gain access to smaller, less price sensitive customers. The Company believes it offers the largest line of trailers in the industry and works closely with customers to customize products to their specific needs. Great Dane strives to stay at the forefront of the industry in the design and development of new and improved products.

    During late 1991, Great Dane hired new operating management to implement several important strategies designed to position Great Dane to take advantage of both expected industry growth in the trailer market and the expansion of the intermodal container and chassis market. As part of this strategy, Great Dane adapted certain of its manufacturing facilities to enable it to fill orders for high-volume purchasers without sacrificing its ability to cater to the special needs of its many smaller customers. In addition, Great Dane broadened its network of distributors and branches, initially focused on the Southeast, to develop a nationwide presence and to expand Great Dane's businesses into Canada and Mexico, thereby increasing its access to trailer customers, as well as providing new outlets for its parts and services business, which is less vulnerable to economic downturns and produces higher margins. Great Dane believes it currently has the largest marketing organization in the trailer industry.

    Furthermore, during 1992, Great Dane's engineering department, working in conjunction with J.B. Hunt Transport, one of the largest truckload carriers in the United States ("J.B. Hunt"), developed a unique line of intermodal containers and matching ultra lightweight chassis, which allow Great Dane's customers to take advantage of new double stack intermodal shipping methods, the most economical method of hauling freight over long and intermediate distances. Great Dane's intermodal containers are designed for use on rail but may also be transported over the road on chassis to and from rail yards. In connection with an approximately $125 million initial purchase order from J.B. Hunt for these new intermodal products, Great Dane installed new assembly lines within three existing factories and initiated production for the order in early 1993. Great Dane has, subsequently, received an additional order of approximately $47 million from J.B. Hunt. Although J.B. Hunt's requirements for these containers and chassis will level off, Great Dane believes that intermodal transportation will provide growth opportunities as other carriers replace some or all of their trailers with containers and chassis. The Company believes that Great Dane, which has also manufactured refrigerated containers for others, is well-positioned to maintain a substantial share of the new and growing intermodal market.

AUTOMOTIVE PRODUCTS OPERATIONS

    Through SCSM and Checker Motors Co., L.P. ("Checker L.P."), the Company is currently engaged in the fabrication of various sheet metal components and subassemblies, including automotive doors, roofs and hoods, primarily for light trucks and vans, which tend to have longer model lives and less frequent design changes than passenger cars. These operations generated approximately 14% of the Company's revenues and 18% of the Company's gross profits for the nine-month period ended September 30, 1993. Through the purchase of SCSM in 1989 and the expansion of that facility's press lines, the Company acquired a modernized stamping facility covering an area of more than 900,000 square feet. SCSM presently has the capability to produce virtually any automotive stamping product, carrying out substantially all phases of the project under one roof. SCSM holds GM's "Mark of Excellence" award and The Chrysler Corporation's "Quality of Excellence" designation.

    The automotive operations' primary customer is GM, which has, historically, accounted for more than 95% of this segment's revenues. Management is, however, increasing its efforts to broaden its customer base. The effect of that effort is evidenced by the expansion of the customer base to include Freightliner Corp. ("Freightliner"), Ford Motor Company ("Ford"), and The Chrysler Corporation ("Chrysler"). In addition, the automotive segment recently received a letter of intent from Mercedes-Benz for products which, subject to the execution of final documentation, are currently scheduled for shipment commencing in 1997.

VEHICULAR OPERATIONS

    Yellow Cab, which generated approximately 5% of the Company's revenues and 9% of the Company's gross profits during the nine-month period ended September 30, 1993, is the largest taxicab fleet owner in the City of Chicago ("Chicago") and, as of February 1, 1994, owned approximately 2,370 of the 5,400 taxicab licenses ("medallions") available in Chicago. Yellow Cab's primary business is the leasing of its medallions and vehicles to independent taxi operators through two programs: the owner-operator program and the daily lease program. The owner-operator program relieves Yellow Cab of vehicle maintenance and repair costs, as well as the cost of housing and storing a large fleet. The Company also provides a variety of other services to taxi drivers and non-affiliated medallion holders, including insurance coverage and repair and maintenance services.

INSURANCE OPERATIONS

    Country, which generated approximately 3% of the Company's revenues during the nine-month period ended September 30, 1993, historically concentrated solely on underwriting affiliated taxi liability and collision and workers' compensation insurance in the State of Illinois and is one of the few voluntary providers of taxi liability insurance in the insurance industry. Most other insurers which have previously written taxi insurance coverage on a voluntary basis experienced poor underwriting results and have withdrawn from the business. The Company believes that Country's longstanding relationship with Yellow Cab has provided it with a stable market for this type of coverage and has enabled it to develop a comprehensive understanding of the business and to assess more properly the associated risk.

    During the past seven years, Country has expanded its operating focus to include underwriting non-affiliated personal and commercial property/casual lines. During 1993, 67% of Country's total premium revenue was attributable to non-affiliated property and casualty lines.

BACKGROUND AND RECENT DEVELOPMENTS
    ICC, through its subsidiaries, historically engaged in various engineering and manufacturing operations in the fields of aerospace/defense, electronics and energy and, with the acquisition of Transway International Corporation in 1985, the distribution of liquified petroleum gas, freight transportation and truck trailer manufacturing. Following a leveraged buyout in 1987, ICC continued a program of divestiture which had commenced in 1986, using the proceeds to pay down bank debt. In January 1989, with

Great Dane its only remaining business, ICC purchased the stock of Motors, the general partner of Checker L.P. Immediately thereafter, four of the five former shareholders of Motors purchased, through Checker Holding Corp. ("Holding"), all of the outstanding common stock of ICC (the "Holding Buyout"). The Holding Buyout was accounted for as a reverse acquisition and, as such, the net assets of Motors acquired in the acquisition could not be revalued to fair market value.

    Following the acquisition of Motors, ICC's new management (formerly shareholders of Motors) began to address the Company's financial condition and prospects. During March 1990, Great Dane obtained a loan commitment of $80 million. A substantial portion of the loan proceeds was utilized to repurchase, in the open market, a portion of the Company's outstanding 12 3/4% Senior Debentures due 2001 (the "12 3/4% Debentures") and Subordinated Discount Debentures due January 1, 2006 (the "14 1/2% Debentures"). During September 1992, Checker L.P. entered into a Loan and Security Agreement with a bank pursuant to which the bank provided a $30 million term loan. Approximately $18 million of the proceeds from the loan was used to repay certain indebtedness of a subsidiary of Motors, which debt had been guaranteed by Checker L.P., and to pay certain costs associated with the financing and repayments.

    The Company was hampered in its efforts to achieve a refinancing of its debt in recent years, in part because of certain litigation arising out of alleged groundwater contamination at a location where three prior subsidiaries of the Company formerly conducted business. That lawsuit has now been settled. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Legal Proceedings--Boeing Litigation." The Company was also engaged in litigation with the Insurance Commissioner of California, as conservator (the "Conservator") of Executive Life Insurance Company ("ELIC"), a limited partner in Checker L.P., seeking, among other things, a declaratory judgment regarding ELIC's rights in Checker L.P. See "Business--Legal Proceedings--Executive Life Litigation." The Company has offered the Conservator $32 million in redemption of ELIC's interest in Checker L.P. and its minority interest in SCSM. The Conservator has not yet responded to the offer.

THE REFINANCING
    Simultaneously with the consummation of the Offering, the Company and the Subsidiary Guarantors will enter into the New Credit Facility, which will consist of a $60 million term loan and a revolving credit facility which will provide up to $115 million, subject to the Company's ability to meet certain financial tests. See "Description of the New Credit Facility." The Company will apply the net proceeds from the Offering to retire ICC debt and, if the Conservator accepts the Company's offer, redeem the minority interest in Checker L.P. and SCSM. See "Use of Proceeds" and "Business--Legal Proceedings-- Executive Life Litigation." The proceeds of the New Credit Facility, together with Company cash, will be used to retire debt at the subsidiary level. As a result of these refinancing transactions, the Company expects to achieve increased liquidity from reduced principal amortization requirements, the removal of certain restrictions on the use of cash from the Company's subsidiaries and more flexible and efficient cash management at the holding company level.

    The following chart sets forth, in summary fashion, the estimated sources and uses of funds. For a more complete description, see "Use of Proceeds."

SOURCES OF FUNDS:
 (IN THOUSANDS)
Notes Offered Hereby.............  $   225,000
New Credit Facility..............       94,776
Company Cash.....................       20,955
                                   -----------
Total............................  $   340,731
                                   -----------
                                   -----------
USES OF FUNDS:
 (IN THOUSANDS)
Retire Subsidiary Debt...........  $    99,636
Redeem Senior Notes..............       30,000
Redeem 12 3/4% Debentures........      136,238
Redeem 14 1/2% Debentures........       30,000
Redeem Minority Interest.........       32,000
Pay Accrued Interest.............        4,857
Transaction Fees and Expenses....        8,000
                                   -----------
Total............................  $   340,731
                                   -----------
                                   -----------

ORGANIZATION

    The chart below sets forth the corporate structure of the Company:

         See Appendix 1 for a description of the organizational chart.

                                  THE OFFERING

Securities Offered................  $225,000,000 principal  amount of     %  Senior  Secured
                                    Notes Due 2004.
Interest Payment Dates............          and       of each year, commencing       , 1994.
Optional Redemption...............  The  Notes are redeemable at  the option of the Company,
                                    in whole or in part,  at any time on  or after         ,
                                    1999,  at the  redemption prices set  forth herein, plus
                                    accrued and  unpaid interest,  if any,  to the  date  of
                                    redemption.  In addition, on or  prior to        , 1997,
                                    the Company may, at its option, redeem up to 25% of  the
                                    aggregate   principal  amount  of  the  Notes  with  the
                                    proceeds of a Public Offering at a price of   % of their
                                    principal amount, plus accrued  and unpaid interest,  if
                                    any, to the date of redemption, provided that $       in
                                    aggregate   principal  amount   of  the   Notes  remains
                                    outstanding immediately following  such redemption.  See
                                    "Description of the Notes -- Optional Redemption."
Mandatory Redemption..............  None.
Change of Control.................  Upon  a Change of  Control (as defined  in the indenture governing the Notes (the  "Indenture")), each holder  of
                                    the Notes may require the Company to repurchase all or a
                                    portion of such holder's Notes at a purchase price equal
                                    to  101% of  the principal amount  thereof, plus accrued
                                    and unpaid interest, if any, to the date of  repurchase.
                                    See "Description of the Notes -- Change of Control."
Security..........................  The  Notes will  be secured  by a  pledge of  all of the outstanding capital stock of  Great Dane and Motors,  on
                                    an   equal  and  ratable  basis  with  the  indebtedness
                                    incurred under the New Credit Facility.
Ranking...........................  The Notes  will be  senior  secured obligations  of  the
                                    Company,  and as such, will rank  PARI PASSU in right of
                                    payment  with  all  other  existing  and  future  senior
                                    indebtedness  of  the  Company and  senior  in  right of
                                    payment to all subordinated obligations of the  Company.
                                    The   Company's  indebtedness   under  the   New  Credit
                                    Facility, however, will be guaranteed by the  Subsidiary
                                    Guarantors  and  secured  by  substantially  all  of the
                                    assets of  the Company  and the  Subsidiary  Guarantors.
                                    After  giving effect  to the sale  of the  Notes and the
                                    initial borrowings under the New Credit Facility and the
                                    application of the estimated net proceeds therefrom, the
                                    Company  would   have   had   outstanding   consolidated
                                    indebtedness  of $347.8  million at  September 30, 1993,
                                    including $94.8 million of secured indebtedness estimat-
                                    ed to be drawn under  the New Credit Facility and  $28.0
                                    million  (net of  unamortized discount)  of indebtedness
                                    which would have been  subordinated in right of  payment
                                    to the Notes.

Certain Restrictions..............  The Indenture will contain covenants with respect to the
                                    following   matters:   (i)  limitations   on  additional
                                    indebtedness; (ii) limitations  on restricted  payments;
                                    (iii)  limitations on transactions with affiliates; (iv)
                                    the application of the  proceeds of certain asset  sales
                                    (including the obligation under certain circumstances to
                                    repurchase   the   Notes   with   such   proceeds);  (v)
                                    limitations on liens; (vi) limitations on guarantees  of
                                    subsidiaries; (vii) limitations on the issuance and sale
                                    of  capital stock of subsidiaries; (viii) limitations on
                                    dividends  and  other  payment  restrictions   affecting
                                    subsidiaries;   and   (ix)   restrictions   on  mergers,
                                    consolidations and transfers of all or substantially all
                                    of the  assets of  the Company  to another  person.  See
                                    "Description of the Notes -- Certain Covenants."
Use of Proceeds...................  The  Company will use the net  proceeds from the sale of the Notes together with  proceeds of an estimated  $94.8
                                    million  of  initial  borrowings  under  the  New Credit
                                    Facility and approximately  $21 million of  its cash  to
                                    (i) redeem all of the Company's 12 3/4% Debentures, (ii)
                                    redeem  $30 million in principal amount of the Company's
                                    14 1/2% Debentures,  (iii) redeem  certain senior  notes
                                    held  by the  shareholders of  the Company,  (iv) retire
                                    substantially all of the  indebtedness of the  Company's
                                    subsidiaries,  and (v) assuming  an agreement is reached
                                    with  the  Conservator  of  ELIC,  redeem  the  minority
                                    interest held by ELIC in Checker L.P. and SCSM. See "Use
                                    of   Proceeds"   and   "Business-Legal   Proceedings  --
                                    Executive Life Litigation."
Risk Factors......................  The  following   factors,   among  others,   should   be
                                    considered  by prospective  investors in  the Notes: (i)
                                    substantial leverage of the Company; (ii) ranking of the
                                    Notes; holding  company  structure;  (iii)  competition;
                                    (iv)  cyclical businesses; (v)  government regulation of
                                    truck trailers; (vi) reliance on major customers;  (vii)
                                    control  of the  Company; (viii)  environmental matters;
                                    (ix) City  of  Chicago regulations  and  taxi  medallion
                                    limits; (x) fraudulent conveyance risk; and (xi) absence
                                    of a public market for the Notes.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The summary consolidated financial information set forth below is derived from the audited consolidated financial statements of the Company for the years ended December 31, 1988, 1989, 1990, 1991 and 1992 and from the unaudited consolidated financial statements of the Company for the nine-month periods ended September 30, 1992 and 1993. The results of interim periods may not be indicative of results for the full year.

    The following summary information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                               NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                       -----------------------------------------------------  --------------------
                                        1988(1)     1989       1990       1991       1992       1992       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Trailer Manufacturing..............  $      --  $ 575,793  $ 491,532  $ 400,196  $ 536,336  $ 394,687  $ 514,087
  Automotive Products................     85,784     99,886    133,401     84,401    112,631     82,867     95,182
  Vehicular Operations...............     47,037     44,404     45,006     43,527     40,580     30,566     31,607
  Insurance Operations...............     15,992     18,304     23,272     27,142     27,186     20,482     20,119
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total..............................  $ 148,813  $ 738,387  $ 693,211  $ 555,266  $ 716,733  $ 528,602  $ 660,995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Segment Operating Profit (Loss)(2):
  Trailer Manufacturing..............  $      --  $  26,508  $  13,109  $   7,059  $  17,590  $  12,100  $  21,699
  Automotive Products................     10,644     10,561      9,669     (4,237)    11,622      7,671     12,037
  Vehicular Operations...............      8,027      9,437      9,751      7,139      5,727      5,632      4,450
  Insurance Operations...............        229       (190)      (980)    (2,872)    (1,557)      (975)    (1,890)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total..............................     18,900     46,316     31,549      7,089     33,382     24,428     36,296
Corporate Expenses...................         --     (7,457)    (8,115)    (4,398)    (4,396)    (3,212)    (3,198)
Interest Expense.....................     (2,807)   (57,879)   (61,596)   (47,425)   (42,726)   (32,253)   (31,400)
Interest Income......................      4,780     15,494     14,696     11,634      8,895      6,739      5,652
Other Income (Expense)...............      4,975      4,704       (941)    (1,078)    (2,023)    (2,145)       (26)
Special Charge(3)....................         --         --         --         --         --         --     (7,500)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Before Minority Equity,
 Income Taxes, Extraordinary Items
 and Accounting Changes..............     25,848      1,178    (24,407)   (34,178)    (6,868)    (6,443)      (176)
Minority Equity......................    (11,889)    (2,424)    (2,296)     1,931         --         --         --
Extraordinary Items(4)...............     (1,862)     4,799     27,749     31,188         --         --         --
Accounting Changes(5)................         --         --         --         --         --         --    (46,626)
Income Tax Benefit (Expense).........        225       (610)     6,429      5,241       (687)      (644)       246
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (Loss)....................  $  12,322  $   2,943  $   7,475  $   4,182  $  (7,555) $  (7,087) $ (46,556)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Depreciation and Amortization
 Expenses(6).........................  $  11,931  $  48,149  $  49,791  $  26,401  $  26,506  $  19,887  $  20,767
Capital Expenditures.................     17,402     20,513     21,564     16,457     17,549     12,494     16,862
EBITDA(7)............................     38,971     80,200     61,940     38,304     60,889     44,607     50,761
Ratio of EBITDA to Cash Interest
 Expense(8)..........................      32.7x       2.6x       1.7x       0.8x       1.5x         --       1.7x
Ratio of Earnings to Fixed
 Charges(9)..........................      10.2x       1.0x       0.6x       0.3x       0.8x         --       1.0x
Pro Forma Ratio of EBITDA to Cash
 Interest Expense(10)................         --         --         --         --       1.7x         --       2.0x
Pro Forma Ratio of Earnings to Fixed
 Charges(10).........................         --         --         --         --       1.0x         --       1.2x

                                                           DECEMBER 31,                          SEPTEMBER 30,
                                       -----------------------------------------------------  --------------------
                                        1988(1)     1989       1990       1991       1992       1992       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital......................  $  12,137  $  68,829  $  81,111  $  48,559  $  51,091  $  45,844  $  53,970
Property, Plant and Equipment --
 Net.................................     27,734    134,691    133,116    125,681    119,492    120,818    125,605
Total Assets.........................    130,105    533,448    530,776    469,691    493,763    472,403    500,639
Long-Term Debt (Including Current
 Maturities).........................      9,149    405,167    376,692    312,324    305,368    301,824    300,006
Shareholders' Equity (Deficit).......      9,443   (111,799)  (104,745)   (98,374)  (106,296)  (105,249)  (152,611)

- ------------------

 (1) Amounts shown for 1988 are based on the consolidated financial statements of Checker Motors Corporation. See Note A to Notes to Consolidated Financial Statements--December 31, 1992.

 (2) Operating profit is gross profit less selling, general and administrative expenses.

 (3) Represents management's estimate, as of September 30, 1993, of the potential cost to the Company of the Boeing litigation. See "Business--Legal Proceedings--Boeing Litigation" and Note F to Notes to Consolidated Financial Statements-- September 30, 1993.

 (4) Extraordinary items  in  all  years relate  to  the  gain or  loss  on  the
     repurchase   of   indebtedness.   See  Notes   to   Consolidated  Financial
     Statements--December 31, 1992.

 (5) The Accounting Changes represent the cumulative effect of a change in accounting principle as a result of the adoption, as of January 1, 1993, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." See Note E to Notes to Consolidated Financial Statements-- September 30, 1993.

 (6) Depreciation and amortization expenses include (dollars in thousands):

                                                                                            NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                    -----------------------------------------------------  --------------------
                                      1988       1989       1990       1991       1992       1992       1993
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Depreciation and amortization.....  $  10,316  $  18,186  $  20,784  $  20,931  $  21,054  $  15,640  $  17,192
Amortization of cost in excess of
 net assets acquired..............         --      1,252      1,250      1,250      1,250        938        937
Amortization of debt discount.....      1,615     26,638     24,690      1,045      1,181        869      1,010
Amortization of debt expense......         --        368        350        299        294        221        220
Other amortization................         --      1,705      2,717      2,876      2,727      2,219      1,408
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    $  11,931  $  48,149  $  49,791  $  26,401  $  26,506  $  19,887  $  20,767
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

 (7) EBITDA represents income from operations before deducting interest expense, income taxes, depreciation and amortization, amortization of cost in excess of net assets acquired and other amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations and should not be considered as a substitute for net income as an indicator of the Company's operating performance or for cash flow as a measure of liquidity.

 (8) Interest expense includes (dollars in thousands):

                                                                                         NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                 -----------------------------------------------------  --------------------
                                   1988       1989       1990       1991       1992       1992       1993
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cash interest expense..........  $   1,192  $  30,873  $  36,556  $  46,081  $  41,251  $  31,163  $  30,170
Amortization of debt
 discount......................      1,615     26,638     24,690      1,045      1,181        869      1,010
Amortization of debt expense...         --        368        350        299        294        221        220
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest Expense...............  $   2,807  $  57,879  $  61,596  $  47,425  $  42,726  $  32,253  $  31,400
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

 (9) For  purposes  of  calculating  the ratio  of  earnings  to  fixed charges, earnings consist of income before minority equity, income taxes, extraordinary items, accounting changes and fixed charges. Fixed charges consist of (i) interest expense, (ii) amortization of debt discount and debt expense, and (iii) that portion of operating lease rental expense which is representative of the interest factor (deemed by management to be one-third of rental expense). The Company's earnings were insufficient to cover fixed charges by (in thousands) $24,407, $34,178, $6,868 and $176 for the years ended December 31, 1990, 1991 and 1992, and for the nine months ended September 30, 1993, respectively.

 (10) The only adjustments made to the historical ratios of earnings to fixed charges and EBITDA to cash interest expense to arrive at the respective pro forma ratios were to give effect to the net decrease in interest expense resulting from the refinancing of certain indebtedness of the Company and its subsidiaries from the net proceeds of the sale of the Notes and the other transactions contemplated hereby.

                                  RISK FACTORS

    Prospective purchasers of the Notes should evaluate the following factors, as well as the other information set forth in this Prospectus, before making an investment in the Notes.

SUBSTANTIAL LEVERAGE

    The Company currently is and, following the completion of the Offering, will continue to be substantially leveraged. After giving effect to the sale of the Notes and the initial borrowings under the New Credit Facility and the application of the net proceeds therefrom, the Company's consolidated indebtedness would have been $347.8 million at September 30, 1993. See "Capitalization," "Use of Proceeds," and "Selected Consolidated Financial Data." In addition, the Company anticipates that the revolving credit portion of the New Credit Facility will provide approximately $47.5 million of available additional funds, as determined by a formula based on accounts receivable and inventory, subject to the Company's ability to meet certain financial tests.

    Based upon its current level of operations and anticipated growth, the Company believes that available cash flow, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and amortization of the New Credit Facility. There can be no assurance, however, that the Company's businesses will continue to generate cash flow at or above current levels or otherwise in sufficient amounts to pay the principal and interest on the Notes or to satisfy the Company's obligations to repurchase the Notes in the event of a Change of Control.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes, refinancing of indebtedness or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) the Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (v) the Company's high degree of leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.

RANKING OF THE NOTES; HOLDING COMPANY STRUCTURE

    The Notes will be senior secured obligations of the Company and, as such, will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all subordinated obligations of the Company. Notwithstanding the Notes' senior ranking, the Company will have the right to redeem annually at least $5 million, (plus, under certain circumstances, up to an additional $5 million in any year) in principal amount of the 14 1/2% Debentures, subject to compliance with the Indenture and the New Credit Facility. After giving effect to the sale of the Notes and the application of the estimated net proceeds of the Offering and the other transactions contemplated hereby, the Company would have had $94.8 million of indebtedness ranking PARI PASSU in right of payment with the Notes and $28.0 million (net of unamortized discount) of subordinated indebtedness outstanding at September 30, 1993. See "Description of New Credit Facility" and "Description of the Notes."

    The Company is a holding company and, accordingly, the Notes will effectively be subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries, including the guarantees by the Subsidiary Guarantors of the Company's obligations under the New Credit Facility. All of the Company's operations are conducted, substantially all of the tangible assets of the Company are held by, and all of the Company's operating revenues were derived from, operations of the subsidiaries. Therefore, the Company's ability to make interest and principal payments when due to holders of the Notes, or to repurchase the Notes in the event of a Change in Control, is entirely dependent upon the receipt of sufficient funds from its subsidiaries. The Company's subsidiaries are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. After giving effect to the Offering and the other transactions contemplated hereby, the subsidiaries of the Company would have had total liabilities (including trade payables) of $271 million at September 30, 1993.

    As a result of ICC's holding company structure, the creditors of ICC, including the holders of the Notes, will effectively be subordinated to all creditors of ICC's subsidiaries, including, but not limited to, trade creditors. In addition, because the Company's obligations under the New Credit Facility are guaranteed by the Subsidiary Guarantors and are secured by all of the assets of the Subsidiary Guarantors, the Notes will be effectively subordinated to the Company's obligations under the New Credit Facility. In the event of the dissolution, bankruptcy, liquidation or reorganization of ICC, the holders of the Notes may not receive any payments with respect to the Notes until after the payment in full of the claims of the creditors of the Company's subsidiaries.

    The Notes will be secured by a pledge of all of the outstanding capital stock of Great Dane and Motors (the "Collateral"), on an equal and ratable basis with the indebtedness incurred under the New Credit Facility. There can be no assurance that the proceeds of any sale of Collateral pursuant to the Indenture and the pledge agreement with respect thereto would be sufficient to satisfy payments due on the Notes. In addition, the ability of the holders of the Notes to realize upon the Collateral may be subject to certain bankruptcy limitations in the event of a bankruptcy of the Company. See "Description of the Notes -- Security" and "-- Certain Bankruptcy Limitations."

COMPETITION

    Two of the Company's primary businesses, truck trailer manufacturing and automotive products manufacturing, are highly competitive. The Company competes with other truck trailer manufacturers and automotive stamping companies of varying sizes (including the in-house capabilities of certain automotive manufacturers), some of which may have greater financial resources than the Company. In addition, barriers to entry in the truck trailer manufacturing industry are low and, therefore, it is possible that additional competitors could enter the market at any time. Although the Company is the largest manufacturer in the truck trailer industry, there can be no assurance that it will be able to maintain or increase its market share.

CYCLICAL BUSINESS

    The truck trailer industry is dependent on the trucking industry in general and the automotive parts industry is dependent on the automotive industry. Poor economic conditions in either industry could have a material adverse effect on the Company. Unit sales of new truck trailers have historically been subject to cyclical variations based both on general economic conditions and a seven year replacement cycle. The poor economic conditions in the United States in 1990 and 1991 had an adverse effect on industry-wide demand for new truck trailers, causing industry shipments of new truck trailers to fall to their lowest level since 1983. The most recent peak in truck trailer sales occurred in 1988.

GOVERNMENT REGULATIONS OF TRUCK TRAILERS

    The federal government regulates certain safety features incorporated in the design of truck trailers. Changes or anticipation of changes in these regulations can have a material impact on the cost of manufacturing truck trailers and on the Company's customers and may adversely affect the financial condition of the Company.

RELIANCE ON MAJOR CUSTOMERS

    Great Dane has entered the container manufacturing business in reliance on a large order from J.B. Hunt. There can be no assurance that Great Dane will be able to attract other substantial customers for these products. During the nine months ended September 30, 1993, J.B. Hunt accounted for approximately 10.9% of Great Dane's revenues.

    The Company's automotive products operations rely heavily on sales to GM. For the year ended December 31, 1992 and the nine months ended September 30, 1993, sales to GM accounted for approximately 97% and 96%, respectively, of the automotive products operations' revenues and approximately 15% and 14% of the Company's revenues, respectively. The automotive products industry has experienced increased pricing pressure from GM which is taking aggressive measures to reduce its operating costs, including significant price reductions from suppliers. Although opportunities for new business may arise as a result of GM's pressure on other suppliers, future earnings of this segment of the Company's business may be materially adversely affected by the price reductions required or requested by GM or by decisions by GM to utilize its own facilities to manufacture these products. Although the Company has begun to expand its customer base, there can be no assurance that its reliance on GM will decrease significantly in the foreseeable future.

CONTROL OF THE COMPANY

    David R. Markin owns 32.5% of the common stock of the Company (the "Common Stock") and each of three other individuals owns 22.5% of the Common Stock. Therefore, Mr. Markin, together with any one of the three other stockholders, effectively has control of the Company and would have sufficient voting power to determine the outcome of any corporate transaction or other matter requiring stockholder approval.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to numerous federal, state and local laws and regulations pertaining to the discharge of materials into the environment. The Company has taken steps related to such matters in order to minimize the risks of potentially harmful aspects of its operations on the environment. From time to time, the Company has incurred expenses to improve its facilities in accordance with applicable laws. Great Dane has changed its manufacturing process to comply with new regulations controlling the emission of chlorofluorocarbons.

    The Company also remains obligated to indemnify purchasers of prior subsidiaries for environmental contamination, if any, of properties owned by such subsidiaries. The Company's expenditures related to the foregoing environmental matters and indemnification obligations have not had, and the Company does not currently anticipate that such expenditures will have, a material adverse effect on the Company's financial condition.

IMPACT OF CITY REGULATION AND EXPIRATION OF ANNUAL LIMIT ON NEW MEDALLION
ISSUANCE

    The City of Chicago regulates Yellow Cab's operations through rates of fare, maintenance, lease rates, insurance and inspection requirements, as well as taxes, license fees and other means. Although management is not aware of any pending regulatory changes that would have a material adverse effect on the Company's operations, there can be no assurance as to the effect of future regulatory changes, if any, or the ability of the Company to pass through any increased costs through lease rate increases or by other means.

    The agreement between Yellow Cab and the City of Chicago, pursuant to which increases in the total number of outstanding medallions in Chicago are limited to a maximum of 100 annually, expires on December 31, 1997. There can be no assurance as to how many medallions the City of Chicago will issue after the expiration of the agreement, nor as to the effect, if any, on the Company, of such issuance, including the effect on medallion values. Although Yellow Cab has sold medallions this past year at selling prices of approximately $38,000 per medallion, there can be no assurance that such values will continue to prevail in the market, especially after December 31, 1997.

FRAUDULENT CONVEYANCE RISK

    The incurrence by the Company of indebtedness under the Notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or similar proceeding is commenced or a lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, at the time the indebtedness under the New Credit Facility was incurred or the Notes were issued, (a) the Company incurred such indebtedness or issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) the Company received less than reasonably equivalent value or fair consideration for incurring such indebtedness or issuing the Notes, and (ii) the Company (A) was insolvent or was rendered insolvent by reason of the incurrence of such indebtedness, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under relevant fraudulent conveyance laws) or (D) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could avoid or subordinate the Notes to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction which is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurred the indebtedness under the New Credit Facility or incurred the indebtedness constituting the Notes either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it is incurring debt beyond its ability to pay as such debt matures. The Company believes that it is receiving fair consideration for its incurrence of indebtedness under the New Credit Facility and its issuance of the Notes and that it will not be rendered insolvent thereby.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

    There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell their Notes, or the prices at which holders of the Notes would be able to sell their Notes. If such markets were to exist, the Notes could trade at prices higher or lower than their initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes. The Underwriters are not obligated to do so, however, and any market making with respect to the Notes may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                                USE OF PROCEEDS

    The estimated sources of funds required in connection with this Offering and the New Credit Facility and the expected use of such proceeds is as follows:

                                SOURCES OF FUNDS

                                                                                                       AMOUNT
                                                                                                   ---------------
                                                                                                   (IN THOUSANDS)
Notes Offered Hereby.............................................................................   $     225,000
New Credit Facility
  Term...........................................................................................          60,000
  Revolver.......................................................................................          34,776
Company Cash.....................................................................................          20,955
                                                                                                   ---------------
  Total Sources of Funds.........................................................................   $     340,731
                                                                                                   ---------------
                                                                                                   ---------------

                                  USE OF FUNDS

                                                09-30-93                       USE OF
                                                 BALANCE          DUE           FUNDS
                                 RATE (A)    (IN THOUSANDS)      DATE      (IN THOUSANDS)
                                ----------   ---------------   ---------  -----------------
Repay Existing Debt: (b)
  Great Dane term loan
   payable....................       7.50%   $       22,536    Mar. 1995  $       22,536
  Great Dane revolving credit
   line.......................       7.50%           24,583    Mar. 1995          24,583
  Partnership term loan
   payable....................       7.25%           24,000    Sep. 1997          24,000
  Economic Development term
   loan.......................       5.00%           11,036    Apr. 2008          11,036
  Equipment term loan.........       7.25%            6,000    Jul. 1996           6,000
  SCSM credit line............       7.00%            5,000    Sep. 1994           5,000
  Other debt..................      Various           6,481     Various            6,481
Redeem Existing Obligations:
  Senior Notes (c)............       9.50%           30,000       (d)             30,000
  12.75% Senior Subordinated
   Debentures.................      12.75%          132,040    Aug. 2001         136,238
    Less Debt Discount........                      (11,443)                           0
  14.5% Subordinated Discount
   Debentures.................      14.50%           30,000    Jan. 2006          30,000
    Less Debt Discount........                       (3,221)                           0
Redeem Minority Interest......       7.00%           40,361       (e)             32,000
Payment of Accrued Interest...                        4,857                        4,857
Transaction Fees..............                            0                        8,000(f)
                                             ---------------              -----------------
  Total.......................               $      322,230               $      340,731
                                             ---------------              -----------------
                                             ---------------              -----------------

- --------------
(a) Certain of these loans are at variable interest rates. The rates in the table are as of September 30, 1993.
(b) The obligations of the Subsidiary Guarantors will be repaid out of the proceeds of the New Credit Facility and Company cash.
(c)   The senior notes are payable to the shareholders of the Company.
(d) September 30, 1997, or 30 days after the earlier payment in full of loans to certain of the Company's subsidiaries (which loans are being repaid with the proceeds of the New Credit Facility).
(e) Represents the interest of ELIC in Checker L.P. and SCSM. The interest of ELIC in Checker L.P. is being amortized over 25 years with a final maturity in December 2013. Redemption assumes that an agreement is reached with the Conservator. See "Business--Legal Proceedings--Executive Life Litigation."
(f) Includes estimated Underwriters fees, financial advisory fees and other transaction expenses.

    The 12 3/4% Debentures and the 14 1/2% Debentures require at least 30 days' prior notice of redemption to the holders thereof. Accordingly, the Company will deposit into escrow that portion of the proceeds of the Offering until such notice periods have expired and payment can be made.

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated short-term debt and consolidated capitalization of the Company and its subsidiaries as of September 30, 1993, and as adjusted to give effect to the application of the estimated net proceeds of the Offering and the other transactions contemplated hereby as described under "Use of Proceeds." The table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                         SEPTEMBER 30, 1993
                                                    -----------------------------
                                                    HISTORICAL      AS ADJUSTED
                                                    -----------   ---------------
                                                       (DOLLARS IN THOUSANDS)
Cash..............................................  $    31,844   $    10,889(1)
                                                    -----------   ---------------
                                                    -----------   ---------------
Debt:
  Great Dane term loan payable....................  $    22,536   $         0(2)
  Great Dane revolving credit line................       24,583             0(2)
  Partnership term loan payable...................       24,000             0(2)
  Economic Development term loan..................       11,036             0(2)
  Equipment term loan.............................        6,000             0(2)
  SCSM credit line................................        5,000             0(2)
  Other debt......................................        6,481             0(2)
  New Credit Facility--Term.......................            0        60,000(3)
                   --Revolver.....................            0        34,776(3)
  Notes...........................................            0       225,000(4)
  Senior Notes....................................       30,000             0(2)
  12 3/4% Senior Subordinated Debentures (net of
   unamortized discount)..........................      120,597             0(2)
  14 1/2% Subordinated Discount Debentures (net of
   unamortized discount)..........................       54,773        27,994(5)
                                                    -----------   ---------------
                                                        305,006       347,770
Minority Interest.................................       40,361             0(6)
Shareholders' Deficit:
  Common Stock, par value $0.01...................           90            90
  Additional paid-in capital......................       14,910        14,910
  Retained-earnings deficit.......................      (39,509)      (46,440)(7)
  Notes receivable from shareholders..............         (625)         (625)
  Amounts paid in excess of Motors' net assets....     (127,748)     (127,748)
  Unrealized appreciation on Insurance
   Subsidiary's investments in equity
   securities.....................................          271           271
                                                    -----------   ---------------
                                                       (152,611)     (159,542)
                                                    -----------   ---------------
Total Capitalization..............................  $   192,756   $   188,228
                                                    -----------   ---------------
                                                    -----------   ---------------

- --------------
(1)   Reflects the use of Company cash in connection with the refinancing.
(2)   Reflects the repayment of outstanding indebtedness of the Company.
(3)   Reflects the borrowing under the New Credit Facility.
(4)   Reflects the sale of the Notes.
(5)   Reflects  the  repurchase  of  $30 million  principal  amount  of  14 1/2%
      Debentures at par value and adjustment of the related debt discount.
(6)   Reflects redemption  of minority  interest in  Checker L.P.  and SCSM  and assumes an agreement is reached with the Conservator. See "Business--Legal
      Proceedings--Executive Life Litigation."
(7)   The  charge  to retained-earnings  deficit  results from  an extraordinary charge to earnings from:
Write off debt discount on 12 3/4% Debentures............................  $ (11,443)
Write off debt discount on 14 1/2% Debentures............................     (3,221)
Premium paid on repurchase of 12 3/4% Debentures.........................     (4,198)
Gain on retirement of minority interest..................................      8,361
Tax effect of above adjustments..........................................      3,570
                                                                           ---------
Charge to historical retained-earnings deficit...........................  $  (6,931)
                                                                           ---------
                                                                           ---------

                                  THE COMPANY

    ICC is a holding company which, in 1989, purchased all of the outstanding common stock of Motors (which is the general partner of and has the controlling interest in Checker L.P.). Through its subsidiaries, the Company is engaged in four major lines of business. Through Great Dane, the Company manufactures truck trailers for the over-the-road tractor trailer long and short haul market and containers and chassis for intermodal shipping. Motors and its 90%-owned subsidiary, SCSM, are major manufacturers of sheet metal stampings for automotive and light truck and van components and subassemblies, primarily for General Motors Corporation. The Company, through Yellow Cab, is currently the largest owner of taxicabs and provider of taxi-related services in Chicago, Illinois. American Country Insurance Company, a subsidiary of Checker L.P., underwrites property and casualty insurance, including taxicab insurance, workers' compensation and other commercial and personal lines.

    Simultaneously with the consummation of this Offering and the initial borrowings under the New Credit Facility and, assuming an agreement is reached with the Conservator, the Company will redeem the minority interest in Checker L.P. and SCSM. See "Use of Proceeds" and "Business-Legal Proceedings-Executive Life Litigation."

    The Company was incorporated in 1959 under the laws of the State of Florida. The Company currently maintains its principal executive offices at Checker L.P.'s facility at 2016 North Pitcher Street, Kalamazoo, Michigan 49007 and its phone number is (616) 343-6121.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated financial data derived from the audited consolidated financial statements of International Controls Corp. and subsidiaries for the five years ended December 31, 1992. The selected consolidated financial data for the nine-month periods ended September 30, 1992 and 1993 were derived from the unaudited financial statements of the Company, which reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The operating results for the nine months ended September 30, 1993 are not necessarily indicative of the operating results for the full year. The following financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                          NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                  -----------------------------------------------------  --------------------
                                   1988(1)     1989       1990       1991       1992       1992       1993
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues........................  $ 148,813  $ 738,387  $ 693,211  $ 555,266  $ 716,733  $ 528,602  $ 660,995
Cost of Revenues................    112,462    624,138    584,680    480,543    610,870    450,499    566,759
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross Profit....................     36,351    114,249    108,531     74,723    105,863     78,103     94,236
Selling, General and
 Administrative Expense.........     17,452     75,390     77,597     72,032     76,877     56,887     61,138
Plant Restructuring Costs.......         --         --      7,500         --         --         --         --
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from Operations..........     18,899     38,859     23,434      2,691     28,986     21,216     33,098
Interest Expense................     (2,807)   (57,879)   (61,596)   (47,425)   (42,726)   (32,253)   (31,400)
Interest Income.................      4,780     15,494     14,696     11,634      8,895      6,739      5,652
Other Income (Expense)..........      4,976      4,704       (941)    (1,078)    (2,023)    (2,145)       (26)
Special Charge(2)...............         --         --         --         --         --         --     (7,500)
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Before Minority
 Equity, Income Taxes,
 Extraordinary Items and
 Accounting Changes.............     25,848      1,178    (24,407)   (34,178)    (6,868)    (6,443)      (176)
Minority Equity.................    (11,889)    (2,424)    (2,296)     1,931         --         --         --
Extraordinary Items(3)..........     (1,862)     4,799     27,749     31,188         --         --         --
Accounting Changes(4)...........         --         --         --         --         --         --    (46,626)
Income Tax Benefit (Expense)....        225       (610)     6,429      5,241       (687)      (644)       246
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (Loss)...............  $  12,322  $   2,943  $   7,475  $   4,182  $  (7,555) $  (7,087) $ (46,556)
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Depreciation and Amortization
 Expenses(5)....................  $  11,931  $  48,149  $  49,791  $  26,401  $  26,506  $  19,887  $  20,767
EBITDA(6).......................     38,971     80,200     61,940     38,304     60,889     44,607     50,761
Ratio of EBITDA to Cash Interest
 Expense(7).....................       32.7x       2.6x       1.7x       0.8x       1.5x        --        1.7x
Ratio of Earnings to Fixed
 Charges(8).....................       10.2x       1.0x       0.6x       0.3x       0.8x        --        1.0x

                                                      DECEMBER 31,                          SEPTEMBER 30,
                                  -----------------------------------------------------  --------------------
                                   1988(1)     1989       1990       1991       1992       1992       1993
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working Capital.................  $  12,137  $  68,829  $  81,111  $  48,559  $  51,091  $  45,844  $  53,970
Property, Plant and Equipment --
 Net............................     27,734    134,691    133,116    125,681    119,492    120,818    125,605
Total Assets....................    130,105    533,448    530,776    469,691    493,763    472,403    500,639
Long-Term Debt (Including
 Current Maturities)............      9,149    405,167    376,692    312,324    305,368    301,824    300,006
Shareholders' Equity
 (Deficit)......................      9,443   (111,799)  (104,745)   (98,374)  (106,296)  (105,249)  (152,611)

- ------------------
(1) Amounts shown for 1988 are based on the consolidated financial statements of Checker Motors Corporation. See Note A to Notes to Consolidated Financial Statements--December 31, 1992.

 (2) Represents  management's  estimate,  as  of  September  30,  1993,  of  the potential cost to the Company of the Boeing litigation. See "Business--Legal Proceedings--Boeing Litigation" and Note F to Notes to Consolidated Financial Statements--September 30, 1993.
 (3) Extraordinary items in all years relate to the gain or loss on the repurchase of indebtedness. See Notes to Consolidated Financial Statements--December 31, 1992.
 (4) The Accounting changes represent the cumulative effect of a change in accounting principle as a result of the adoption, as of January 1, 1993, of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." See Note E to Notes to Consolidated Financial Statements--September 30, 1993.
 (5) Depreciation and amortization expenses include (dollars in thousands):

                                                                                              NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                    -------------------------------------------------------  --------------------
                                      1988(1)      1989       1990       1991       1992       1992       1993
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------
Depreciation and amortization.....   $  10,316   $  18,186  $  20,784  $  20,931  $  21,054  $  15,640  $  17,192
Amortization of cost in excess of
 net assets acquired..............          --       1,252      1,250      1,250      1,250        938        937
Amortization of debt discount.....       1,615      26,638     24,690      1,045      1,181        869      1,010
Amortization of debt expense......          --         368        350        299        294        221        220
Other amortization................          --       1,705      2,717      2,876      2,727      2,219      1,408
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                     $  11,931   $  48,149  $  49,791  $  26,401  $  26,506  $  19,887  $  20,767
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------

 (6) EBITDA represents income from operations before deducting interest, income taxes, depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations and should not be considered as a substitute for net income as an indicator of the Company's operating performance or for cash flow as a measure of liquidity.

 (7) Interest expense includes (dollars in thousands):

                                                                                              NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                    -------------------------------------------------------  --------------------
                                      1988(1)      1989       1990       1991       1992       1992       1993
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------
Cash Interest expense.............   $   1,192   $  30,873  $  36,556  $  46,081  $  41,251  $  31,163  $  30,170
Amortization of debt discount.....       1,615      26,638     24,690      1,045      1,181        869      1,010
Amortization of debt expense......          --         368        350        299        294        221        220
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------
Interest Expense..................   $   2,807   $  57,879  $  61,596  $  47,425  $  42,726  $  32,253  $  31,400
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                    -----------  ---------  ---------  ---------  ---------  ---------  ---------

 (8) For  purposes  of  calculating  the ratio  of  earnings  to  fixed charges, earnings consist of income before minority equity, income taxes, extraordinary items, accounting changes and fixed charges. Fixed charges consist of (i) interest, (ii) amortization of debt discount and expense, and (iii) that portion of operating lease rental expense which is representative of the interest factor (deemed by management to be one-third of rental expense). The Company's earnings were insufficient to cover fixed charges by (in thousands) $24,407, $34,178, $6,868 and $176 for the years ended December 31, 1990, 1991 and 1992, and the nine months ended September 30, 1993, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL.

    In January 1989, the Company purchased all of the outstanding common stock of Motors, the general partner of Checker L.P., for a purchase price of $138.8 million (the "Checker Acquisition"). Immediately thereafter, four of the five former shareholders of Motors purchased, through Holding, all of the outstanding common stock of the Company for $45 million. Holding was created solely for the purpose of acquiring the stock of the Company and was subsequently merged into the Company. Holding was capitalized with an equity contribution of $15 million and loans aggregating $30 million from the former Motors shareholders. The Holding Buyout has been accounted for as if Motors had acquired the Company (a "reverse acquisition"), since there has been no significant change in control of Motors.

    Under generally accepted accounting principles for reverse acquisitions, the net assets of Motors acquired in the Checker Acquisition could not be revalued to estimated fair value. Accordingly, the $127.7 million excess of the amount paid over the historical book value of Motors' net assets has been accounted for as a separate component reducing shareholders' equity and is not subject to amortization.

    In August 1989, Motors acquired all of the outstanding common stock of SCSM for a purchase price of $19.9 million (including expenses of $0.3 million) in cash for SCSM's stock and $4 million in cash for a noncompete agreement. The acquisition was funded with proceeds from a new bank loan. In connection with the acquisition, Motors also assumed, and Checker L.P. guaranteed, $12.7 million of the seller's obligation to the State of West Virginia. In addition, both Motors and Checker L.P. guaranteed loans aggregating $5.6 million made by the State of West Virginia and Volkswagen of America, Inc., to SCSM.

RESULTS OF OPERATIONS.
NINE MONTHS ENDED SEPTEMBER 30, 1993 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1992:

    Revenues increased $132.4 million during the nine months ended September 30, 1993, as compared to the same period of 1992. The higher revenues are principally attributed to higher trailer manufacturing revenues ($119.4 million), primarily associated with sales of containers and chassis which were introduced in late 1992 (and are principally sold to one customer) and a higher volume of trailer sales. Automotive products revenues increased $12.3 million during the nine months ended September 30, 1993, as compared to the same period in 1992. General increases in volumes to accommodate automotive customers' demands were the principal reason for the revenue increases.

    The Company's operating profit (gross profit less selling, general and administrative expenses) increased $11.9 million in the 1993 period compared to the 1992 period. This increase is attributed to an increase of trailer manufacturing operating profits ($9.6 million) and an increase of automotive products operating profits ($4.4 million), both of which were principally due to higher volumes of sales. These increases were offset by lower vehicular and insurance operations operating profits.

    Although the Boeing litigation was not concluded, as a result of increased activity during the nine months ended September 30, 1993, the Company recorded a $7.5 million pre-tax special charge which represented management's estimate of the potential cost to the Company if it were determined that the Company was liable.

    Other expense decreased $2.1 million principally as a result of income from the settlement of a dispute in 1993.

    Income tax expense is higher for financial statement purposes than would be computed if the statutory rate were used because of state income taxes as well as the impact of the reporting of certain income and expense items in the financial statements which are not taxable or deductible for income tax purposes.

1992 COMPARED TO 1991:

    During 1992, revenues increased $161.5 million and gross profit increased $31.1 million as compared to 1991. The truck trailer manufacturing and the automotive products segment operations were positively impacted by increased demand for their products. Truck trailer manufacturing revenues increased to $136.1 million as compared to 1991, primarily resulting from a higher volume of truck trailer sales. Automotive products revenues increased $28.2 million as compared to 1991. Increased production of the General Motors Blazer and Suburban models and crew cab products for the 1993 model year and other general increases in volumes to accommodate automotive customers' demands were partly offset by a $6.1 million decrease in revenues associated with the coordination of tooling programs for GM. Vehicular operations revenues decreased $2.5 million as compared to 1991. The decrease in revenues is principally attributed to a continuing downturn in taxicab leasing in the City of Chicago, as well as a decrease in the number of cabs available for lease from Yellow Cab as a result of the settlement agreement reached with the City of Chicago in 1988. The negative trend to revenue changes for this segment could continue if the economic environment does not improve and if the segment is not successful in continuing to develop new sources of revenue as the settlement agreement requires the tendering of 100 additional licenses to the City of Chicago in each of the next five years.

    The factors impacting sales, as discussed previously, had the effect of increasing the Company's 1992 operating profit by $26.3 million as compared to 1991. Truck trailer manufacturing operating profit increased by $10.5 million as compared to 1991. This increase is principally due to higher volumes, partly offset by higher selling, general and administrative expenses ("S G & A"). Higher volumes were also the principal reason for an increase of $15.9 million of automotive products operating profits as compared to 1991. Automotive products operations' S G & A expenses were only slightly higher in 1992 as compared to 1991. Vehicular operations operating profits decreased $1.4 million in 1992 compared to 1991 due to lower revenues. While efforts were made to reduce vehicular operations' operating costs through the combination of the two taxicab operations in late 1991, the decrease in revenues previously discussed was not fully offset by decreased operating and sales, general and administrative costs.

    S G & A expenses were $4.9 million higher in 1992 as compared to 1991, but as a percentage of sales, S G & A expense is 2.2 percentage points lower in 1992 as compared to 1991.

    Other expenses increased $0.9 million in 1992 as compared to 1991. Higher gains realized on investment transactions during 1992 compared to 1991 were offset by costs associated with Motors' debt financing in 1992 and lower gains on sale of assets in 1992 as compared to 1991.

    Interest expense was $4.7 million lower in 1992 than in 1991. The decrease can be attributed to lower interest rates during 1992 compared to 1991 as well as lower levels of debt outstanding during 1992 compared to 1991.

    There is no minority equity expense in 1992 because ELIC was placed into conservatorship in 1991 and, as a result, ELIC's interest in Checker L.P. and rights under the Amended and Restated Partnership Agreement dated March 5, 1986 between Checker L.P., as general partner, and ELIC, as a limited partner (the "Partnership Agreement"), became limited to the right to receive the balance of its capital account as of April 11, 1991 (see discussion below in the 1991 compared to 1990 section).

1991 COMPARED TO 1990:

    During 1991, revenues decreased $137.9 million and gross profit decreased $33.8 million as compared to 1990. The truck trailer manufacturing and the automotive products segment operations were adversely impacted by the economic recession. Truck trailer manufacturing revenues decreased by $91.3 million, primarily resulting from a lower volume of truck trailer sales. Automotive products revenues decreased $49 million, partly as a result of the completion of the tooling program for the General Motors Blazer and Suburban models and crew cabs for the 1992 model year ($33.4 million), with the balance of the decrease due to lower contract sales volumes due to the economic recession and lower sale prices to the major automotive products operations customer. Revenues derived by the Company from its vehicular operations were $1.5 million lower in 1991 compared to 1990. The decrease in revenues is principally due to the lower number of medallions owned in 1991. The revenue decreases were partly offset by an increase in insurance operations revenues ($3.9 million).

    The economic recession and the factors impacting sales as discussed previously had the effect of reducing the Company's 1991 operating profit (gross profit less selling, general and administrative expenses) by $20.7 million as compared to 1990. Lower truck trailer sales and lower truck trailer margins reduced truck trailer operating profit by $6.1 million. Lower volumes, completion of the GM tooling project and price concessions granted to the automotive operations' major customer resulted in lowering automotive operations operating profits by $13.9 million. Lower revenues and increased operating costs resulted in a decrease of the vehicular operations operating profit by $2.6 million. Insurance operations operating profits were adversely affected by higher losses and higher operating costs in 1991. These operating profit decreases were partly offset by lower corporate office costs ($3.7 million).

    Interest expense was $14.2 million lower in 1991 than in 1990. The decrease can be attributed to lower total indebtedness during 1991, as well as lower interest rates which occurred during 1991.

    On April 11, 1991, ELIC was placed in conservatorship. In accordance with the provisions of the Partnership Agreement, Checker L.P. continues, but ELIC's interest in the Partnership and rights under the Partnership Agreement are limited to the right to receive the balance of its capital account as calculated and on the terms set forth in the Partnership Agreement. For financial reporting purposes, partnership earnings had previously been allocated to ELIC's account based on book income and the minority equity amount was calculated accordingly (the "GAAP Capital Account Amount"). The Partnership Agreement, however, provides for allocations of partnership earnings to ELIC's capital account on a basis that differs from book income and calculation of the minority equity amount thereunder is to be made accordingly (the "Partnership Agreement Capital Account Amount"). Because the provisions of the Partnership Agreement require that ELIC's capital account be fixed and calculated as of April 11, 1991, minority equity for 1991 includes a $2.3 million credit representing the adjustment of ELIC's capital account from the GAAP Capital Account Amount as of April 11, 1991, to the Partnership Agreement Capital Account Amount as of the same date. ELIC is disputing Checker L.P.'s right to limit its rights under the Partnership Agreement. If ELIC is successful, this adjustment will be reversed.

    The extraordinary net gain of $31.2 million in 1991 resulted from the repurchase of $66.2 million face value ($58.7 million net carrying value) of the 14 1/2% Debentures at an average cost of 36% of face value and the repurchase of $7.6 million face value ($6.8 million net carrying value) of the 12 3/4% Debentures at an average cost of 40% of face value.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES.

    Available cash and cash equivalents, cash flow generated from operations ($44.1 million, $66.9 million, $12.4 million, $37.8 million and $25.2 million for the years ended December 31, 1988, 1989, 1990, 1991 and 1992, respectively), proceeds from borrowings and proceeds from disposal of assets have provided sufficient liquidity and capital resources for the Company to conduct its operations.

    Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The impact of adopting SFAS No. 106 was a charge to net income of $29.7 million (net of taxes of $16.5 million) which was recorded as a cumulative effect adjustment in the quarter ended March 31, 1993.

    The Company also adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. The impact of adopting SFAS No. 109 was a charge to net income of $16.9 million which was recorded as a cumulative effect adjustment in the quarter ended March 31, 1993.

    During the quarter ended March 31, 1993, the Company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts." Because of the type of insurance contracts Country provides, the adoption of this statement had no impact on earnings; however, it requires the disaggregation of various balance sheet accounts. For financial reporting purposes, the 1992 balance sheet and statement of cash flows have been restated as if SFAS No. 113 were adopted as of the beginning of the earliest period presented.

    While the adoption of the above SFAS's has a significant effect on the Company's financial position, it does not adversely affect liquidity and capital resources.

    The Company is a holding company and is, therefore, dependent on cash flow from its subsidiaries in order to meet its obligations.

    Purchases of property, plant and equipment have averaged approximately $18.5 million per year over the past three years and have been funded principally by cash flow generated from operations as well as proceeds from disposals of assets. Purchases of property, plant and equipment for 1994 are anticipated to be approximately $26.0 million and are expected to be funded principally by cash flow generated from operations.

    During the fourth quarter of 1993, the Company entered into a settlement of the Boeing litigation (see "Business--Legal Proceedings--Boeing Litigation"). It is anticipated that the settlement ($12.5 million over five years) will be paid by the Company through recoveries from insurance carriers, the sale of assets of certain of the subsidiaries, cash currently on hand and cash flow generated from operations. This settlement may result in a further adjustment (in the fourth quarter of 1993) to the special charge recorded in the second quarter of 1993.

    GM, a major customer of the Company's automotive products segment, is resorting to many measures, including obtaining significant price reductions from its suppliers, in an effort to reduce its operating costs. Management of the Company's automotive products segment is currently engaged in discussions with GM concerning future pricing of parts presently being manufactured. Automotive products segment management believes that it has adequately provided in its near-term financial plans for any price reductions which may result from its current discussions with GM. However, price reductions in excess of those anticipated could have a material adverse effect on the automotive products operations.

IMPACT OF INFLATION.

    Recently, due to competitive market conditions, the Company has been unable to factor all cost increases into selling prices for its products and services. The Company does not believe, however, that the impact of inflation affects the Company any more than it affects the Company's competitors.

                                    BUSINESS

GENERAL

    ICC is a holding company and its business is conducted by its operating subsidiaries. Through its subsidiaries, the Company is engaged in four major lines of business. Through Great Dane, the Company manufactures a full line of truck trailers for the over-the-road tractor trailer long and short haul market and containers and chassis for intermodal shipping. Checker L.P. and Motors' subsidiary, SCSM, are major manufacturers of sheet metal stampings for automotive and light truck and van components and subassemblies, primarily for GM. The Company, through Yellow Cab is currently the largest owner of taxicabs and provider of taxi-related services in Chicago, Illinois. Country underwrites property and casualty insurance, including taxicab insurance, workers' compensation and other commercial and personal lines.

TRUCK TRAILER MANUFACTURING OPERATIONS
INDUSTRY OVERVIEW

    The new truck trailer industry, with annual revenues of approximately $3.5 billion is highly cyclical and competitive. Truck trailer industry performance is closely tied to the state of the economy and the industry experienced a severe downturn in 1990 and 1991 due to the recession in the United States. Revenues recovered in 1992 due in large part to the general improvement in the U.S. economy and, to a lesser extent, new regulations in certain states permitting longer truck lengths, and the replacement of a large number of truck trailers sold in the mid-1980's. In addition, new truck trailers have traditionally had a seven-year replacement cycle, with the latest peak in 1988.

    Recently, the transportation industry began shifting toward intermodal railroad containers and chassis. "Intermodal" refers to the transition from one mode of transportation to another. Intermodal containers are designed to travel by rail, but once removed from the rail car the containers can be placed on a chassis for transportation to and from a rail yard. The emphasis on intermodal transportation is being led by J.B. Hunt, which is integrating rail and truck support of goods for its end customers on a more cost-effective basis. J.B. Hunt is converting its trailer fleet to intermodal containers and chassis and is expecting to have nearly 15,000 containers in operation by the end of 1994.

    The national truck trailer market is fragmented and competitive due to the relative ease of entrance (with the exception of the higher technology refrigerated trailers). There are approximately 180 companies in the truck trailer manufacturing industry. In 1993 the two largest companies, Great Dane and Wabash National Corporation, accounted for approximately 23% of the market and the ten largest companies accounted for approximately 60% of sales. The basis of competition in the truck trailer industry is quality, durability, price, warranties, service and relationships. Due in large part to the quality of its products and its strong distribution system, the Company believes that Great Dane has built sustainable competitive advantages in each of these important areas.

BUSINESS STRATEGIES

    During late 1991, Great Dane brought in new operating management to implement several important new strategies designed to position the Company to take advantage of both expected industry growth and the expansion of the intermodal market. Through a realignment of management, the corporate structure was reduced from nine levels to six and management accountabilities were more clearly defined. Great Dane explored product cost reduction programs to improve its competitive position and implemented management accountability within its branch operations (new truck trailer sales, used truck trailer sales, parts sales and service).

    During 1992, Great Dane, working in conjunction with J.B. Hunt, developed a new line of double stack intermodal containers and matching ultra lightweight chassis, which will allow its customers to take advantage of new double stack intermodal shipping methods, the most economical method of hauling freight over long distances. In connection with an approximately $125 million initial purchase order from J.B. Hunt for these new intermodal products, the Company installed new assembly lines in three existing factories and initiated production for the order during the first and second quarters of 1993, which will continue through 1994. Great Dane has recently received an additional order of approximately $47 million from J.B. Hunt. Although J.B. Hunt's requirements for these containers and chassis will level off, Great Dane believes that J.B. Hunt's success may lead other carriers to replace some or all of their trailers with containers and chassis. Great Dane has also manufactured reefer containers for a customer and believes it is well-positioned to take advantage of the new and growing intermodal market.

    During the next five years, Great Dane intends to seek to reduce costs and increase production capacity and flexibility through plant reconfiguration and consolidation, allocation of production between plants and certain key capital expenditures within its current plants to enable Great Dane to be equally efficient in filling large or small orders. Great Dane is also altering its manufacturing facilities to allow it to build either intermodal containers or trailers on the same assembly line. Great Dane believes that capital expenditures during 1994 and 1995 relating to this program will be approximately $11.3 million which will include a computer system upgrade. Great Dane believes that, to contain cost, for the short term, plant expansion and reconfiguration are preferable to the acquisition of new facilities. Cost reduction is critical if Great Dane is to maintain and increase its position in this very competitive market. Manufacturing flexibility, also, will be crucial to Great Dane's success in continuing to capture new container and chassis sales while at the same time continuing to grow its well-established truck trailer business.

    The Company believes that the development of high quality proprietary products will also be important to enable it to sustain its competitive position. To that end, Great Dane maintains a corporate engineering department consisting of 36 employees working on the development of new products. This research and development team strives to develop the most efficient method of producing the lightest weight and most cost effective trailer.

PRODUCTS

    GENERAL. Great Dane assembles and markets a full line of new trailer models, with four major trailer product lines and three other business units. The products include vans, reefers, platform trailers (flats) and containers and chassis. During 1992 and 1993, the sale of these products accounted for 79% and 82% of Great Dane's revenues, respectively. Great Dane's trailers and containers are assembled in sizes ranging from 28 to 57 feet with a variety of different materials, features and finishes to serve the entire spectrum of trailer users. Great Dane offers eleven versions of its various trailers and sells virtually all of these versions on a regular basis. In addition to this standard line of products, its flexible assembly operations enable the Company to customize products for its customers at premium prices, without substantially decreasing operational efficiencies.

    Set forth below is a description of Great Dane's share of the market for each segment of its truck trailer business, as well as the container and chassis market during 1993. All figures are based on estimated shipments.

                  PRODUCT TYPE                     GREAT DANE UNIT SALES   INDUSTRY UNIT SALES    GREAT DANE SHARE
- -------------------------------------------------  ----------------------  -------------------  ---------------------
Van..............................................            14,132                123,500                 11.4%
Refrigerated Van.................................             8,034                 20,800                 38.6%
Platform Trailer.................................             1,767                 15,600                 11.3%
Container and Chassis............................            10,301                 44,035                 23.4%
                                                            -------               --------                ---
    Total........................................            34,234                203,935                 16.8%
                                                            -------               --------
                                                            -------               --------

    VANS. Vans are enclosed trailers, used for predominantly dry freight. Great Dane offers the greatest variety of vans in the industry with four primary styles: sheet and post, aluminum plate, ThermaCube and Fiberglass Reinforced Plywood ("FRP"). Great Dane sells vans primarily to for-hire truckload carriers, private carriers and leasing companies.

    Great Dane's highest volume van product is the sheet and post van. These trailers haul general non-refrigerated freight. The Company's models offer premium features to improve their appearance, durability and resale value when compared to competitors' models.

    Great Dane's aluminum plate vans were developed in late 1991. These vans are made primarily of aluminum and, with no liners, offer significantly more interior space than sheet and post vans. The plate version is considered a premium product and, due to the current low price of aluminum, Great Dane is able to produce a plate van as a cost efficient alternative to the sheet and post van.

    Great Dane's unique ThermaCube van was developed and brought to market in late 1990. The ThermaCube van currently uses a proprietary technology licensed to Great Dane by Graaff KG ("Graaff"), a German limited partnership. Since it has completed the maximum royalty payment under its agreement with Graaff, Great Dane's current and future usage of this technology for trailers is royalty free. ThermaCube is a single panel consisting of two thin skins of aluminum or other suitable material with high density foam separating and bonding them into a single panel. ThermaCube vans are lightweight and offer superior width, space, strength and thermal properties. These vans are difficult to damage, but when damaged, the cost of repair exceeds that for sheet and post vans. Great Dane is working to reduce both the cost of manufacture and the cost of repair for the ThermaCube van.

    FRP vans account for only a small percentage of Great Dane's van sales. They offer increased inside width, but are 300 pounds heavier than sheet and post vans, resulting in a durability that accounts for their continued sale almost exclusively in large metropolitan areas.

    REEFERS. Great Dane's reefers are specialized products that command premium pricing. The Company believes that it is the largest supplier of reefers in the industry and the only company to offer more than one type of reefer. Great Dane currently sells three types of reefers: Classic (either aluminum or stainless steel), Superseal and ThermaCube. Classic trailers are sold either with an aluminum or stainless steel construction.

    The Classic reefer, which is made from aluminum or steel, is essentially a sheet and post reefer and is the workhorse of the line. It is particularly suitable for the food distribution market because it has been engineered to accept numerous structural modifications (such as side doors and multi-temperature refrigeration compartments). Classic reefers are sold primarily to private carriers and truck leasing companies.

    The Superseal reefer, a product line purchased by Great Dane in late 1988, is Great Dane's lightweight, lower-priced trailer priced competitively against major reefer competition. The product offers fewer options than the Classic reefer and is most popular with for-hire carriers. Since its purchase by Great Dane, its market share has steadily increased due to product improvements and the use of Great Dane's national distribution network.

    Great Dane believes the ThermaCube reefer is the most efficient, technologically advanced reefer offered. It offers the best thermal efficiency in the industry, large cubic capacity, inside width and side wall strength. Since its introduction in the late 1980s, its share of the market has also steadily increased. It is the flagship of two of the largest reefer carriers in the U.S. and it is gaining popularity among medium-sized carriers.

    Great Dane is currently developing a new floor for its truck trailers, initially intended for the ThermaCube and certain Classic reefers, which will eliminate wood components, thereby increasing the life of the floor and simplifying the manufacturing process. The floor will allow Great Dane to increase capacity and reduce the cost of the ThermaCube reefers.

    PLATFORM TRAILERS (FLATS). Platform trailers, which are flat beds or open deck trailers, constitute a smaller portion of Great Dane's sales. Great Dane offers a full line of platform trailers, consisting of drop frame, extendible, curtained and straight frame trailers. Drop frame flats are designed for heavy duty hauling where low deck heights are required. Extendible flats are used for self-supporting loads (i.e., pre-stressed concrete). Curtainside flats are used where side loading and cover is required. The primary customers for Great Dane's platform trailers are for-hire material haulers, which would include steel haulers, pre-stressed concrete carriers and builders. Great Dane is developing and testing a new line of ultra lightweight flatbeds intended to increase substantially its market share.

    CONTAINERS AND CHASSIS. Recently, the transportation industry, led by J.B. Hunt, one of the largest truck load carriers in the United States, began shifting toward intermodal transport and the Company expects this market to provide the greatest opportunity for growth in the future. This mode of transport uses a hub and spoke transportation strategy of short hauling to and from rail yards with trucks and long hauling by rail. In conjunction with this shift toward intermodal transport, Great Dane's engineers developed a specialized railroad container and chassis which allows the trucking company to haul containerized loads which are similar in size and weight to conventional trailers. These containers, which are currently being produced for J.B. Hunt, use either aluminum plate or the sandwich panel technology licensed from Graaff and Great Dane's unique composite wall construction to offer greater inside width, higher cubic capacity, lighter weight and greater strength than can be obtained by conventional sheet and post construction. Further, the containers are 500 to 1,000 pounds lighter and the chassis are 1,000 to 1,500 pounds lighter than similar products now in use.

    The   containers  and  chassis   are  designed  by   Great  Dane,  utilizing
computer-aided techniques ("CAD") to minimize weight and maximize strength. During 1993 the Company was the first to produce a line of refrigerated containers and sold approximately 500 units to five customers. The use of the reefer container and double stack intermodal applications is an emerging market. The Company also expects to produce and sell limited quantities of conventional sheet and post containers during 1994. Great Dane is expecting to produce, for J.B. Hunt and others, a total of 4,058 containers and a total of 4,881 chassis in 1994.

SERVICES

    GENERAL. Great Dane's business includes a parts sales operation, sales of used trailers acquired mainly in trade-in transactions, and retail services (including repair and maintenance) which enable it to be a full service provider. The parts and service operations are less sensitive to the economic environment and tend to produce higher margins thereby increasing profits and mitigating the impact of the cyclical product lines.

    PARTS SALES. Sales of replacement parts and accessories are an important source of higher margin revenues, and provide a value-added service to attract and maintain Great Dane's client base. Service parts are marketed through 51 full-line dealers, 19 parts-only dealers and the 17 Great Dane-owned branch operations. Dealers and branches in turn sell parts either over-the-counter or through their respective service and repair operations. Gross profits from parts sales during 1992 and 1993 were $17,691,000 and $19,662,000, respectively.

    USED TRAILERS. To be competitive in the sale of new trailers, it is often necessary to accept used trailers in trade. Larger branches maintain used trailer managers responsible for trade-in appraisals and sales of used trailers. Some sales are accomplished directly by the national Used Trailer Manager with a majority of sales by the branch commissioned salesmen. Gross profits for used trailer sales during 1992 and 1993 were $2,449,000 and $3,093,000, respectively.

    RETAIL SERVICES. Great Dane owns and operates 17 full-service retail branches, which also maintain a shop or service operation. Service shops provide warranty support to Great Dane customers and sell maintenance or repair services for both Great Dane trailers and competitive trailers. Gross profit from service sales during 1992 and 1993 were $7,899,000 and $8,741,000, respectively.

    The chart below sets forth the percentage of Great Dane's total sales and gross profit represented by each product or service category.

                                                                                             % OF               % OF GROSS
                                                                                            SALES                PROFITS
                                                                                     --------------------  --------------------
                            PRODUCT OR SERVICE CATEGORY                                1992       1993       1992       1993
- -----------------------------------------------------------------------------------  ---------  ---------  ---------  ---------
New truck trailers and containers and chassis......................................       79.5       82.5       59.2       63.5
Parts Sales........................................................................       10.9        9.1       25.1       22.1
Used Trailers......................................................................        6.6        6.0        3.5        3.5
Retail Services....................................................................        2.7        2.2       11.2        9.8

MARKETING, DISTRIBUTION AND SALES

    Great Dane's marketing strategy is to provide high quality trailers tailored to the needs of truckload for-hire carriers, leasing companies and medium-sized less than truck load ("LTL") carriers and to provide the support services to satisfy and maintain its customer base. Great Dane uses a "grass roots" approach to sell its products whereby it attempts to solicit every potential customer in a given territory. This approach affords Great Dane access to less price sensitive, smaller customers. At the same time, in order to attract a broad customer base, Great Dane believes it offers the largest line of trailers in the industry and works closely with its customers to tailor its products to their specific requests. According to an independent survey of customers, Great Dane is the preferred choice of manufacturers for reefers and dry freight vans.

    Great Dane's target markets consist of: for-hire carriers (all except the largest LTL carriers), private carriers (grocery, food service, manufacturing and all other companies) and leasing companies (Ryder, Penske, Rollins, XTRA, Ruan and numerous smaller companies). Great Dane provides full service to its customers through what it believes to be the leading national trailer distribution network in the industry. With the exception of a small percentage of used trailer sales, all sales take place through Great Dane's distribution system. Sales and distribution functions are implemented through 17 Company-owned branches (accounting for 51% of unit sales excluding J.B. Hunt) and 51 independent dealers throughout the United States, Canada and Mexico (accounting for 49% of unit sales excluding J.B. Hunt).

    Great Dane has a total of 169 sales representatives (approximately 126 in dealerships and 43 in its branches) who actively solicit orders. Virtually all of Great Dane's sales are made to order. Great Dane's five district managers coordinate and provide sales support to Great Dane's dealers. Great Dane's Executive Vice President of Sales oversees and coordinates the sales effort and Great Dane's top management participates in the selling efforts to most major accounts. The Company's sales force is compensated and given incentives to meet both revenue and profitability targets. Dealers are given incentive compensation based on exceeding revenue targets set with district managers at the beginning of the year.

    Since many trucking companies are located in the Southeastern U.S., Great Dane has concentrated its branch operations in that region. To increase its market share and broaden its presence, Great Dane has increased its sales efforts across the United States and into Canada and Mexico, through the use of independent dealers.

    Great Dane participates in its dealers' floor plan financing. Since virtually all of Great Dane's products are made to order, however, dealers and branches maintain very little inventory. Under an agreement with Associates Corporation of North America ("Associates"), Associates has the right of first refusal to finance Great Dane's retail customers until the last quarter of 1996 and Great Dane has guaranteed 50% of Associates' losses if a trailer is repossessed. Great Dane has not experienced any material losses under this agreement.

    Great Dane provides five year warranties to its customers. As evidence of the high quality of its products, Great Dane estimates its warranty costs are only 0.9% of its sale price.

    Great Dane maintains parts distribution facilities in each of Savannah, Georgia; Memphis, Tennessee; Indianapolis, Indiana; and Sparks, Nevada. Distribution centers carry inventory and distribute parts to dealers and branches and sell parts at retail. A small retail parts operation is also maintained in Little Rock, Arkansas to support particular customers in that area. Parts are delivered to dealers and branches from the distribution centers or directly from vendors. Three traveling regional parts managers sell parts to and implement retail programs through the independent dealer organization.

MANUFACTURING AND OPERATIONS

    MANUFACTURING. Great Dane's four manufacturing facilities, located in Savannah, Georgia; Memphis, Tennessee; Wayne, Nebraska; and Brazil, Indiana, are designed to provide efficient assembly line manufacturing of its products. Great Dane runs two 8-10 hour shifts in each of its plants which it believes is the most cost-effective manufacturing method. Great Dane's manufacturing operations are characterized by a high engineering content and assembly lines that allow Great Dane to customize almost every trailer in a cost-efficient manner. In its manufacturing process, Great Dane stresses both the design and quality of its products.

    Great Dane exercises strict quality control by screening suppliers, and conducting inspections throughout the production line. Great Dane is implementing a total quality management program that endorses employee involvement, empowerment and continuous improvement.

    RESEARCH AND DEVELOPMENT. Great Dane makes extensive use of CAD technology with local area PC networks supporting production engineering. Through complex three-dimensional computer modeling of product options and structures, design and production engineers generate solutions which are placed on drawings and electronically downloaded to generate instructions for plant floor automated machine tools. Using this technology, Great Dane continually innovates, improves its products, and streamlines the manufacturing process. Great Dane is the only manufacturer with its own on-site road simulation testing equipment and all new products must pass strenuous road simulation test procedures. This equipment allows Great Dane to accelerate significantly its development programs and assures reliable, high-quality products. Great Dane currently employs a corporate engineering department with 36 employees, which is higher than the industry average.

    SUPPLIES AND RAW MATERIALS. Purchased materials represent approximately 80% of trailer direct cost of goods sold. Great Dane purchases a variety of raw materials and sub-assemblies from various vendors with short-term contracts. Due to the high content of materials and supplies, Great Dane emphasizes its materials acquisition and has centralized its purchases. Aluminum, wood, tires and steel account for a significant portion of raw material costs. The Company has not experienced and has no reason to believe it will experience major shortages in these materials, but prices for these materials have fluctuated. To minimize price fluctuation, Great Dane generally orders aluminum in advance to cover its backlog.

    Just-in-time inventory ("JIT") systems are used to order components and certain raw materials several weeks in advance for weekly and daily deliveries. Due to use of JIT, manufacturing raw materials inventory turns 11.5 times annually.

    ENVIRONMENTAL. Certain of Great Dane's manufacturing processes involve the emission of chlorofluorocarbons, but Great Dane is changing that process to comply with new regulations and does not believe that this change will have a material adverse effect on its operations. The manufacturing process does not require a large quantity of any material classified as hazardous.

    Great Dane is involved in a small number of environmental matters. In all cases, management believes that the expenses associated with Great Dane's involvement are not material.

BACKLOG

    Truck trailer and container backlog at December 31, 1993 and December 31, 1992 was approximately $365 million and $259 million, respectively. Great Dane's backlog of truck trailer orders was approximately $70 million at December 31, 1991. The significant increase during 1992 is attributed to container and chassis orders. The increase during 1993 is attributed to improving business conditions.

PATENTS, LICENSES AND TRADEMARKS

    The Company believes its "Great Dane" trademark, which identifies all of its products, to be of value and to contribute significantly to the wide acceptance of its product.

AUTOMOTIVE PRODUCTS OPERATIONS
OVERVIEW

    Through Checker L.P. and SCSM, the Company operates two automotive parts stamping facilities, one in Kalamazoo, Michigan and a larger, more modern facility, in South Charleston, West Virginia, which was acquired in 1989 through the purchase of SCSM. These facilities fabricate various sheet metal components and subassemblies, primarily truck and van components, including tailgates, fenders, cowl panels, pickup box panels, wheelhouse panels, doors, hoods and roofs. They also supply several parts for GM's and Ford's service parts organizations as well as body parts for Freightliner. Presently, approximately 96% of the Company's automotive products revenues are generated through sales to GM, with the balance represented principally by sales to Chrysler, Ford and Freightliner. The Company has also received a letter of intent from Mercedes-Benz for products that, subject to the execution of final documentation, are currently scheduled for shipment commencing in 1997. Although Checker L.P. and SCSM manufacture certain components which are used in passenger car applications, the major portion of their products are incorporated into light truck and van applications. Although these tend to be lower volume products, light trucks and vans also tend to be subject to less frequent design changes and longer model lives. The automotive products operations generated approximately 14% of the Company's revenues and 18% of gross profits for the nine months ended September 30, 1993.

PRODUCTION

    SCSM currently processes 8000 tons of steel per month (from domestic suppliers) for 400 part numbers and currently ships between 45,000 and 50,000 pieces per day to its customers from 940 dies. SCSM produces approximately 150 products at an over 900,000 square foot modernized facility. Its principal products include tailgate and liftgate assemblies, door assemblies, hood assemblies, fender assemblies, wheelhouses, pillars, back panels, floor panels, deck lids, body side panels, roof outer panels and related parts, mainly for the van and truck segment of the automotive industry.

    SCSM currently utilizes approximately 55% of its production capacity in terms of equipment load. Volume fluctuations are managed by use of overtime and temporary manpower. Management is actively pursuing new long-term commitments to utilize SCSM's high volume capacity. SCSM, unlike certain of its smaller competitors, has the equipment and versatility to produce virtually any automotive stamping product, carrying out substantially all phases of a project under one roof.

    The major portion of tooling design, build and prototype is performed by selected suppliers under close direction of SCSM. Die maintenance and engineering changes are completed in SCSM's own 60,000 square foot die room facility which houses approximately 60 tool and die makers. The tool room handles all die maintenance and engineering changes in-house, including all serious die trouble such as major breaks.

    Checker L.P.'s Kalamazoo facility, as a just-in-time deliverer to its customers, also fabricates and assembles automotive products for those jobs whose end product must be delivered in the surrounding Midwest region, since transportation is a growing cost in this industry.

    Shipments of customer orders from both facilities are made on a daily or weekly basis as required by the customer. GM provides an estimated 13 week forecast for material and fabrication planning purposes. Nevertheless, changes in production by the customer may be reflected in increases or decreases of these forecasts.

CUSTOMERS

    SCSM and Checker L.P. are committed to customer satisfaction by producing parts and providing the necessary support systems to assure conformity to customer requirements. As evidence of its success in these areas, SCSM holds GM's "Mark of Excellence" Award and Chrysler's "Quality of Excellence" designation.

    Currently, this segment's major automotive customer is GM which accounts for approximately 96% of production. It supplies parts for the following models:
Suburban, Blazer, Crew Cab, Astro Van, and Extended Cab. The Company has been advised that GM plans to begin production of a four-door version of the Blazer. SCSM has supplied the roof module for the two-door model for two years and is expecting to continue as GM's supplier for the four-door version.

    In recent years, GM has resorted to many measures in an effort to reduce its operating costs, including attempts to negotiate significant price reductions from its suppliers. In recent discussions with GM, SCSM has, for instance, lowered its pricing by 5% on certain jobs for 1994 as compared to 1993.

    SCSM and Checker L.P. continue their efforts to diversify their customer base. SCSM currently supplies sheet metal stampings to Freightliner for certain of its truck bodies and management anticipates that its relationship with Freightliner will grow. SCSM also produces parts for Saturn Corporation's station wagon, rocker panels for Ford's new Mustang, and various parts for Chrysler. In addition, SCSM has signed a letter of intent with Mercedes-Benz to produce parts for its new sport utility vehicle. The Company is currently discussing with the State of West Virginia the possibility of obtaining funding, at subsidized rates, for approximately $8 million of equipment and tooling required if this contract is finalized. Preparation for production is expected to start in the spring of 1994 and the first job out of assembly is scheduled for 1997.

COMPETITION

    The fabrication business is highly competitive and SCSM and Checker L.P. compete with numerous other industrial manufacturers, as well as with the in-house capabilities of its customers (I.E., GM). The failure to obtain future orders from GM could have a material adverse impact on SCSM and/or Checker L.P. despite the fact that the Company is expanding its customer base. The automotive products industry is experiencing increased pricing pressure from GM which is continuing its aggressive measures to reduce its operating costs, including obtaining significant price reductions from suppliers. Although opportunities for new business may arise as a result of GM's pressure on other suppliers and the Company believes that it has adequately provided for any price reductions which may result from discussions with GM in near-term financial plans, future earnings of the automotive products operations may be materially adversely affected by additional price reductions requested or required by GM.

VEHICULAR OPERATIONS
OVERVIEW

    The Yellow Cab Company division of Checker L.P., which generated approximately 5% of the Company's revenues and 9% of the Company's gross profits for the nine months ended September 30, 1993, is the largest taxicab fleet owner in the City of Chicago and as of February 1, 1994, owned approximately 2,370 of the roughly 5,400 taxicab licenses ("licenses" or "medallions") available in Chicago. Yellow Cab leases its medallions and its owned vehicles to independent, non-employee taxi operators pursuant to two programs: the owner-operator program and the daily lease program. Checker L.P. and affiliated entities also provide a variety of other services to taxi drivers and non-affiliated medallion holders, including insurance coverage, repair and maintenance services, and installment-sale financing of vehicles sold by Yellow Cab to independent license holders.

    Prior to a merger on October 1, 1991, the operations of Yellow Cab had been conducted by two separate divisions within Checker L.P.: Checker Taxi Company ("Taxi") and Yellow Cab Company ("Old Yellow Cab"). Except where specifically noted below, the following business description of Yellow Cab refers to post-merger organization and operations.

THE OWNER-OPERATOR AND DAILY LEASE PROGRAMS

    In 1982, the Company implemented its owner-operator program pursuant to which an independent, non-employee taxi operator leases a license and vehicle, generally for a five-year period, with an option to purchase the vehicle beginning at the end of the second year. During the lease term, Yellow Cab receives, in advance, a weekly lease payment for the vehicle as well as a flat weekly fee to cover the use of Yellow Cab's license as well as other services provided by Yellow Cab and its affiliates, including use of its colors and tradename, liability insurance coverage, and radio dispatch, repair and maintenance services. Most also purchase the required collision insurance from Country. See "Business-Insurance Operations."

    Despite the name of the Yellow Cab "owner-operator program," taxi drivers participating in the program do not take ownership of the vehicles, unless they exercise their option to purchase the vehicle at the end of the initial lease term. Nevertheless, independent operators take responsibility for the maintenance and storage of their vehicles and are responsible for compliance with all City of Chicago and Yellow Cab regulations. Thus, Yellow Cab is relieved of these maintenance and repair costs as well as the cost of housing and storing this significant portion of its large fleet. And, even though the operators may take ownership of the vehicle, Yellow Cab retains ownership of the medallion.

    As Yellow Cab has increased its emphasis on the more profitable owner-operator program, its daily lease program has been used largely as a source and training operation for new owner-operators. Through a "new licensee introductory offer," recipients of new chauffeurs' licenses may lease a vehicle and a car from Yellow Cab at reduced rates for the first five days following their receipt of a license. Management believes that its greater than 90% share of this market would be even larger, except that Yellow Cab will not lease to persons under 23 years old even though individuals as young as 18 years old are eligible to acquire chauffeur's licenses. Management believes that Yellow Cab holds a greater than 75% share of the total "off-the-street" taxi leasing market. The Company's goal has been, and continues to be, to maintain and, when possible, increase the number of medallions leased under owner-operator arrangements.

THE MEDALLIONS

    As of February 1, 1994, Yellow Cab owned approximately 2,370 of the roughly 5,400 medallions available in the City of Chicago. In order to retain these licenses, the Company must comply with the regulations of Chapter 9-112 of the Municipal Code of Chicago (governing public passenger vehicles), including the payment of annual taxicab license fees, currently $500 per vehicle.

    Pursuant to a 1988 agreement with the City of Chicago to settle various lawsuits, Yellow Cab is required to relinquish to the City of Chicago and not renew 100 taxicab licenses on January 1 of each year through 1997 (the "Agreement"). In addition, the Agreement limits to 100 per year the number of new licenses that the City of Chicago may add to the total outstanding through 1997, bringing the total number of available licenses to a maximum of 5,700 on December 31, 1997. At the required surrender rate, assuming no additional medallions are sold by Yellow Cab, Yellow Cab would hold approximately 2,070 medallions after January 1, 1997, or approximately 36% of the maximum total then-to-be outstanding.

    The scheduled decline in the number of licenses allowed to be held by Yellow Cab pursuant to the Agreement has had, and will continue to have, a negative effect on the revenue-generating capability of the taxi leasing operations. Yellow Cab has been able to offset these declines to some extent through increases in the average lease rates charged to its customers. At the same time, as the number of medallions held by Yellow Cab declines, Yellow Cab will require fewer new vehicles to support its taxi leasing operations and, consequently, a lower level of capital spending.

    The Agreement has also had the effect of allowing the Company to purchase and sell licenses in the open market for the first time since 1982. In 1993, sales of these licenses have been recorded at prices of approximately $38,000 per medallion, and the prices realized by Yellow Cab have been consistent with the prices realized in license sales by other, non-affiliated, medallion holders. Although the value of Yellow Cab's fleet of vehicles is reflected on the Company's balance sheet, the significant value of its medallions is not.

THE VEHICLE FLEET

    At any given time, the number of vehicles owned by Yellow Cab is somewhat higher than the number of medallions held because some vehicles are newly acquired and being prepared for service or have been removed from service and are being held for disposition or as a source of spare parts. Under Chicago regulations, no medallion holder may operate a vehicle older than seven model years. Each year, Yellow Cab orders new vehicles to replace those that are expected to be removed from service during the next year. Yellow Cab has given increased emphasis to selling its older used cars during the past several years. Recent efforts have included a program of increased advertising and marketing, and the development of this segment of business beyond the immediate region.

COMPETITION

    Although Yellow Cab is the largest provider of taxicab related services in Chicago, it faces competition from a number of other medallion owners who lease medallions and vehicles to independent operators. The most significant of these competitors are Flash Cab Company, American United and Abernathy. Yellow Cab management believes that each of these competitors owns approximately 150 to 200 medallions although each competitor operates under a variety of individual cab service names and logos.

LIABILITY INSURANCE

    Yellow Cab currently maintains liability insurance coverage for losses of up to $350,000 per occurrence as well as an "excess layer" of coverage for losses over $600,000 and up to $29,000,000. The initial $350,000 layer of insurance is issued by Country. See "Business-Insurance Operations." During several periods in the past, Taxi and Old Yellow Cab did not maintain the level of coverage that Yellow Cab currently maintains for any losses over $350,000 per occurrence. As a result, there are currently nine outstanding claims against Yellow Cab for which it is not fully covered by third-party insurance. Yellow Cab maintains balance sheet reserves totalling $3,050,000 (estimated as of December 31, 1993) for these claims. Management believes that these reserves will be sufficient to cover its outstanding claims.

REGULATORY ISSUES

    Yellow Cab's operations are regulated extensively by the Department of Consumer Services of the City of Chicago which regulates Chicago taxicab operations with regard to certain requirements including vehicle maintenance, insurance and inspections, among others. The City Council of Chicago has authority for setting taxicab rates of fare. Effective January 18, 1994, rates of fare increased by 10%. However, lessors may increase the rates paid by lessee drivers by not more than 2.8% until April 1, 1994, and thereafter may not raise such rates at all without the consent of the City of Chicago. The City of Chicago is required to establish rules before April 1, 1994 pursuant to which they will hold hearings on any proposed rate increase. Yellow Cab is reviewing the legislation with its counsel.

ENVIRONMENTAL ISSUES

    Yellow Cab owns ten parcels of real estate, all situated in the City of Chicago. Some of these sites have previously been used for the storage and servicing of taxicabs and some of the sites continue to be so used. These sites, therefore, involve gasoline and oil underground storage tanks which may create a hazardous waste product if the tanks on any parcel now leak or have in the past leaked.

    Yellow Cab has registered all of its underground tanks with the Office of the State Fire Marshall for the State of Illinois pursuant to Ill. Admin. Code tit. 41, Part 170, and has secured site assessments from environmental engineers and consultants concerning the nature and extent of any hazardous discharge. Under the Illinois Underground Storage Tank Fund Law, Ill. Rev. Stat. ch. 111-1/2, para. 1022.13, virtually all clean-up costs associated with leaking tanks are covered by a guaranty fund, which is administered by the Illinois Environmental Protection Agency and reimburses these costs except for the first $10,000 per site. Even assuming reimbursement is denied or unavailable from this guaranty fund, the Company believes that the liability for clean-up expenses on sites which have not already been cleaned up will not be material.

INSURANCE OPERATIONS

    American Country Insurance Company, a wholly-owned subsidiary of Checker, L.P., historically concentrated solely on underwriting affiliated taxi liability, collision and workers' compensation insurance. During the past seven years, however, Country has expanded its operating focus to include underwriting non-affiliated personal and commercial property/casualty lines. During 1993 and 1992, 67% of Country's total premium revenue was attributable to nonaffiliated property and casualty lines.

    Country is one of the few voluntary providers of taxi liability insurance in the industry. Most insurers which have previously written taxi insurance coverage on a voluntary basis experienced poor underwriting results and have withdrawn from the business. Management believes that Country's longstanding relationship with Yellow has provided it with a stable market for this type of coverage and has enabled it to develop a comprehensive understanding of the business and to assess more properly the associated risk.

    The taxicab liability coverage which Country writes carries a $350,000 limit of liability for each driver. In addition, Country makes collision insurance available to licensees and owner-operators at premium rates which are favorable relative to the rates charged by competitors for equivalent coverage. Country also writes full lines of commercial and personal property and casualty insurance for risks located in the City of Chicago and the surrounding metropolitan area. With the exception of a specialty public transportation program, which program policies are reinsured for amounts above $350,000, all non-affiliate policies are reinsured for amounts above $150,000.

    During 1993, new management was brought into Country to review and manage its lines of business with a view to dropping or reducing its exposure in certain lines, to focus on expanding Country's operations within its geographic region, and to review its investment portfolio. Country intends to limit its exposure by not writing in excess of twice the amount of its statutory surplus, which the Company believes to be a conservative approach.

    Country is domiciled in the State of Illinois and is a licensed carrier in Michigan as well as being admitted as an excess and surplus lines carrier in 36 other states. To the best of management's knowledge, Country is in compliance with all applicable statutory requirements and regulations.

INFORMATION CONCERNING INDUSTRY SEGMENTS

    Certain financial data with respect to the Company's industry segments appear in Note O of Notes to Consolidated Financial Statements -- December 31, 1992 and are incorporated herein by reference.

    The table below sets forth the amount and approximate percentage share of the Company's operating profit (loss) by each of the four business segments, for the nine months ended September 30, 1993. Operating profit is gross profit less selling, general and administrative expenses.

                                                    APPROXIMATE %
                                                       OF TOTAL
                                OPERATING PROFIT       COMPANY
       BUSINESS SEGMENT          (IN THOUSANDS)    OPERATING PROFIT
- ------------------------------  ----------------   ----------------
Truck Trailer Operations......  $        21,699               65.6
Automotive Operations.........           12,037               36.4
Vehicular Operations..........            4,450               13.4
Insurance Operations..........           (1,890)              (5.7)
                                       --------              -----
Subtotal......................  $        36,296              109.7
Corporate Expenses............           (3,198)              (9.7)
                                       --------              -----
Total.........................  $        33,098              100.0
                                       --------              -----
                                       --------              -----

EMPLOYEES AND LABOR RELATIONS

    As of December 31, 1993, the Company employed a total of approximately 5,055 people. The chart below details the number of persons employed as of that date in each of the Company's industry segments:

                                                                                                        ADMINISTRATIVE
                                                                                            HOURLY       AND EXECUTIVE
                                                                                          -----------  -----------------
Truck Trailer Manufacturing Operations..................................................       3,265             546
Automotive Products Operations..........................................................         697             142
Vehicular Operations....................................................................         228              21
Insurance Operations....................................................................           8             148

    Approximately 286 employees in the Company's automotive products operations, 295 in the Company's truck trailer manufacturing operations and 63 in the Company's vehicular operations are covered by collective bargaining agreements. During 1993, Checker L.P. entered into a new contract with the

Allied Industrial Workers of America, AFL-CIO, Local 682 in Kalamazoo, currently known as Local Union No. 7682 of The United Paperworkers International Union, AFL-CIO, which expires in May 1996. Checker L.P. is party to a contract with D.U.O.C. Local 777, a division of National Production Workers of Chicago and Vicinity, Local 777, which expires in November 1995. During February 1993, Great Dane Trailers, Tennessee, Inc., a subsidiary of Great Dane, negotiated a new contract (expiring in January 1996) with Talbot Lodge NO. 61 of the International Association of Machinists and Aerospace Workers. In general, the Company believes its relationship with its employees to be satisfactory. Although there have been attempts to unionize various of the Company's divisions in the past few years, including SCSM and the Great Dane plant in Brazil, Indiana, such attempts have, to date, been unsuccessful.

PROPERTIES

    The Company, a Florida corporation, currently maintains its principal executive offices at Checker L.P.'s facility at 2016 North Pitcher Street, Kalamazoo, Michigan 49007.

    The location and general description of the principal properties owned or leased by the Company are as follows:

                                                                                                OWNED OR LEASED;
                                                                                                   IF LEASED,
          LOCATION                    TYPE OF FACILITY                      AREA                EXPIRATION YEAR
- -----------------------------  -------------------------------  -----------------------------  ------------------
TRUCK TRAILER MANUFACTURING
 OPERATIONS:
Savannah, Georgia............  Manufacturing Plant and Office   61 acres (including 455,000          Owned
                                                                 sq. ft. mfg./ office bldg.)
Brazil, Indiana..............  Manufacturing Plant and Office   80 acres (including 564,000          Owned
                                                                 sq. ft. mfg./ office bldg.)
Memphis, Tennessee...........  Manufacturing Plant              8 acres (including 107,000        Leased; 2003
                                                                 sq. ft. mfg.)
                                                                3.5 acres (including 13,000          Owned
                                                                 sq. ft. mfg.)
Wayne, Nebraska..............  Manufacturing Plant and Office   35 acres (including 179,000          Owned
                                                                 sq. ft. mfg./ office bldg.)
14 Locations in 10 States....  Sales and Service Branches       98 acres (including buildings        Owned
                                                                 aggregating 303,000 sq. ft.)
13 Locations in 8 States.....  Sales and Service Branches       28 acres (including buildings   Leases expiring
                                                                 aggregating 198,000 sq. ft.)     1994 to 2015
AUTOMOTIVE PRODUCTS OPERATIONS:
Kalamazoo, Michigan..........  Manufacturing Plant and Office   71 acres (including 750,000          Owned
                                                                 sq. ft. mfg./ office bldg.)
South Charleston,              Manufacturing Plant and Office   922,000 sq. ft. (mfg./ office     Leased; 2028
 West Virginia                                                   bldg.)
VEHICULAR OPERATIONS:
Chicago, Illinois(13           Garages, Parking Lots and        Approximately 735,000 sq. ft.        Owned
 Locations)..................   Offices                         (including garage/ office
                                                                 facilities)

                                                                                                OWNED OR LEASED;
                                                                                                   IF LEASED,
          LOCATION                    TYPE OF FACILITY                      AREA                EXPIRATION YEAR
- -----------------------------  -------------------------------  -----------------------------  ------------------
INSURANCE OPERATIONS:
Chicago, Illinois (3           Offices/Storage Facility         33,000 sq. ft.                    Leased; 2002
 Locations)..................

    One of the properties owned by Yellow Cab is under contract for sale at a price of $400,000, subject to the completion of due diligence by the purchaser. The closing is currently scheduled for April 1, 1994.

    The principal facilities owned by the Company and its subsidiaries are considered by the Company to be well maintained, in good condition and suitable for their intended use.

LEGAL PROCEEDINGS

EXECUTIVE LIFE LITIGATION

    By order of the Superior Court of Los Angeles County on April 11, 1991 (the "California Order"), the California State Insurance Commissioner was appointed Conservator for ELIC, a limited partner in Checker L.P. By letter dated May 20, 1991, Motors and Checker L.P. advised ELIC and the Conservator that the appointment of the Conservator pursuant to the California Order constituted an "Event of Default" under the Partnership Agreement, and that, therefore, ELIC's rights under the Partnership Agreement and interest in Checker L.P. were altered. More specifically, Motors and Checker L.P. asserted that ELIC's rights, as of April 11, 1991, were limited to the right to receive a payout of its capital account, calculated as of that date, in quarterly installments over approximately a 23-year period. By letter dated June 28, 1991, the Conservator notified Motors and Checker L.P. that he did not accept the position set forth in the May 20 letter.

    The Checker entities and the Conservator have been in litigation for almost three years, each seeking, among other things, a declaration of its rights under the Partnership Agreement. The Company has offered to redeem ELIC's interest in Checker L.P. and SCSM for $32,000,000, to be paid upon consummation of this Offering. The Conservator has not yet responded to this offer.

BOEING LITIGATION

    On February 8, 1989, the Boeing Company ("Boeing") filed a lawsuit naming the Company, together with three prior subsidiaries of the Company, as defendants in Case No. CV89-119MA, United States District Court for the District of Oregon. In that lawsuit, Boeing sought damages and declaratory relief for past and future costs resulting from alleged groundwater contamination at a location in Gresham, Oregon, where the three prior subsidiaries of the Company formerly conducted business operations. On December 22, 1993, the Company entered into a settlement with Boeing, settling all claims asserted by Boeing in the lawsuit. Pursuant to the settlement terms, the Company will pay Boeing $12.5 million over the course of five years, a portion of which is expected to be provided by certain insurance companies. In accordance with the settlement agreement, Boeing will move to dismiss its claims against the Company and the three former subsidiaries and will release and indemnify the Company with respect to certain claims.

CERTAIN ENVIRONMENTAL MATTERS

    Within the past five years, Great Dane and Motors have entered into certain consent decrees with federal and state governments relating to the cleanup of waste materials. The aggregate obligations of Great Dane and Motors pursuant to these consent decrees are not material.

    In May 1988, the Company sold all of the stock of its subsidiaries, Datron Systems, Inc. ("Datron") and All American Industries, Inc., and in connection therewith agreed to indemnify the purchaser for, among other things, certain potential environmental liabilities. The purchaser has asserted various claims for indemnification and commenced litigation in Connecticut with respect to alleged contamination at a manufacturing facility owned by a former second-tier subsidiary. The court denied certain of the purchaser's claims and others were dismissed with prejudice. The balance of the claims for reimbursement of monitoring and clean up costs were dismissed without prejudice and the Company is discussing with the purchaser the resolution of approximately $625,000 in claims previously submitted by the purchaser for cleanup and monitoring costs at the facility, as well as its responsibility for future costs. The Company does not believe that its obligations will be material. The purchaser has also put the Company on notice of certain other alleged environmental and other matters for which it intends to seek indemnification as costs are incurred. The Company does not believe that its obligations, if any, to pay these claims will be material.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the name, age and principal position or occupation of the executive officers and directors of the Company as of February 10, 1994:

                             NAME                                   AGE                     POSITION
- --------------------------------------------------------------  -----------  --------------------------------------
David R. Markin...............................................          62   President, Chief Executive Officer and
                                                                             Director
Allan R. Tessler..............................................          57   Chairman of the Board
Martin L. Solomon.............................................          57   Vice Chairman and Secretary
Wilmer J. Thomas, Jr..........................................          67   Vice Chairman
Jay H. Harris.................................................          57   Executive Vice President and Chief
                                                                             Operating Officer
Marlan R. Smith...............................................          50   Treasurer
Willard R. Hildebrand.........................................          54   President and Chief Executive Officer
                                                                             of Great Dane
Larry D. Temple...............................................          47   Group Vice President of Motors
Jeffrey M. Feldman............................................          43   President of Yellow

BIOGRAPHICAL INFORMATION

    David R. Markin, President and Chief Executive Officer of the Company since January 11, 1989, has been President and Chief Executive Officer of Motors since 1970. Mr. Markin serves on the Boards of Directors of Jackpot Enterprises, Inc., an operator of gaming machines, Enhance Financial Services Group, Inc., a reinsurance company, and Data Broadcasting Corp., a provider of market data services to the investment community.

    Allan R. Tessler, Chairman of the Board of the Company since January 11, 1989, is also Chairman of the Boards of Directors of International Financial Group, Inc., a merchant banking firm ("IFG"), Enhance Financial Services Group, Inc., a reinsurance company, and Allis-Chalmers Corporation, a manufacturer of miscellaneous fabricated textile products ("Allis-Chalmers"), and is Chief Executive Officer of IFG and Allis-Chalmers. Mr. Tessler serves on the Boards of Directors of Jackpot Enterprises, Inc., an operator of gaming machines, and The Limited, Inc., a manufacturer and retailer of apparel. Mr. Tessler is also an attorney and from 1976 through 1988, he was a member of the Executive Committee of the law firm of Shea & Gould; from 1989 through March 1, 1993, he was of counsel to that firm. Beginning in 1990, Mr. Tessler and another person were retained by Infotechnology, Inc. and Financial News Network Inc. as a restructuring team and to serve as Co-Chief Executive Officers during the restructuring of those companies. As part of the plan implemented by the restructuring team, those companies were placed in bankruptcy, from which they emerged in 1992 as Data Broadcasting Corp., a provider of market data services to the investment community. Mr. Tessler continues to serve as Co-Chairman of the Board and Co-Chief Executive Officer of the restructured company.

    Martin L. Solomon, Vice Chairman and Secretary of the Company since January 11, 1989, is a private investor. Mr. Solomon was employed as a securities and portfolio analyst at Steinhardt Partners, an investment firm, from 1985 through 1987. From 1988 through September 1990, he was the Managing Partner and Director at Value Equity Associates I, Limited Partnership, an investment firm. Mr. Solomon serves on the Board of Directors of Xtra Corporation, a truck leasing company.

    Wilmer J. Thomas, Jr., Vice Chairman of the Company since January 11, 1989, is a private investor. Mr. Thomas served as Treasurer of the Company from January 1989 to January 1994. Mr. Thomas serves on the Boards of Directors of Moore Medical Corp., a pharmaceutical and surgical supply company, and Oak Hills Sportswear Corp., a clothing company.

    The executive officers of the Registrant, in addition to Messrs. Markin, Tessler, Solomon and Thomas, are:

    Jay H. Harris has been Executive Vice President and Chief Operating Officer of the Company for more than the past five years and a Vice President of Motors since May 1991. Mr. Harris was a director of the Company from 1978 until January 11, 1989.

    Marlan R. Smith has been Treasurer of the Company since January 1994 and Vice President and Treasurer of Motors since March 1988. Prior to being elected Treasurer of the Company, he served as Assistant Treasurer since January 1989.

    Willard R. Hildebrand, was elected as President and Chief Executive Officer of Great Dane effective January 1, 1992. Mr. Hildebrand had served as President and Chief Operating Officer of Fiatallis North America, Inc., a manufacturer of heavy construction and agricultural equipment, for more than five years prior thereto.

    Larry D. Temple, has been Group Vice President of Motors since September 1989. Mr. Temple served as Vice President of Manufacturing from 1988 to 1989 and, prior thereto, as Assistant Vice President of Manufacturing.

    Jeffrey M. Feldman, nephew of David R. Markin, has been President of Yellow Cab since 1983.

    All directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified. The Company's officers are elected annually by the Board and hold office until their successors are qualified and chosen.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Each of Messrs. Markin, Solomon, Tessler and Thomas is an executive officer of the Company and participates, as a director, in the deliberations concerning executive officer compensation. During 1993 Mr. Markin served on the compensation committee of Enhance Financial Services Group, Inc., Ameriscribe Corp. and Data Broadcasting Corp. and Mr. Tessler served as an executive officer of each of these companies.

    As of December 31, 1993, Country holds $0.9 million principal amount of Enhance Financial Services Group, Inc., 7% Notes due December 1, 1996.

    During 1993, 1992 and 1991, the Company used, on a month-to-month basis, an airplane owned by a corporation of which Mr. Tessler is the sole shareholder. The Company paid $60,000 per month for such use.

    Each of Messrs. Markin, Solomon, Tessler and Thomas provides consulting services to Yellow Cab and each receives for such services (commencing in January 1988) $10,000 per month. Messrs. Solomon, Thomas and Tessler also provide consulting services (a) to Motors for which they each receive monthly fees of $5,000 (commencing in January 1988) and (b) to Country for which they each received monthly fees of approximately $18,300 in each of 1993, 1992 and 1991. Mr. Markin serves as a consultant to Chicago AutoWerks, a division of Checker L.P., for which he receives monthly fees of approximately $1,200 (commencing in January 1988), and to Country, for which he receives monthly fees of approximately $4,600.

    During 1991, 1992, and until March 1, 1993, Mr. Tessler was of counsel to Shea & Gould, a law firm retained by the Company for certain matters.

    Frances Tessler, the wife of Allan R. Tessler, is employed by Smith Barney Shearson which executes trades for Country's investment portfolio. During 1993 and 1992, Mrs. Tessler received for her services approximately $78,000 and $69,000, respectively, of the commissions paid to Smith Barney Shearson.

    On September 24, 1992, American Country Financial Services Corp. ("AFSC"), a subsidiary of Country, purchased from The Mid City National Bank of Chicago the promissory note dated July 30, 1992, made by King Cars, Inc. ("King Cars") in the principal amount of $381,500 plus accrued interest in the amount of $3,560. On September 24, 1992, the King Cars note purchased by AFSC was paid and a new note dated September 24, 1992 and payable on January 30, 1993, in the principal amount of $398,482 bearing interest at the rate of 6.5% per annum was executed and delivered by King Cars to AFSC. On January 30, 1993, the note was renewed in the principal amount of $407,691 with a maturity date of May 30, 1993. On November 30, 1993 the note, then in the principal amount of $416,524, was once again renewed, with a maturity date of December 31, 1994. King Cars is owned by Messrs. Markin, Tessler, Solomon, Thomas and Feldman. King Cars is a party to an agreement dated December 15, 1992, with Yellow Cab pursuant to which Yellow Cab purchases from King Cars display frames for installation in its taxicabs and King Cars furnishes Yellow Cab advertising copy for insertion into the frames. King Cars receives such advertising copy as an agent in Chicago for an unrelated company which is in the business of selling and arranging for local and national advertising. Of the revenues generated from such advertising, 30% will be retained by King Cars and the balance will be delivered to Yellow Cab until such time as Yellow Cab has recovered costs advanced by it for the installation of advertising frames in 500 of its taxicabs (approximately $78,000). The terms to Yellow Cab are the same or more favorable than those offered by King Cars to unrelated third parties.

    Each of Messrs. Markin, Solomon, Tessler and Thomas received interest payments of $704,795 in 1993, $733,356 in 1992 and $897,637 in 1991 pursuant to the terms of the Company's senior notes held by them (See Note G of the Notes to Consolidated Financial Statements -- December 31, 1992).

COMPENSATION

    The following table sets forth the 1993 annual compensation for the Company's Chief Executive Officer and the five highest paid executive officers, as well as the total compensation paid to each individual for the Company's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                      OTHER ANNUAL     ALL OTHER
        NAME AND PRINCIPAL POSITION             YEAR        SALARY         BONUS      COMPENSATION    COMPENSATION
- --------------------------------------------  ---------  -------------  -----------  --------------  --------------
David R. Markin, ...........................       1993  $   1,230,000  $   250,000   $   246,519(1)  $   2,249(4)
 President, Chief Executive                        1992      1,230,000      150,000       239,594(1)      2,182(4)
 Officer and Director                              1991      1,230,000            0       258,072(1)        915(4)
Jay H. Harris, .............................       1993        350,000      250,000             0         2,249(4)
 Executive Vice President and                      1992        326,016      125,000             0         2,182(4)
 Chief Operating Officer                           1991        302,032       50,000             0           915(4)
Jeffrey M. Feldman, ........................       1993        210,000      150,000        85,008(2)      2,249(4)
 President of Yellow                               1992        186,667      150,000        77,755(2)      2,182(4)
                                                   1991        138,906      150,000        53,328(2)        659(4)
Martin L. Solomon, .........................       1993              0            0       400,000(3)          0
 Vice Chairman and Secretary                       1992              0            0       400,000(3)          0
                                                   1991              0            0       405,000(3)          0
Allan R. Tessler, ..........................       1993              0            0       400,000(3)          0
 Chairman of the Board                             1992              0            0       400,000(3)          0
                                                   1991              0            0       405,000(3)          0
Wilmer J. Thomas, Jr., .....................       1993              0            0       400,000(3)          0
 Vice Chairman and                                 1992              0            0       400,000(3)          0
 Treasurer                                         1991              0            0       405,000(3)          0

- --------------

(1) Other compensation
   for Mr. Markin includes:       1993      1992      1991
                                --------  --------  --------
    Consulting Fees...........  $190,000  $190,000  $195,000
      Life Insurance..........    41,027    37,023    40,527
      Automobile..............     8,125     5,100    15,400
      Club dues...............     7,367     7,471     7,145
                                --------  --------  --------
                                $246,519  $239,594  $258,072
                                --------  --------  --------
                                --------  --------  --------

(2) Other compensation
   for Mr. Feldman includes:           1993       1992       1991
                                     ---------  ---------  ---------
    Consulting Fees................  $  57,000  $  57,000  $  40,000
      Life Insurance...............     11,253     10,739      7,861
      Automobile...................      1,748      1,537      1,481
      Club dues....................     15,007      8,479      3,986
                                     ---------  ---------  ---------
                                     $  85,008  $  74,755  $  53,328
                                     ---------  ---------  ---------
                                     ---------  ---------  ---------
(3) Consulting fees.
(4) Matching contributions under the Partnership 401(k) plan.

EMPLOYMENT AGREEMENTS

    Checker L.P., as the assignee of Motors, is party to an Amended and Restated Employment Agreement dated as of November 1, 1985, as further amended, with David R. Markin pursuant to which Mr. Markin is to serve as President, Chief Executive Officer and Chief Operating Officer of Checker L.P. until March 31, 1996, subject to extension, at a minimum salary of $600,000 per annum, together with the payment of certain insurance premiums, the value of which have been included in the Summary Compensation Table above, and the beneficiaries of which have been designated by Mr. Markin. Mr. Markin continues to be eligible to participate in profit sharing, pension or other bonus plans of Checker L.P. Pursuant to the Amended and Restated Employment Agreement, in the event of Mr. Markin's death, the Company shall pay Mr. Markin's estate the compensation which would otherwise be payable to him for the period ending on the last day of the month in which death occurs. In addition, the Company shall pay to Mr. Markin's beneficiaries deferred compensation from the date of his death through March 31, 1996, in an annual amount equal to one-third of his base salary at the date of his death. In the event of termination of the Amended and Restated Employment Agreement for any reason other than cause, disability or death, Mr. Markin shall continue to serve as a consultant to the Company for a period of five years, for which he shall receive additional compensation in the amount of $50,000 per annum. Checker L.P. has agreed to indemnify Mr. Markin from certain liabilities arising out of his service to Checker L.P., except for liabilities resulting from his gross negligence or willful misconduct. Effective January 1, 1994, Mr. Markin and the Company memorialized in writing their agreement, pursuant to which Mr. Markin has been compensated by the Company since January 11, 1989, on substantially the same terms as are set forth above.

    The Company entered into an employment agreement as of July 1, 1992, with Jay H. Harris pursuant to which Mr. Harris serves as Executive Vice President and Chief Operating Officer of the Company until June 30, 1994, subject to extension, at a minimum salary of $350,000 per annum, an incentive bonus to be determined by the Board of Directors, and such other fringe benefits and plans as are available to other executives of the Company. Upon the happening of certain events, including a change in control (as defined therein) of ICC or retirement after June 30, 1994, Mr. Harris is entitled to compensation in an amount equal to the greater of (a) five percent of the increase in the Company's retained earnings, subject to certain adjustments, during the period commencing on March 31, 1992, and ending on the last day of the month preceding the event which triggers the payment (the "Termination Payment") and (b) 2.99 times his then base. If Mr. Harris were to leave the Company before July 1, 1994, or if he were to die or become disabled, he or his estate would receive the greater of
(a) one year's base compensation or (b) the Termination Payment. Payments in either case would be made over a period of time, the length of which would be dependent on the amount due to Mr. Harris. Mr. Harris has agreed to serve as a consultant to the Company during the first year after termination for no compensation beyond his expenses incurred in connection with rendering such services. The Company has agreed to indemnify Mr. Harris to the full extent allowed by law. Motors has guaranteed the Company's obligations.

        [Description of Mr. Feldman's employment agreement to be added]

COMPENSATION PURSUANT TO PLANS

    GREAT DANE PENSION PLAN

    Great Dane has in effect a defined benefit employee pension plan entitled Retirement Plan For Great Dane Trailers, Inc. (the "Retirement Plan") covering substantially all of its employees. Pension benefits are subject to limitations imposed by the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, with respect to the annual amount of benefits provided by employer contributions.

    Effective as of July 1, 1988, the assets and the liabilities attributable to active and former employees under the Amended and Restated International Controls Corp. Pension Plan as of June 30, 1988 were transferred to the Retirement Plan and the Company adopted the Retirement Plan for the benefit of its employees. With respect to benefits accruing after June 30, 1984, to a participant who was a participant under the Amended and Restated International Controls Corp. Pension Plan as of June 30, 1988, the following table shows the estimated annual benefits payable upon retirement at age 65 under the plan to specified average annual compensation and years of benefit service classifications. The following amounts would be reduced by a Social Security offset:

                                                                       YEARS OF BENEFIT SERVICE
                                                      -----------------------------------------------------------
            AVERAGE ANNUAL COMPENSATION                   1          5          10           15           20
- ----------------------------------------------------  ---------  ---------  -----------  -----------  -----------
$100,000............................................  $   2,000  $  10,000  $    20,000  $   30,000   $   40,000
 150,000............................................      3,000     15,000       30,000      45,000       60,000
 200,000............................................      4,000     20,000       40,000      60,000       80,000
 250,000............................................      5,000     25,000       50,000      75,000      100,000
 300,000............................................      5,000     25,000       60,000      90,000      115,641*
 400,000............................................      5,000     25,000       80,000     115,641*     115,641*
 500,000............................................      5,000     25,000      100,000     115,641*     115,641*

- --------------
*   Maximum permitted in 1993

Mr. Harris has an aggregate of 24 years of benefit service under the Retirement Plan (8 years) and the Amended and Restated International Controls Corp. Pension Plan (16 years) and will receive benefits of approximately $74,000 per year at age 65.

    PARTNERSHIP PENSION AND EXCESS BENEFIT PLANS

    Checker L.P. maintains a defined benefit employee pension plan entitled Checker Motors Pension Plan (the "Pension Plan") covering substantially all of its non-union employees, and, effective January 1, 1992, the employees of the Company.

    Checker L.P. also maintains the Checker Motors Co., L.P. Excess Benefit Retirement Plan (the "Excess Benefit Plan"). An employee of Checker L.P. will become a participant in the Excess Benefit Plan if the benefits which would be payable under the Pension Plan are not fully provided thereunder because of the annual maximum benefit limitations of Section 415 of the Internal Revenue Code of 1986, as amended. The amount that the participant is entitled to receive under the Excess Benefit Plan is an amount equal to the amount that would have been payable under the Pension Plan if Section 415 did not apply, minus the amount that is actually payable under the Pension Plan. At the present time, David R. Markin and Jeffrey M. Feldman are the only individuals named above who would receive benefits under the Excess Benefit Plan. Considered compensation under the Excess Benefit Plan is limited to $300,000.

    Set forth below are the estimated annual benefits for participants in the Pension Plan (including benefits payable under the Excess Benefit Plan) who have been employed by Checker L.P. and its predecessors for the indicated number of years prior to retirement, assuming retirement at age 65 in 1993:

                                                      ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                                                     -----------------------------------------------------------
     AVERAGE COMPENSATION (AS DEFINED IN PLAN)          10         20          30           40           45
- ---------------------------------------------------  ---------  ---------  -----------  -----------  -----------
$100,000...........................................  $  13,950  $  28,756  $    47,024  $    66,159  $    75,870
 150,000...........................................     21,450     46,256       74,524      103,659      118,370
 200,000...........................................     28,950     63,756      102,024      141,159      160,870
 250,000...........................................     36,450     81,256      129,524      178,659      203,370
 300,000...........................................     43,950     98,756      157,024      216,159      245,870
 400,000...........................................     43,950     98,756      157,024      216,159      245,870
 500,000...........................................     43,950     98,756      157,024      216,159      245,870

    The above benefit projections were prepared on the assumption that the participant made participant contributions to the Pension Plan for all years in which he was eligible to contribute, and that Social Security covered compensation is $1,750. The benefit projection would be reduced by a Social Security offset.

    For those executive officers named above, the following are credited years of service under the Pension and Excess Benefit Plans and 1993 salary covered by the Pension Plan:

                                                   CREDITED YEARS OF    EXPECTED CREDITED YEARS OF    1993 SALARY COVERED
                                                        SERVICE                SERVICE AT 65            BY PENSION PLAN
                                                  -------------------  -----------------------------  --------------------
David R. Markin.................................              39                        41                $    235,840
Jay H. Harris...................................               2                        10                     235,840
Jeffrey M. Feldman..............................              15                        37                     235,840

SALARY CONTINUATION PLAN

    Motors entered into Stated Benefit Salary Continuation Agreements (the "Agreements") with certain officers and employees (the "Salary Plan") pursuant to which such participants will receive benefits upon attaining age 65 (or their beneficiaries will receive benefits upon their death prior to or within 120 months after such executives or employees attain age 65). Motors' obligations pursuant to the Salary Plan were assumed by Checker L.P. in 1986.

    For those executive officers named above, the following table sets forth the benefits payable pursuant to the Salary Plan:

                                                                             ANNUAL SURVIVOR
                                            ANNUAL BENEFIT                   BENEFIT PAYABLE         TOTAL
                                             PAYABLE UPON    TOTAL BENEFIT   UPON DEATH PRIOR    SURVIVORSHIP
                                             ATTAINING AGE    PAYABLE OVER   TO ATTAINING AGE   BENEFIT PAYABLE
                                                  65           THE YEARS            65         OVER THREE YEARS
                                            ---------------  --------------  ----------------  -----------------
David R. Markin...........................    $   240,000     $  2,400,000     $    368,000      $   1,104,000
Jeffrey M. Feldman........................    $    19,950     $    199,500     $     79,800      $     239,400

COMPENSATION OF DIRECTORS

    The directors did not receive any fees for their services as directors in 1993. See "Compensation Committee Interlocks and Insider Participation."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Jeffrey M. Feldman is the nephew of David R. Markin.

    An officer of Motors owns the stock of Checker Taxi Association, an independent affiliation of medallion owners including approximately 1100 independent owners. The Company received revenues of approximately $4.4 million in 1993, $3.3 million in 1992 and $2.6 million in 1991 from Checker Taxi Association, which amount includes reimbursement of certain management, general and administrative costs. The officer received $5,100 as a director's fee from Checker Taxi Association but did not receive any dividends or other compensation therefrom.

    Motors has guaranteed certain of Checker Taxi Association's obligations. The outstanding principal balance of these obligations was approximately $0.7 million, as of December 31, 1993.

    Checker L.P. has borrowed $2.5 million from Country, which loan is secured by certain of Checker L.P.'s property.

    See also "Compensation Committee Interlocks and Insider Participation."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The Common Stock, which is the only class of stock of the Company, is owned as follows:

                                NO. OF SHARES OF COMMON
                                  STOCK OF RECORD AND    PERCENT OF
             NAME                 BENEFICIALLY OWNED       CLASS
- ------------------------------  -----------------------  ----------
David R. Markin...............          2,936,927.5           32.5
Martin L. Solomon.............          2,033,257.5           22.5
Allan R. Tessler..............          2,033,257.5           22.5
Wilmer J. Thomas, Jr..........          2,033,257.5           22.5
                                                             -----
                                                             100.0%
                                                             -----
                                                             -----

The address of each of the shareholders is c/o International Controls Corp., 2016 North Pitcher Street, Kalamazoo, Michigan 49007.

                       DESCRIPTION OF NEW CREDIT FACILITY

GENERAL

    The following is a summary of the anticipated material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the Loan and Security Agreement (the "Loan Agreement") and the various related documents to be entered into in connection with the New Credit Facility. A draft copy of the Loan Agreement will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The completion of the offering of the Notes is subject to the simultaneous consummation of the New Credit Facility.

    Concurrently with the issuance of the Notes, the Company and the Subsidiary Guarantors will enter into the New Credit Facility. The New Credit Facility will consist of a five-year term loan facility (the "Term Facility") of $60,000,000 and a five-year revolving credit facility (the "Revolving Facility") of up to $115,000,000 (including a $15,000,000 subfacility for letters of credit, subject to the Company's ability to meet certain financial tests). The New Credit Facility will be guaranteed by the Subsidiary Guarantors and such guarantees will be secured by substantially all of the assets of the Subsidiary Guarantors. In connection with the New Credit Facility, NBD Bank, N.A. intends to form a syndicate of one or more additional lenders (the "Lenders") for which NBD will serve as agent ("Agent").

    Permissible levels  of  borrowing  under  the  Revolving  Facility  will  be determined based on monthly amounts of eligible inventory and accounts receivable (collectively, "Borrowing Base Requirements"). It is anticipated that, upon consummation of the New Credit Facility, the Term Facility will be in the full principal amount of $60,000,000 and the initial borrowings under the Revolving Facility will be approximately $34,776,000. All of the initial borrowings under the New Credit Facility will be concurrently loaned by the Company to the Subsidiary Guarantors to provide for repayment of existing indebtedness. Management estimates that, upon consummation of the New Credit Facility, Borrowing Base Requirements would permit additional borrowings under the Revolving Facility of at least $47,500,000, subject to the Company's ability to meet certain financial tests.

AMORTIZATION; PREPAYMENTS

    The Term Facility will require quarterly amortization payments based on a seven-year amortization schedule, commencing three months from the closing date and continuing until maturity, at which time all amounts outstanding under the New Credit Facility become due and payable.

INTEREST RATES; FEES

    During the first 180 days after the closing of the New Credit Facility, amounts outstanding under the New Credit Facility will bear interest at a rate per annum equal to the lower of the LIBO Rate of interest ("LIBOR") plus 3.00% or the Bank's prime rate (the "Prime Rate") of interest plus .50%. Thereafter, amounts outstanding under the New Credit Facility will bear interest at a fluctuating rate per annum equal, at the option of the Company, to LIBOR plus the Applicable Margin or the Prime Rate plus the Applicable Margin. The Applicable Margin will be determined on the basis of the Company's ratio of EBIT to Interest Expense. With respect to the Term Facility, the Applicable Margin will range from 0% to 0.75% above the Prime Rate and 2.25% to 3.00% above LIBOR. With respect to the Revolving Credit Facility, the Applicable Margin will range from 0% to .50% above the Prime Rate and from 2.00% to 2.75% above LIBOR.

    In connection with the New Credit Facility, the Company will pay an unused revolving credit fee of .375% to .50% (depending upon the achievement of certain operating targets) per annum of the averaged unused commitments under the Revolving Facility, an agency fee of $100,000 per annum, commencing during the second year of the New Credit Facility, closing fees of 1.00% of the commitments under the New Credit Facility and an arrangement fee of .50% of the commitments under the New Credit Facility payable at closing to the Agent.

GUARANTEES AND COLLATERAL

    The Company's obligations under the New Credit Facility will be guaranteed by the Subsidiary Guarantors and secured by substantially all of the assets of the Company and the Subsidiary Guarantors. The collateral will include inventories, receivables, certain property, plant, equipment and other assets, including medallions. In addition, a negative pledge will prohibit liens (with certain exceptions) on all of the assets of the Subsidiary Guarantors.

COVENANTS

    The Loan Agreement will contain certain restrictive covenants, including various reporting requirements and financial covenants requiring levels of cash flow, specified fixed charges coverage ratios, limits on subsidiary indebtedness, and restrictions on the payment of dividends to the shareholders of the Company. Other restrictive covenants will limit the incurrence of additional indebtedness, the incurrence of liens, the acquisition or disposition of assets outside of the ordinary course of business, in each case with certain exceptions, or subject to the prior approval of the Lenders. After giving effect to the transactions contemplated hereby, the Company expects to be in compliance with the financial and other covenants described above.

EVENTS OF DEFAULT

    Events of default under the Loan Agreement will include (i) any failure by the Company to pay when due amounts owing under the New Credit Facility, (ii) any failure to meet certain covenants in the Loan Agreement (subject, in certain circumstances, to materiality standards and cure periods), (iii) the breach of any representations or warranties in the Loan Agreement (subject, in certain circumstances, to materiality standards and cure periods), (iv) any failure to pay amounts due under certain other agreements or defaults that result in or permit the acceleration of certain other indebtedness (including the Notes), (v) a Change of Ownership or Control, as defined in the Loan Agreement and (vi) certain events of bankruptcy, insolvency or dissolution.

                            DESCRIPTION OF THE NOTES

    The Notes offered hereby will be issued under an Indenture to be dated as of
         ,  1994 (the "Indenture") among International Controls Corp., a Florida
corporation and          as trustee (the "Trustee"), a copy of the form of which
is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and is governed by the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions." For purposes of this Section of the Prospectus, the "Company" shall mean International Controls Corp. without its Subsidiaries.

GENERAL

    The  Notes will mature on           ,  2004, will be limited to $225 million
aggregate principal  amount,  and will  be  senior secured  obligations  of  the
Company.  See "-- Security," below. Each Note will bear interest from          ,
1994 or from the most  recent interest payment date  to which interest has  been
paid,  payable semiannually on            and            , each year, commencing
         , 1994, to the Person in whose name the Note (or any predecessor  Note)
is  registered at the  close of business  on the             or             next
preceding such interest payment date.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable at the office or agency of the Company in The City of New York maintained for such purposes; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305, 1002) The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section
305)

RANKING

    The Notes will be senior secured obligations of the Company and, as such, will rank PARI PASSU in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all subordinated obligations of the Company. Notwithstanding the Notes' senior ranking, the Company will have the right to redeem annually at least $5 million, (plus, under certain circumstances, up to an additional $5 million in any year) in principal amount of the 14 1/2% Debentures, subject to compliance with the Indenture and the New Credit Facility. After giving effect to the sale of the Notes and the application of the estimated net proceeds of the Offering and the other transactions contemplated hereby, the Company would have had $94.8 million of indebtedness ranking PARI PASSU in right of payment with the Notes and $28.0 million (net of unamortized discount) of subordinated indebtedness outstanding at September 30, 1993.

    The Company is a holding company and, accordingly, the Notes will effectively be subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries, including the guarantees by the Subsidiary Guarantors of the Company's obligations under the New Credit Facility. All of the Company's operations are conducted, substantially all of the tangible assets of the Company are held by, and all of the Company's operating revenues were derived from, operations of the subsidiaries. Therefore, the Company's ability to make interest and principal payments when due to holders of the Notes, or to repurchase the Notes in the event of a Change in Control, is entirely dependent upon the receipt of sufficient funds from its subsidiaries. The Company's subsidiaries are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. After giving effect to the Offering and the other transactions contemplated hereby, the subsidiaries of the Company would have had total liabilities (including trade payables) of $271 million at September 30, 1993.

    As a result of ICC's holding company structure, the creditors of ICC, including the holders of the Notes, will effectively be subordinated to all creditors of ICC's subsidiaries, including, but not limited to, trade creditors. In addition, because the Company's obligations under the New Credit Facility are guaranteed by the Subsidiary Guarantors and are secured by all of the assets of the Subsidiary Guarantors, the Notes will be effectively subordinated to the Company's obligations under the New Credit Facility. In the event of the dissolution, bankruptcy, liquidation or reorganization of ICC, the holders of the Notes may not receive any payments with respect to the Notes until after the payment in full of the claims of the creditors of the Company's subsidiaries.

SECURITY

    Pursuant to the Pledge Agreement, the Company will assign and pledge to the Collateral Agent for the benefit of the holders of the Notes and the lenders under New Credit Facility on an equal and ratable basis, a security interest in all of the shares of capital stock of Great Dane and Motors owned by the Company on the date of the Indenture or thereafter acquired by the Company and all dividends, interest, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing and any account, instrument or security in which any of the foregoing is deposited or invested, including any earnings therein (collectively, the "Collateral").

OPTIONAL REDEMPTION

    The  Notes will be subject to redemption at any time on or  after          ,
1999, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning of the years indicated below:

             REDEMPTION
  YEAR          PRICE
- ---------  ---------------
1999                  %
2000                  %
2001                  %

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

    In  addition,  up to  25% of  the  aggregate principal  amount of  the Notes
outstanding on the date of the Indenture will be redeemable prior to           ,
1997, at the option of the Company, within 120 days of a Public Offering from the net proceeds of such sale, in amounts of $1,000 or an integral multiple thereof, at a redemption price equal to % of the principal amount, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date), provided that $ in aggregate principal amount of the Notes remains outstanding immediately following such redemption.

    If less than all of the Notes are to be redeemed in the case of any of the foregoing redemptions, the Trustee shall select the Notes or the portion thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (See Sections 203, 1101, 1105 and 1107).

SINKING FUND

    The Notes will not be entitled to the benefit of any sinking fund.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, create, issue, assume, guarantee, or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur (collectively, "incur") any Indebtedness (other than Permitted Indebtedness but including any Acquired Indebtedness) unless (i) such Indebtedness is Indebtedness of the

Company, Permitted Subsidiary Indebtedness or Acquired Indebtedness of a Subsidiary and (ii) at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding such incurrence reflected on the Company's historical financial statements is at least equal to 2.0:1.0 (after giving PRO FORMA effect to (a) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (c) in the case of Acquired Indebtedness, the related acquisition (as if such acquisition had been consummated on the first day of such four-quarter period); and (d) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale, or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, as if such acquisition or disposition had been consummated on the first day of such four-quarter period). (Section 1008).

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend on, or make any distribution to holders of, the Company's Capital Stock (other than dividends or distributions payable in shares of the Company's Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

       (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, any sinking fund payment or maturity, any Subordinated Indebtedness;

       (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than with respect to any Capital Stock held by the Company or any of its Wholly Owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any Person (other than the Company or any of its Wholly Owned Subsidiaries);

        (v) incur, create or assume any guarantee of Indebtedness of any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); or

       (vi) make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing payments described in paragraphs (i) through (vi) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Subsidiaries; (2) immediately before and immediately after giving effect to such transaction on a PRO

FORMA basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "-- Limitation on Indebtedness"; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

        (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter commencing after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

        (B) the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company whose good faith determination shall be conclusive), received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Capital Stock or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below);

        (C) the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company whose good faith determination shall be conclusive), received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of the Company; and

        (D) the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company whose good faith determination shall be conclusive), received after the date of the Indenture by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital Stock are originally sold for cash plus the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors of the Company whose good faith determination shall be conclusive), received by the Company at the time of such conversion or exchange.

    (b) Notwithstanding  the foregoing,  and  in the  case of  paragraphs  (ii),
(iii), (iv) and (v) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (paragraphs (i) through (iv) being referred to as a "Permitted Payment"):

        (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

        (ii) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege which in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

       (iii) any repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of any Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

       (iv) the  repurchase,  redemption, defeasance,  retirement,  refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company; PROVIDED that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such old Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) such new Subordinated Indebtedness is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced; and

        (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value (collectively, a "repurchase") of the Company's 14 1/2 Subordinated Discount Debentures due 2006 in the aggregate principal amount of $5 million in any fiscal year; PROVIDED that (1) at the time of such repurchase, the Company's Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters immediately preceding such repurchase reflected on the Company's historical financial statements is at least equal to :1.0 and
    (2) in the event the Company incurs Indebtedness in a transaction or series of related transactions for the purpose of financing such repurchase, such Indebtedness (and any refinancing thereof) has an effective interest rate, at the time of such incurrence, not in excess of 10% per annum. (Section
    1009)

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Subsidiaries to, directly and indirectly, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend, or increase the payments by the Company or any of its Subsidiaries under or otherwise alter the terms of, any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company, including pay any compensation paid to Affiliates of the Company that are officers or employees of the Company (each, an "Affiliate Transaction") unless
(i) such Affiliate Transaction is in writing and on terms which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with a Person who is not such an Affiliate of the Company, (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $2 million, the Company delivers an officer's certificate to the Trustee certifying that such Affiliate Transaction complies with clause (i) above and that either (A) such Affiliate Transaction has been approved by a majority of the Disinterested Directors of the Board of Directors who shall have determined in good faith that such Affiliate Transaction is on terms which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable to the Company or such Subsidiary as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with a Person who is not such an Affiliate of the Company, or
(B) the Company has received an opinion from a qualified independent financial adviser to the Company to the effect that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view, and (iii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, the Company delivers an officers' certificate to the Trustee certifying that such Affiliate Transaction complies with clause
(i) above and both clauses (ii)(A) and (ii)(B) above; PROVIDED, HOWEVER, that Affiliate Transactions shall not include (i) any transaction with an officer or member of the Board of Directors of the Company or any Subsidiary entered into in the ordinary course of business or (ii) performance of any agreement or arrangement in existence (written or oral) on the date of the Indenture in accordance with its terms as in effect on such date. (Section 1010)

    LIMITATION ON SALE OF ASSETS. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the proceeds from such Asset Sale are received in cash and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of the Company and evidenced in a board resolution).

    (b) If all or a portion of the Net Cash Proceeds of any Asset Sale is not required to be applied to repay permanently any outstanding Indebtedness outstanding under the New Credit Facility, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of any Indebtedness outstanding under the New Credit Facility or such New Credit Facility Indebtedness is no longer outstanding, then the Company may within one year of the Asset Sale either invest or enter into a legally binding agreement to invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay New Credit Facility Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds equals $10 million or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness (other than Indebtedness outstanding under the New Credit Facility) required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (i) the Company shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (ii) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") out of an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; PROVIDED that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The Offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. Upon completion of the purchase of all the Notes tendered pursuant to an Offer or repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds shall be reset at zero. To the extent that the aggregate amount of Notes tendered and Pari Passu Indebtedness repurchased pursuant to an Offer and Pari Passu Offer, respectively, is less than the amount of Excess Proceeds, the Company may use such deficiency, or portion thereof, for general corporate purposes.

    (d) Whenever the Excess Proceeds received by the Company exceed $10 million, such Excess Proceeds shall, prior to the purchase of Notes or any Pari Passu Indebtedness described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depositary or a paying agent of the amount required to purchase the Notes or the repurchase or redemption price of Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, (ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in an Offer or Pari Passu Indebtedness tendered in a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of the Company and its Subsidiaries; PROVIDED that in no event shall the Company be required to set aside an amount in excess of the sum of the Note Amount and the Pari Passu Debt Amount. Such Excess Proceeds may be invested in Temporary Cash Investments, PROVIDED that the maturity date of any such investment made after the amount of Excess Proceeds exceeds $10 million shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments, PROVIDED that the Company shall not be entitled to such interest if an Event of Default has occurred and is continuing.

    (e) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

    (f) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

    (g) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture as such Indebtedness may be refinanced or replaced from to time; PROVIDED that such restrictions are not less favorable to the holders of Notes than those existing on the date of the Indenture) that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase. (Section 1011)

    LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien (other than Permitted Liens) of any kind upon any of its property or assets (including any intercompany notes) or any income or profits therefrom, except if the Notes (or a Guarantee, in the case of Liens of a Guarantor) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness or Indebtedness of a Guarantor subordinated in right of payment to any Guarantee) the obligation or liability secured by such Lien. (Section 1012)

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES. (a) The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company other than Permitted Guarantees or guarantees of the Notes unless (i) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes and if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's assumption, guarantee or other liability with respect to the Notes to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary.

    (b) Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is in compliance with the Indenture. (Section 1013)

    PURCHASE OF NOTES UPON A CHANGE OF CONTROL. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

    Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the Change of Control Purchase Price and that the Change of Control Purchase Date shall be a business day no earlier than 30 days or later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1014)

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for any or all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer and, accordingly, none of the holders of the Notes may receive the Change of Control Purchase Price for their Notes in the event of a Change of Control. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

    The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

    The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

    The provisions of the Indenture may not afford holders of Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by their respective managements or affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. Reference is made to "Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, may result in a Change of Control if it is the type of transaction specified by such definition.

    The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. (Section 1014)

    LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES. The Company will not permit (a) any Subsidiary to issue any Capital Stock (other than to the Company or any Wholly Owned Subsidiary) or (b) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire any Capital Stock of any Subsidiary from the Company or any Wholly Owned Subsidiary except upon the sale of all of the outstanding Capital Stock of such Subsidiary owned by the Company or a Wholly Owned Subsidiary except in either case if (i) the Subsidiary whose Capital Stock is issued or sold guarantees all obligations of the Company under the Indenture and the Notes (the terms of which guarantee (x) shall be the same as the terms of the Permitted Guarantees on the date on which the Notes were initially issued and (y) shall rank PARI PASSU in right of payment to the Permitted Guarantees) (provided that this clause

(i) shall not be applicable in the case of the issuance or sale of the Capital Stock of American Country Insurance Company to the extent such guarantee is prohibited by law), (ii) after giving effect to the sale or issuance of such Capital Stock, the Company beneficially owns in excess of 50% of the outstanding Capital Stock of such subsidiary on a fully diluted basis and (iii) the Capital Stock is issued or sold in an underwritten public offering pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act. (Section 1015)

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock to the Company or any other Subsidiary, (b) pay any Indebtedness owed to the Company or any Subsidiary, (c) make any Investment in the Company or any other Subsidiary or (d) transfer any of its properties or assets to the Company or any Subsidiary, except (i) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture and listed on a schedule thereto, (ii) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (iii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (ii), PROVIDED that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1016)

    PROVISION OF FINANCIAL STATEMENTS.  Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders of Notes and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Notes at the Company's cost. (Section 1017)

    IMPAIRMENT OF SECURITY INTEREST. The Company shall not, and shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the holders of the Notes, with respect to the Collateral, and the Company shall not, and shall not permit any of its Subsidiaries to, grant to any Person (other than the Trustee on behalf of itself and the holders of the Notes) any interest whatsoever in the Collateral other than Liens permitted by the Pledge Agreement. (Section 1018)

    ADDITIONAL COVENANTS. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate and Company existence; (v) payment of taxes and other claims; (vi) maintenance of properties; (vii) maintenance of insurance; and (viii) the Collateral.

CONSOLIDATION, MERGER, SALE OF ASSETS

    The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:
(i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such PRO FORMA calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "-- Certain Covenants -- Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (vi) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants -- Limitation on Liens" are complied with; (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with. (Section 801)

    Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or series of related transactions, merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto: (i) either (a) such Guarantor shall be the continuing corporation or (b) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such
consolidation,   merger,  sale,  assignment,   conveyance,  transfer,  lease  or
disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. (Section 801)

    In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture, the Notes or such Guarantee, as the case may be; PROVIDED that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or such Guarantee, as the case may be.

EVENTS OF DEFAULT

    An Event of Default will occur under the Indenture if:

        (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

        (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall become due and payable at maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

       (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Pledge Agreement or the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in paragraphs (i) or (ii) or in clauses (b), (c) and (d) of this paragraph
    (iii)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Certain Covenants -- Purchase of Notes Upon a Change of Control"; or (d) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets";

       (iv) (a) any default in the payment of principal, premium, if any, or interest on any Indebtedness shall have occurred under any agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness which aggregate in excess of $5 million when the same shall become due and payable and continuation of such default after any applicable grace period and, if such Indebtedness has not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this paragraph (iv) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

        (v) one or more judgments, orders or decrees for the payment of money in excess of $5 million, either individually or in the aggregate, shall be entered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either (a) enforcement proceedings shall have been commenced upon such judgment, order or decree or
    (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

       (vi) the Pledge Agreement shall for any reason cease to be, or be asserted in writing by the Company not to be, in full force and effect and enforceable in accordance with its terms, or any security interest purported to be created by the Pledge Agreement shall cease to be a valid and perfected security interest in any Collateral;

       (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Material Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or  other  similar official  of  the Company  or  any  Material
    Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

      (viii) (a) the Company or any Material Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Material Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Material Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, (d) the Company or any Material Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Material Subsidiary or of any substantial part of its property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or
    (e) the Company or any Material Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii).

    If an Event of Default (other than as specified in paragraphs (vii) and (viii) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable immediately at their principal amount together with accrued and unpaid interest, if any, to the date the Notes shall have become due and payable and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in paragraph
(vii) or (viii) of the prior paragraph occurs and is continuing, then all the Notes shall IPSO FACTO become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of at least a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes,
(iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

    The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past defaults under the Indenture and their consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding affected thereby. (Section 513)

    The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

    The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in such other transactions, PROVIDED that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company and any Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and the Collateral would be released from the Lien in favor of the holders of the Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants (PROVIDED that the Company's obligations to pay interest, premium, if any, and principal on the Notes under the Indenture shall remain in full force and effect as long as the Notes are outstanding), that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes. (Sections 401, 402 and 403)

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such
principal  or installment of principal (or on any date after              , 1999
(such date being referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable Bankruptcy Law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Collateral Agent having repossessed and disposed of the Collateral. Under the United States Bankruptcy Code, a secured creditor such as the Collateral Agent on behalf of the holders of the Notes and the lenders under the New Credit Facility is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment funds have been deposited in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on such Notes, at such Maturity, Stated Maturity or redemption date; (ii) the Company and any Guarantor have paid or caused to be paid all other sums payable under the Indenture by the Company or any Guarantor; and (iii) the Company and any Guarantor have delivered to the Trustee an officers' certificate and an opinion of counsel in the United States each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound. (Section 1201)

MODIFICATIONS AND AMENDMENTS

    Modifications and amendments of the Indenture and the Pledge Agreement may be made by the Company, any Guarantor, if any, and the Trustee with the consent of the holders of not less than a majority in aggregate outstanding principal amount of the Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or waive a default in the payment of the principal of, or interest on any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "--
Certain Covenants -- Purchase of Notes Upon a Change of Control" or make and consummate an Offer in accordance with "-- Certain Covenants -- Limitation on Sale of Assets", including, in each case, amending, changing or modifying any of the definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; (vi) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes in right of payment to other Indebtedness of the Company or which subordinates any Guarantee in right of payment to other Indebtedness of such Guarantor; or (vii) consent to the release of any Collateral from the Lien created by the Pledge Agreement or permit the creation of any Lien on the Collateral except in each case in accordance with the terms of the Indenture and the Pledge Agreement. (Section 902)

    The  holders  of  a majority  in  aggregate  principal amount  of  the Notes
outstanding  may  waive  compliance  with  certain  restrictive  covenants   and
provisions of the Indenture. (Section 1020)

GOVERNING LAW

    The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (or

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any  partner of  such Person) or  (ii) any  other Person that  owns, directly or indirectly, 5% or more of such Person's (or any partner of such Person's) equity ownership or Voting Stock or any officer or director of either of such Persons. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets" or (B) that are of the Company to any Wholly Owned Subsidiary, or of any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture.

    "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

    "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States Federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

    "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 45% of the Voting Stock of all classes of Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the members of the Board of Directors then still in office who were either members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction (X) where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or (Y) where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation or the Company which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which

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could be paid  by the Company  as a  Restricted Payment as  described under  "--
Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Certain Covenants -- Limitation on Restricted Payments") and
(B) no "person" or "group" other than the Permitted Holders owns immediately after such transaction, directly or indirectly, more than 45% of the total outstanding Voting Stock of the surviving corporation; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Collateral Agent" means                                                   .

    "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if, at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

    "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated
Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income (Loss), in each case for such period, of such Person and its Consolidated Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of (I) Consolidated Interest Expense of such Person for such period and (II) the product of (x) all cash dividends (including the payment of accreted or accumulated dividends) paid on any Preferred Stock of such Person during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate (but not less than zero) of such Person, expressed as a decimal, in each case, on a Consolidated basis and in accordance with GAAP; PROVIDED that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate, and (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

    "Consolidated Income Tax Expense" means for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

    "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under Interest Rate Agreements (including amortization of discounts), and (iii) the interest portion of any deferred payment obligation plus (b) the interest expense attributable to Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period in each case as determined in accordance with GAAP.

    "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (loss) of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such Consolidated net income (or loss), by excluding, without duplication, (i) all extraordinary gains and losses, (ii) the portion of net income (or loss) of such Person and its Consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received

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by  such Person or  one of its  Consolidated Subsidiaries, (iii)  net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) aggregate net gains (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders and (vii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person.

    "Consolidated Net Worth" means, with respect to any Person, the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP.

    "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

    "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

    "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

    "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

    "Guarantee"   means  the  guarantee  by   any  Guarantor  of  the  Indenture
Obligations.

    "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement
(i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "Guarantor" means any guarantor of the Indenture Obligations.

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
    "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person (except for obligations which have been included in the Consolidated Net Income of such Person other than as Consolidated Interest Expense), (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors of such Person.

    "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders of the Notes under the Indenture and the Notes, according to the terms thereof.

    "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

    "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "Material Subsidiary" means any Subsidiary of the Company (a) revenues attributable to which for the then most recently completed four fiscal quarters constituted 2% or more of the Consolidated revenues of the Company or (b) the assets of which at the end of such period constituted 2% of the Consolidated assets of the Company at the end of such period.

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
    "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the "Offer Date" or any redemption date and whether by declaration of acceleration, Change of Control Offer in respect of a Change of Control Offer, in respect of an Asset Sale, call for redemption or otherwise.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or cash equivalents, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "New  Credit Facility" means the Credit Agreement, dated as of             ,
1994, among International Controls Corp.,                                  ,  as
agent, and the lenders party thereto, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

    "Pari Passu Indebtedness" means any Indebtedness of the Company that is PARI PASSU in right of payment to the Notes.

    "Permitted Guarantees" means guarantees issued by the Company's Subsidiaries on the date of the Indenture of the Company's Indebtedness under the New Credit Facility.

    "Permitted Holders" means (i) David R. Markin, Martin L. Solomon, Allan R. Tessler and Wilmer J. Thomas, Jr. or any one of them, (ii) any trusts created for the benefit of the persons described in clause (i) or members of such persons immediate family; and (iii) in the event of the incompetence or death of any of the persons described in clause (i), such person's estate, executor, administrator, committee or other personal representatives or beneficiaries.

    "Permitted Indebtedness" means the following:

        (i) Indebtedness of the Company under the New Credit Facility in an aggregate principal amount not to exceed (i) $60 million under any term loan portion thereof less the amount of any permanent repayment of Indebtedness thereunder plus (ii) $115 million under any revolving credit agreement portion thereof;

        (ii) Indebtedness of the Company pursuant to the Notes;

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
       (iii) Indebtedness of the Company or any Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto;

       (iv) Indebtedness (a) of the Company owing to a Subsidiary or (b) of a Wholly Owned Subsidiary owing to the Company or another Wholly Owned
    Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note in the form attached as an exhibit to the Indenture and, in the case of Indebtedness of the Company owing to a Subsidiary, is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, upon acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; PROVIDED, FURTHER, that (x) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly Owned Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv) and (y) any transaction pursuant to which any Wholly Owned Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Subsidiary, ceases to be a Wholly Owned Subsidiary shall be deemed to be the incurrence of Indebtedness by the Company or such other Wholly Owned Subsidiary that is not permitted by this clause (iv);

        (v) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

       (vi) the Permitted Guarantees;

       (vii) guarantees of any Subsidiary made in accordance with the provisions of "-- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries;"

      (viii) guarantees by Subsidiaries of Indebtedness of third parties incurred in the ordinary course of business up to an aggregate amount
    outstanding at any time of $          ; and

       (ix) Indebtedness of the Company and any Subsidiary in addition to that described in paragraphs (i) through (viii) of this definition of "Permitted Indebtedness" in an aggregate principal amount outstanding at any given time not to exceed $10 million.

    "Permitted Investment" means (i) Investments in any Wholly Owned Subsidiary or Investments by the Company or any Subsidiary in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary or (b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Subsidiary; (ii) Investments in the Notes; (iii) Indebtedness of the Company or a Subsidiary described under clause (iv) of the definition of "Permitted Indebtedness"; (iv) Temporary Cash Investments; (v) Investments in existence on the date of the Indenture; and (vi) Investments in the Company's 14 1/2% Subordinated Discount Debentures due 2006.

    "Permitted Liens" means the following:

        (i) any Lien existing, or provided for under arrangements existing, as of the date of the Indenture;

        (ii) any Lien arising by reason of (1) any judgment, decree or order of any court or other governmental authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes, assessments or similar charges not yet delinquent or which are being contested in good faith; (3) security for the payment of workers' compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including but not limited to in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto); (4) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business; (6) deposits or pledges to secure public or statutory obligations, progress payments, surety and appeal bonds or other obligations of like nature incurred in the ordinary course of business; (7) certain surveys, exceptions, title of defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines or other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; or (8) operation of law in favor of
    landlords,  mechanics,   carriers,  warehousemen,   materialmen,   laborers,
    employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

       (iii) any Lien securing Acquired Indebtedness created prior to (and not created in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary, which Indebtedness is permitted under the provisions of "-- Certain Covenants -- Limitation on Indebtedness";

       (iv) any  Lien  securing  Indebtedness  incurred  under  the  New  Credit
    Facility;

        (v) any Lien created by Subsidiaries to secure Indebtedness of such Subsidiaries to the Company; and

       (vi) any Lien securing Purchase Money Obligations and Capital Lease Obligations incurred pursuant to the provisions of "-- Certain Covenants --Limitation on Indebtedness";

       (vii) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (i), (iii) and (iv) so long as (1) the amount of security is not increased thereby, (2) the aggregate amount of Indebtedness or other obligations secured by the Lien after such extension, renewal, refinancing or replacement does not exceed the aggregate amount of the Indebtedness or other obligations secured by the existing Lien prior to such extension, renewal, refinancing or replacement plus an amount equal to the lesser of (a) the stated premium required to be paid in connection with such an extension, renewal, refinancing or replacement pursuant to the terms of the Indebtedness or (b) the amount of any premium actually paid by the Company to accomplish such extension, renewal, refinancing or replacement and (3) the Indebtedness secured by such Lien (other than Permitted Indebtedness) is permitted under the provisions of "-- Certain Covenants -- Limitation on Indebtedness."

    "Permitted Subsidiary Indebtedness" means (i) Indebtedness of the Subsidiaries of the Company in the aggregate principal amount outstanding not to exceed $15 million at any given time and (ii) Indebtedness of the Subsidiaries of the Company in the aggregate principal amount outstanding not to exceed $25 million at any given time under any agreement providing for subsidized financing from any federal or state governmental agency.

    "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

    "Pledge Agreement" means the pledge agreement dated the date of the Indenture among the Company, the Collateral Agent, the Trustee and the lenders under the New Credit Facility.

    "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

    "Public Offering" means an underwritten initial public offering of Qualified Capital Stock (other than Preferred Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act which results in gross cash proceeds to the Company of not less than $30 million.

    "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company or its Subsidiaries, and any additions and accessions thereto, which are purchased by the Company or any Subsidiary at any time after the Notes are issued; PROVIDED, that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii)(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or any Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Senior  Indebtedness"  means  Indebtedness   of  the  Company  other   than
Subordinated Indebtedness.

    "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

    "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Notes.

    "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

    "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of

America, (ii) any certificate of deposit or money market deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $250,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency, or "A-1" or higher according to Standard & Poor's Corporation ("S&P") or any successor rating agency (iii) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency or "A-1" (or higher) according to S&P or any successor rating agency, and (iv) any repurchase obligation with a term of not more than 90 days for direct obligations of the United States of America entered into with a bank meeting the qualifications described in clause (ii) above.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have in respect of a corporation, the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "Wholly Owned Subsidiary" means a Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares) of which are owned by the Company or another Wholly Owned Subsidiary.

                                  UNDERWRITING

    Subject to certain terms and conditions of the Underwriting Agreement, Alex. Brown & Sons Incorporated and SPP Hambro & Co. (the "Underwriters") have agreed to purchase from the Company the following respective principal amounts of the
Notes:

                                                                                                 PRINCIPAL AMOUNT
                                         UNDERWRITERS                                                OF NOTES
- -----------------------------------------------------------------------------------------------  -----------------
Alex. Brown & Sons Incorporated................................................................   $
SPP Hambro & Co................................................................................
                                                                                                 -----------------
Total..........................................................................................   $   225,000,000
                                                                                                 -----------------
                                                                                                 -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

    The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Notes if any Notes are purchased.

    The Underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

    There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice.

    NBD Bank, N.A. will receive a fee from the Company for acting as the Company's financial advisor in connection with the offering.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for the Company by Hutton Ingram Yuzek Gainen Carroll & Bertolotti, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. As to certain matters concerning the laws of the State of Florida, Hutton Ingram Yuzek Gainen Carroll & Bertolotti and Fried, Frank, Harris, Shriver & Jacobson will rely upon the opinions of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
International Controls Corp. and Subsidiaries
  Report of Independent Auditors..........................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1992 and 1991............................................        F-3
  Consolidated Statements of Shareholders' Deficit for the Years Ended December 31, 1992, 1991 and 1990...        F-4
  Consolidated Statements of Operations for the Years Ended December 31, 1992, 1991 and 1990..............        F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1992, 1991 and 1990..............        F-6
  Notes to Consolidated Financial Statements -- December 31, 1992.........................................        F-7
  Consolidated Balance Sheets at September 30, 1993 (unaudited) and December 31, 1992.....................       F-23
  Consolidated Statements of Operations for the Three Months Ended September 30, 1993 and September 30,
   1992 (unaudited).......................................................................................       F-24
  Consolidated Statements of Operations for the Nine Months Ended September 30, 1993 and September 30,
   1992 (unaudited).......................................................................................       F-25
  Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1993 and September 30,
   1992 (unaudited).......................................................................................       F-26
  Notes to Consolidated Financial Statements -- September 30, 1993 (unaudited)............................       F-27

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
International Controls Corp.

    We have audited the accompanying consolidated balance sheets of International Controls Corp. and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Controls Corp. and subsidiaries at December 31, 1992 and 1991, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG

Kalamazoo, Michigan
March 5, 1993

                          CONSOLIDATED BALANCE SHEETS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1992       1991
                                                                                              ---------  ---------
Cash and cash equivalents...................................................................  $  42,199  $  41,057
Accounts receivable, less allowance for doubtful accounts of $623
 (1991 -- $606) (Note G)....................................................................     64,115     51,897
Current portion of finance lease receivables................................................      2,352      3,996
Inventories (Notes D and G).................................................................     71,861     64,041
Other current assets........................................................................      8,897      9,995
                                                                                              ---------  ---------
    TOTAL CURRENT ASSETS....................................................................    189,424    170,986
Property, plant and equipment, net (Notes E, G and H).......................................    119,492    125,681
Insurance Subsidiary's investments (Note F).................................................     84,616     76,792
Noncurrent finance lease receivables (Notes C and G)........................................      2,863      6,402
Cost in excess of net assets acquired, net of accumulated amortization of $5,002 (1991 --
 $3,752)....................................................................................     44,993     46,243
Trademark, net of accumulated amortization of $1,400
 (1991 -- $1,050)...........................................................................     12,046     12,396
Other assets (Note H).......................................................................     22,963     31,461
                                                                                              ---------  ---------
    TOTAL ASSETS............................................................................  $ 476,397  $ 469,961
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1992       1991
                                                                                             ---------  ---------
Accounts payable...........................................................................  $  58,081  $  50,280
Notes payable (Note G).....................................................................      5,000      4,000
Income taxes payable (Note K)..............................................................      6,739      2,250
Accrued compensation.......................................................................     13,729     10,311
Accrued interest...........................................................................     11,596     12,789
Other accrued liabilities..................................................................     30,833     23,481
Current portion of long-term debt..........................................................     15,752     19,316
                                                                                             ---------  ---------
      TOTAL CURRENT LIABILITIES............................................................    141,730    122,427
Long-term debt, excluding current portion (Note G):
  Shareholders.............................................................................     30,000     30,000
  Other....................................................................................    259,616    263,008
                                                                                             ---------  ---------
                                                                                               289,616    293,008
Insurance Subsidiary's unpaid losses and loss adjustment expenses..........................     61,892     56,846
Unearned insurance premiums................................................................     10,177     11,286
Other noncurrent liabilities...............................................................     38,252     42,707
Minority interest (Notes H and J)..........................................................     41,026     42,061
                                                                                             ---------  ---------
      TOTAL LIABILITIES....................................................................    582,693    568,335
Shareholders' deficit (Notes A, F and G):
  Common stock, par value $0.01:
    Authorized 15,000,000 shares
    Outstanding 9,036,700 shares...........................................................         90         90
  Additional paid-in capital...............................................................     14,910     14,910
  Retained earnings........................................................................      7,045     14,600
  Unrealized appreciation on Insurance Subsidiary's investments in equity securities.......         32        399
  Notes receivable from shareholders.......................................................       (625)      (625)
  Amount paid in excess of Checker's net assets............................................   (127,748)  (127,748)
                                                                                             ---------  ---------
      TOTAL SHAREHOLDERS' DEFICIT..........................................................   (106,296)   (98,374)
Commitments and contingencies (Note H).....................................................
                                                                                             ---------  ---------
      TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT..........................................  $ 476,397  $ 469,961
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                                                                                  UNREALIZED
                                                                                 APPRECIATION                       AMOUNT PAID
                                                                                (DEPRECIATION)         NOTES        IN EXCESS OF
                                                      ADDITIONAL                ON INVESTMENTS      RECEIVABLE       CHECKER'S
                                          COMMON        PAID-IN     RETAINED       IN EQUITY           FROM          NET ASSETS
                                           STOCK        CAPITAL     EARNINGS      SECURITIES       SHAREHOLDERS       (NOTE A)
                                       -------------  -----------  -----------  ---------------  -----------------  ------------
BALANCES AT JANUARY 1, 1990..........    $      90     $  14,910    $   2,943      $  (1,369)        $    (625)     $   (127,748)
Unrealized depreciation on investment
 in equity securities................       --            --           --               (421)           --               --
Net income...........................       --            --            7,475         --                --               --
                                               ---    -----------  -----------       -------            ------      ------------
BALANCES AT DECEMBER 31, 1990........           90        14,910       10,418         (1,790)             (625)         (127,748)
Unrealized depreciation on investment
 in equity securities................       --            --           --              2,189            --               --
Net income...........................       --            --            4,182         --                --               --
                                               ---    -----------  -----------       -------            ------      ------------
BALANCES AT DECEMBER 31, 1991........           90        14,910       14,600            399              (625)         (127,748)
Unrealized appreciation on investment
 in equity securities................       --            --           --               (367)           --               --
Net loss.............................       --            --           (7,555)        --                --               --
                                               ---    -----------  -----------       -------            ------      ------------
BALANCES AT DECEMBER 31, 1992........    $      90     $  14,910    $   7,045      $      32         $    (625)     $   (127,748)
                                               ---    -----------  -----------       -------            ------      ------------
                                               ---    -----------  -----------       -------            ------      ------------

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1992          1991          1990
                                                                          ------------  ------------  ------------
REVENUES:
  Trailer manufacturing and distribution................................  $    536,336  $    400,196  $    491,532
  Automotive products manufacturing.....................................       112,631        84,401       133,401
  Vehicular operations including rental income of $37,382 (1991 --
    $39,946; 1990 -- $41,614)...........................................        40,580        43,527        45,006
  Insurance premiums earned.............................................        27,186        27,142        23,272
                                                                          ------------  ------------  ------------
                                                                               716,733       555,266       693,211
COST OF REVENUES:
  Cost of sales.........................................................      (561,546)     (428,949)     (537,445)
  Cost of vehicular operations..........................................       (30,120)      (30,801)      (29,937)
  Cost of insurance operations..........................................       (19,204)      (20,793)      (17,298)
                                                                          ------------  ------------  ------------
                                                                              (610,870)     (480,543)     (584,680)
                                                                          ------------  ------------  ------------
GROSS PROFIT............................................................       105,863        74,723       108,531
Operating expenses:
  Selling, general and administrative expense...........................       (76,877)      (72,032)      (77,597)
  Plant restructuring costs (Note M)....................................       --            --             (7,500)
Interest expense........................................................       (42,726)      (47,425)      (61,596)
Interest income.........................................................         8,895        11,634        14,696
Other expense, net......................................................        (2,023)       (1,078)         (941)
                                                                          ------------  ------------  ------------
LOSS BEFORE MINORITY EQUITY, INCOME TAXES AND EXTRAORDINARY ITEMS.......        (6,868)      (34,178)      (24,407)
Minority equity (Note J)................................................       --              1,931        (2,296)
                                                                          ------------  ------------  ------------
LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS........................        (6,868)      (32,247)      (26,703)
Income tax benefit (expense) (Note K)...................................          (687)        5,241         6,429
                                                                          ------------  ------------  ------------
LOSS BEFORE EXTRAORDINARY ITEMS.........................................        (7,555)      (27,006)      (20,274)
Extraordinary items (Note L)............................................       --             31,188        27,749
                                                                          ------------  ------------  ------------
NET INCOME (LOSS).......................................................  $     (7,555) $      4,182  $      7,475
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
WEIGHTED AVERAGE NUMBER OF SHARES USED IN PER SHARE COMPUTATIONS........         9,037         9,037         9,037
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
INCOME (LOSS) PER SHARE:
  Loss before extraordinary items.......................................  $      (0.84) $      (2.99) $      (2.24)
  Extraordinary items (Note L)..........................................       --               3.45          3.07
                                                                          ------------  ------------  ------------
  NET INCOME (LOSS).....................................................  $      (0.84) $       0.46  $       0.83
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1992        1991        1990
                                                                              ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................................  $   (7,555) $    4,182  $    7,475
  Adjustment to reconcile net income (loss) to net cash provided by operating activities:
    Extraordinary gain......................................................      --         (31,188)    (27,749)
    Depreciation and amortization...........................................      21,054      20,931      20,784
    Deferred income tax expense (benefit)...................................      (4,311)      3,288      (3,610)
    Amortization of cost in excess of net assets acquired...................       1,250       1,250       1,250
    Amortization of debt discount...........................................       1,181       1,045      24,690
    Net loss (gain) on sale of property, plant and equipment................         217         275        (456)
    Investment losses (gains)...............................................        (690)      1,646       1,477
    Increase (decrease) in minority equity..................................      --          (1,992)      2,150
    Provision for plant restructuring.......................................      --          --           7,500
    Other noncash charges...................................................       6,386       3,980       8,587
    Changes in operating assets and liabilities:
      Accounts receivable...................................................     (12,401)      8,034       6,228
      Finance lease receivables.............................................       5,131       7,213       9,308
      Inventories...........................................................      (7,820)       (784)      2,020
      Unbilled tooling charges..............................................      --          35,181     (35,181)
      Other assets..........................................................      --             536      (2,679)
      Accounts payable......................................................       7,801      (3,007)      4,204
      Income taxes..........................................................       4,489     (17,398)    (10,744)
      Unpaid losses and loss adjustment expenses............................       5,046       7,320       6,263
      Unearned insurance premiums...........................................      (1,109)       (347)      3,156
      Other liabilities.....................................................       6,529      (2,354)    (12,305)
                                                                              ----------  ----------  ----------
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES..............................      25,198      37,811      12,368
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................................  $  (17,549) $  (16,457) $  (21,564)
  Proceeds from disposal of property, plant and equipment and other
    productive assets.......................................................       2,783       2,685      12,762
  Purchase of investments...................................................     (32,190)    (19,228)    (22,695)
  Proceeds from sale of investments.........................................      31,617      18,732      16,227
                                                                              ----------  ----------  ----------
NET CASH FLOW USED IN INVESTING ACTIVITIES..................................     (15,339)    (14,268)    (15,270)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................................................      32,090      20,530      35,300
  Repayments of borrowings..................................................     (39,772)    (43,610)    (42,569)
  Return of limited partner's capital.......................................      (1,035)       (821)       (490)
                                                                              ----------  ----------  ----------
NET CASH FLOW USED IN FINANCING ACTIVITIES..................................      (8,717)    (23,901)     (7,759)
                                                                              ----------  ----------  ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................       1,142        (358)    (10,661)
Beginning cash and cash equivalents.........................................      41,057      41,415      52,076
                                                                              ----------  ----------  ----------
ENDING CASH AND CASH EQUIVALENTS............................................  $   42,199  $   41,057  $   41,415
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE A -- ORGANIZATION
    The Company has two operating subsidiaries, Great Dane Trailers, Inc. ("Great Dane") and Checker Motors Corporation ("Checker"). During 1989, the Company purchased all of the common stock of Checker, the general partner of Checker Motors Co., L.P. ("Partnership"), a Delaware limited partnership (the "Checker acquisition").

    Immediately after the Checker acquisition, substantially all of Checker's former shareholders purchased, through Checker Holding Corp. ("Holding"), all of the outstanding common stock of the Company (the "Holding buyout"). Holding was created solely for the purpose of acquiring the stock of the Company and was subsequently merged into the Company. The Holding buyout has been accounted for as if Checker acquired the Company (a "reverse acquisition"), since there was no significant change in control of Checker.

    Under generally accepted accounting principles for reverse acquisitions, the net assets of Checker acquired in the Checker acquisition cannot be revalued to estimated fair value. Accordingly, the $127.7 million excess of the amount paid over the historical book value of Checker's net assets has been accounted for as a separate component reducing shareholders' equity and is not subject to amortization. The fair value of Checker's net assets, as estimated by management, is significantly greater than historical book value, but no appraisal of fair value is available.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of International Controls Corp. and its subsidiaries, including a wholly-owned trailer leasing company, other greater than 50% owned companies, the Partnership and the Partnership's wholly-owned subsidiaries, including American Country Insurance Company ("Insurance Subsidiary"). All significant intercompany accounts and transactions have been eliminated.

    CASH  EQUIVALENTS:   The  Company considers  all highly  liquid investments,
other than Insurance Subsidiary investments, with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES:   Inventories are  stated at the  lower of cost  or market. The cost of inventories is determined principally on the last-in, first-out ("LIFO") method.

    PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided based on the assets' estimated useful lives, principally by the straight-line method.

    Estimated depreciable lives are as follows:

Buildings......................................................  10-40 years
Transportation equipment.......................................   2-6 years
Machinery, equipment, furniture and fixtures...................  3-12 years

    INTANGIBLE ASSETS:   Intangible assets,  principally cost in  excess of  net
assets acquired, noncompete agreements and a trademark, are being amortized on the straight-line basis over periods of 4 to 40 years.

    MINORITY INTEREST: Minority interest represents the limited partner's allocable share of the Partnership's net assets (see Notes H and J) and the limited partner's allocable share of net assets of South Charleston Stamping and Manufacturing Company ("SCSM").

    REVENUE RECOGNITION: Revenues from sales of trailers that are manufactured in response to customers' orders are recorded when such products are completed and invoiced. Finance income is recognized as other income over the term of the finance leases by applying the simple interest method to scheduled monthly collections. Rental income from vehicle leases is recognized as earned. Vehicles are generally leased on a daily or weekly basis to unaffiliated operators. Insurance Subsidiary premiums are recognized

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) as income ratably over the period covered by the policies. Unearned premium reserves are calculated on the monthly pro-rata basis. Realized gains (losses) on investments are determined on a specific identification basis and are included in the determination of net income.

    INCOME TAXES: Provision is made for deferred income taxes which arise from differences between financial reporting and tax recognition of certain revenue and expense items.

    DEBT ISSUE EXPENSE:   Expenses incurred in connection  with the issuance  of
debt are capitalized and amortized as interest expense over the life of the debt.

    LOSSES AND LOSS ADJUSTMENT EXPENSES: The Insurance Subsidiary's liability for unpaid losses and loss adjustment expenses represents an estimate of the ultimate net costs of all losses which are unpaid at the balance sheet dates, and is determined using case-basis evaluations and statistical analysis. These estimates are continually reviewed and any adjustments which become necessary are included in current operations. Since the liability is based on estimates, the ultimate settlement of losses and the related loss adjustment expenses may vary from the amounts included in the consolidated financial statements.

    RECLASSIFICATION: Certain 1991 amounts have been reclassified to conform to the 1992 classifications.

NOTE C -- TRAILER LEASING OPERATIONS
    Great Dane, through a wholly-owned leasing subsidiary, leases trailers under operating and sales-type leases ("finance lease receivables"). The following is a summary of the components of the subsidiary's net investment in finance lease receivables (dollars in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1992       1991
                                                                         ---------  ---------
Minimum lease payments receivable......................................  $   6,563  $  12,757
Less: Unearned income..................................................       (669)    (1,415)
    Allowance for doubtful accounts....................................       (679)      (944)
                                                                         ---------  ---------
                                                                             5,215     10,398
Less amounts reflected as current......................................     (2,352)    (3,996)
                                                                         ---------  ---------
Noncurrent portion.....................................................  $   2,863  $   6,402
                                                                         ---------  ---------
                                                                         ---------  ---------

    Minimum lease payments are receivable as follows: $3.4 million in 1993, $1.7 million in 1994, $1.4 million in 1995.

    Trailers   subject  to  operating  leases  are  included  in  transportation equipment in the accompanying consolidated balance sheets. The cost and accumulated depreciation of such trailers were $1.5 million and $0.6 million, respectively, at December 31, 1992, and $2.6 million and $0.8 million, respectively, at December 31, 1991.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE D -- INVENTORIES

    Inventories are summarized below (dollars in thousands):

                                                                             DECEMBER 31,
                                                                           1992       1991
                                                                         ---------  ---------
Raw materials..........................................................  $  44,005  $  39,975
Work-in-process........................................................      8,803      8,355
Finished goods.........................................................     19,053     15,711
                                                                         ---------  ---------
                                                                         $  71,861  $  64,041
                                                                         ---------  ---------
                                                                         ---------  ---------

    Inventories would not differ materially if the first-in, first-out costing method were used for inventories costed by the LIFO method.

NOTE E -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment are summarized below (dollars in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1992         1991
                                                                      -----------  -----------
Land and buildings..................................................  $    46,131  $    44,874
Transportation equipment............................................       37,392       36,700
Machinery, equipment, furniture and fixtures........................      106,261      101,177
                                                                      -----------  -----------
                                                                          189,784      182,751
Less accumulated depreciation and amortization......................      (70,292)     (57,070)
                                                                      -----------  -----------
                                                                      $   119,492  $   125,681
                                                                      -----------  -----------
                                                                      -----------  -----------

NOTE F -- INVESTMENTS
    Insurance Subsidiary investments, which are generally reserved for Insurance Subsidiary operations, are as follows (dollars in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1992       1991
                                                                         ---------  ---------
Fixed maturities (bonds and notes)--at cost, adjusted for amortization of premium or discount and other than temporary declines in market value.................................................................  $  75,950  $  72,943
Equity securities (common and non-redeemable preferred stocks)--at
 current market value (cost--$8,634 in 1992 and $3,450 in 1991)........      8,666      3,849
                                                                         ---------  ---------
                                                                         $  84,616  $  76,792
                                                                         ---------  ---------
                                                                         ---------  ---------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE F -- INVESTMENTS (CONTINUED)
    The amortized cost, gross unrealized gains and losses and estimated market values of fixed-maturity investments held by the Insurance Subsidiary are as follows (dollars in thousands):

                                                                              DECEMBER 31, 1992
                                                            -----------------------------------------------------
                                                                            GROSS          GROSS       ESTIMATED
                                                             AMORTIZED    UNREALIZED    UNREALIZED      MARKET
                                                               COST         GAINS         LOSSES         VALUE
                                                            -----------  ------------  -------------  -----------
U.S. Treasury securities and obligations of U.S.
 Government corporations and agencies.....................   $   3,039    $      163     $  --         $   3,202
Obligations of states and political subdivisions..........      11,633           479            22        12,090
Mortgage-backed securities................................       3,292            42        --             3,334
Corporate and other debt securities.......................      57,986         2,475           264        60,197
                                                            -----------  ------------        -----    -----------
                                                             $  75,950    $    3,159     $     286     $  78,823
                                                            -----------  ------------        -----    -----------
                                                            -----------  ------------        -----    -----------

                                                                              DECEMBER 31, 1991
                                                            -----------------------------------------------------
                                                                            GROSS          GROSS       ESTIMATED
                                                             AMORTIZED    UNREALIZED    UNREALIZED      MARKET
                                                               COST         GAINS         LOSSES         VALUE
                                                            -----------  ------------  -------------  -----------
U.S. Treasury securities and obligations of U.S.
 Government corporations and agencies.....................   $   3,005    $      180     $  --         $   3,185
Obligations of states and political subdivisions..........      11,004           366            36        11,334
Mortgage-backed securities................................         157             5        --               162
Corporate and other debt securities.......................      58,777         2,540           528        60,789
                                                            -----------  ------------        -----    -----------
                                                             $  72,943    $    3,091     $     564     $  75,470
                                                            -----------  ------------        -----    -----------
                                                            -----------  ------------        -----    -----------

    The amortized cost and estimated market value of fixed-maturity investments at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                        ESTIMATED
                                                                                           AMORTIZED     MARKET
                                                                                             COST         VALUE
                                                                                          -----------  -----------
Due in one year or less.................................................................   $  10,019    $  10,086
Due after one year through five years...................................................      27,087       28,176
Due after five years through ten years..................................................      18,212       16,278
Due after ten years.....................................................................      17,340       20,949
                                                                                          -----------  -----------
                                                                                              72,658       75,489
Mortgage-backed securities..............................................................       3,292        3,334
                                                                                          -----------  -----------
                                                                                           $  75,950    $  78,823
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Proceeds from sales of fixed-maturity investments were $21.7 million for 1992 and $13.6 million for 1991. Gross gains of $0.6 million and no gross losses were realized during 1992 and gross gains of $0.1 million and gross losses of $1 million were realized on those sales during 1991.

    Bonds with an amortized cost of $1.2 million at December 31, 1992, were on deposit to meet certain regulatory requirements.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE F -- INVESTMENTS (CONTINUED)
    Realized gains (losses) for 1992, 1991 and 1990 including other than temporary declines in market value, and unrealized appreciation (depreciation) on fixed maturity and equity security investments of the Insurance Subsidiary are summarized as follows (dollars in thousands):

                                                                                  FIXED       EQUITY
                                                                               MATURITIES   SECURITIES     TOTAL
                                                                               -----------  -----------  ---------
1992
  Realized gains.............................................................   $      34    $     656   $     690
  Unrealized depreciation....................................................      --             (367)       (367)
                                                                               -----------  -----------  ---------
                                                                                $      34    $     289   $     323
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------
1991
  Realized losses............................................................   $    (897)   $    (730)  $  (1,627)
  Unrealized appreciation....................................................      --            1,847       1,847
                                                                               -----------  -----------  ---------
                                                                                $    (897)   $   1,117   $     220
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------
1990
  Realized losses............................................................   $  (1,031)   $    (446)  $  (1,477)
  Unrealized depreciation....................................................      --             (502)       (502)
                                                                               -----------  -----------  ---------
                                                                                $  (1,031)   $    (948)  $  (1,979)
                                                                               -----------  -----------  ---------
                                                                               -----------  -----------  ---------

NOTE G -- BORROWINGS
    Long-term debt is summarized below (dollars in thousands):

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1992         1991
                                                                                          -----------  -----------
12 3/4% Senior Subordinated Debentures less debt discount of $12,330 (1991--$13,158)....  $   119,710  $   117,032
14 1/2% Subordinated Discount Debentures less debt discount of $6,697 (1991--$6,840)....       54,650       54,507
Notes payable to shareholders...........................................................       30,000       30,000
Great Dane term loan payable............................................................       26,167       30,267
Great Dane revolving credit line........................................................       17,620       16,530
Partnership term loan payable...........................................................       28,500      --
Equipment term loan.....................................................................        7,300        8,450
SCSM term loan payable..................................................................      --            21,000
Economic Development term loan..........................................................       11,389       11,802
Installment notes.......................................................................        5,079        9,342
Industrial revenue bonds................................................................      --             6,670
Other debt..............................................................................        4,953        6,724
                                                                                          -----------  -----------
                                                                                              305,368      312,324
Less current portion....................................................................      (15,752)     (19,316)
                                                                                          -----------  -----------
                                                                                          $   289,616  $   293,008
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Interest  on  the $132  million face  value of  12 3/4%  Senior Subordinated
Debentures is payable semiannually at the stated rate. The recorded debt discount is being amortized as interest expense over the expected life of the debentures using an imputed interest rate of approximately 15% compounded semiannually. Under the terms of the debentures, the Company's payment of dividends is limited to,

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE G -- BORROWINGS (CONTINUED)
among other things, 50% of consolidated net income subsequent to June 30, 1986, plus $12 million. At December 31, 1992, the Company was restricted from paying a dividend. The debentures are redeemable at the option of the Company in whole or in part at a decreasing premium. The debentures are subject to redemptions through a sinking fund whereby the Company is required to make five annual sinking fund payments of $18 million commencing August 1, 1996, with the final payment due August 1, 2001.

    Interest on the $61 million face value of 14 1/2% Subordinated Discount Debentures is payable semiannually at the stated rate. The recorded debt discount is being amortized as interest expense over the expected life of the debentures using an imputed interest rate of approximately 16.7% compounded semiannually. The 14 1/2% debentures are subject to redemption through a sinking fund whereby the Company is required to redeem, at their face value, on January 1 in each of the years 1997 through 2005, 7 1/2% of the principal amount of the debentures outstanding on January 1, 1997. The balance of debentures are due January 1, 2006. The debentures are callable any time at their face value and are subordinated to all present or future indebtedness of the Company not expressly subordinated to, or on a parity with, the debentures.

    The notes payable to shareholders are due September 30, 1997, or upon the earlier payment in full of obligations under both the 1992 Partnership Loan and Guaranty Agreement and the 1990 Great Dane loan and security agreement and bear interest payable quarterly in arrears at an annual rate equal to the prime rate of a New York bank (6% at December 31, 1992) plus 3 1/2%.

    In March 1990, Great Dane entered into a five year loan and security agreement ("Agreement") with certain banks. The Agreement made available to Great Dane a $33 million five-year term loan and a $47 million revolving credit line. The amount available under the revolving credit line is based upon the amount of Great Dane's eligible trade accounts receivable and inventory as defined in the Agreement. The additional amount available under the revolving credit line under the borrowing base terms of the Agreement totaled $24.5 million at December 31, 1992. In February 1993, the maximum revolving line of credit was increased to $65 million. The term loan is payable in equal monthly installments of $0.34 million plus interest at the bank's prime interest rate (6% at December 31, 1992) plus 1 1/2%, with the balance due in March 1995. The revolving credit line is due in 1995 and requires interest payments at the bank's prime rate (6% at December 31, 1992) plus 1 1/2%.

    All borrowings under the Agreement are fully secured by substantially all of the Great Dane assets not pledged elsewhere. The Agreement requires Great Dane to, among other things, comply with certain financial covenants, and limits additional loans to the Company, limits additions to and sales of Great Dane's fixed assets and limits additional Great Dane borrowings. Under the most restrictive covenant, no additional transfer of funds to the Company are available until after December 31, 1992.

    During September 1992, the Partnership entered into a Loan and Guaranty Agreement with a bank pursuant to which the bank provided a $30 million term loan to the Partnership. The proceeds from the term loan were used to repay the amount outstanding on the SCSM term loan payable, which indebtedness had been guaranteed by the Partnership, and to pay certain costs associated with the financing. The remainder of the proceeds are available for other corporate purposes. The term loan requires twenty quarterly principal payments of $1.5 million, plus interest at the bank's prime rate (6% at December 31, 1992) plus 1 1/4%, which payments commenced December 31, 1992. The term loan is secured by substantially all of the Partnership's assets, excluding the stock of the Insurance Subsidiary. The term loan agreement, which is guaranteed by Checker, requires Checker to, among other things, comply with certain financial covenants and limits additional loans to Checker.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE G -- BORROWINGS (CONTINUED)
    The equipment term loan requires quarterly payments of $0.3 million plus interest at the bank's prime rate (6% at December 31, 1992) plus 1 1/4%.
Quarterly principal payments increase to $0.5 million in April 1993. The obligation is secured by certain machinery and equipment with a net carrying amount of $7.1 million at December 31, 1992.

    In connection with the Partnership term loan and the equipment term loan, Checker is required to comply with certain financial covenants. Under the most restrictive covenant, no additional transfers of funds to the Company are available until after December 31, 1992.

    The economic development term loan, which is guaranteed by Motors, is payable by SCSM to the West Virginia Economic Development Authority, and requires monthly payments of $0.1 million, including interest at 6.6875% with the unpaid balance due 2008. The interest rate will be adjusted in April 1993, 1998 and 2003, so as to remain equal to 75% of the base rate, as defined, plus 1/2%. The loan is secured by certain machinery and equipment with a net carrying amount of $27.8 million at December 31, 1992.

    The installment notes are secured by the Company's finance lease receivables and by the Company's rights under certain operating leases. The notes bear interest at various fixed rates averaging approximately 10.3% and are payable in varying monthly installments through 1995.

    Maturities of long-term debt for the four years subsequent to 1993 are as follows: $14.4 million in 1994, $45.2 million in 1995, $8.4 million in 1996 and $53.4 million in 1997.

    Interest paid totaled $42.4 million in 1992, $43.3 million in 1991 and $36.6 million in 1990.

    SCSM has a line of credit with a bank totaling $5 million at December 31, 1992. Borrowing under the line ($5 million at December 31, 1992) bears interest at the bank's prime rate (6% at December 31, 1992) plus 1%.

NOTE H -- COMMITMENTS AND CONTINGENCIES
    The Company has been served by the Boeing Company ("Boeing") with a complaint for clean up costs resulting from groundwater contamination to a site where former subsidiaries of the Company conducted business operations. The Company has been advised by Boeing's counsel that Boeing has estimated a 90% probability that the costs of remediation for the first aquifer would total between $20 million and $50 million. There has, as yet, been no determination of the amount of the Company's liability, if any. The Company has given written notice to certain insurance carriers advising them of the complaint and notifying them that the Company may be insured by them under certain insurance policies then in effect. Further, the Company has served notice to a third party that the third party may have been a contributor to the groundwater contamination. The insurance carriers have continued to fund the Company's defense while expressly reserving the right to deny a duty to indemnify the Company should it be found liable.

    On March 4, 1992, Checker received notice that the Insurance Commissioner of the State of California, as Conservator and Rehabilitator of Executive Life Insurance Company of California ("ELIC"), a limited partner of the Partnership, had filed an Amendment to the Application for Order of Conservation filed in Superior Court of the State of California for the County of Los Angeles. The amendment seeks to add to the Order, dated April 11, 1991, Checker, the Partnership and Checker Holding Corp. III, a limited partner of the Partnership. The amendment alleges that the action by Checker invoking provisions of the Partnership Agreement that alter ELIC's rights in the Partnership upon the occurrence of certain events is improper and constitutes an impermissible forfeiture of ELIC's interest in the Partnership and a breach of fiduciary duty to ELIC. The amendment seeks (a) a declaration of the rights of the parties in the Partnership and (b) damages in an unspecified amount. The Partnership believes that it has

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE H -- COMMITMENTS AND CONTINGENCIES (CONTINUED) meritorious defenses to the claims of ELIC and intends to defend this action vigorously. If ELIC's rights under the Partnership Agreement had not been altered, net income for 1992 and 1991 would have been reported at $0.7 million less and $3.3 million less, respectively, than the amount reported (see Note J).

    In 1988, Great Dane entered into an operating agreement with the purchaser of a previously wholly-owned finance company ("Finance"). Under the terms of the agreement, the purchaser is given the opportunity to finance certain sales of Great Dane. The 1988 operating agreement requires that Great Dane, among other things, (i) not materially alter the sale and/or distribution of its products for the first five years, (ii) not finance the sale of its products for the first eight years and (iii) maintain a minimum net worth as defined in the agreement. In addition, under this operating agreement, Great Dane is liable to the purchaser for 50% of losses incurred in connection with the realization of certain new receivables financed by the purchaser subsequent to the sale of Finance. Failure to comply with these requirements of the agreement would result in Great Dane having to repay the purchaser varying amounts reducing to $5 million during the year ending September 8, 1996. At December 31, 1992, Great Dane was in compliance with the provisions of the operating agreement.

    In addition, the Company's installment notes are payable to Finance. At December 31, 1992, the Company was directly liable for the installment notes and has guaranteed the realization of receivables of approximately $10.6 million in connection with the sale of Finance and is partially responsible for the realization of new receivables of approximately $104.6 million financed by the purchaser under the operating agreement. In addition to Great Dane's guarantee, these receivables are also collateralized by a security interest in the respective trailers originally sold by Great Dane. A loss reserve of $2.2 million, for potential losses that may be incurred on the ultimate realization of these receivables, is included in other accrued liabilities in the December 31, 1992 consolidated balance sheet.

    To secure certain obligations, the Company and its subsidiaries had outstanding letters of credit aggregating approximately $9.3 million at December 31, 1992, and $15.7 million at December 31, 1991, which letters of credit were fully secured by cash deposits included in other assets in the consolidated balance sheets.

    The Company and its subsidiaries lease real estate and equipment. Certain leases are renewable and provide for monthly rentals, real estate taxes and other operating expenses. The Company believes that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Rental expense under operating leases was approximately $3.8 million in 1992, $3.6 million in 1991 and $3.6 million in 1990. Minimum rental obligations for all noncancelable operating leases at December 31, 1992 are as follows: $2.7 million in 1993, $2.4 million in 1994, $2.2 million in 1995, $2.2 million in 1996, $2.1 million in 1997 and $15.8 million thereafter.

    Management believes that none of the above legal actions, guarantees or commitments will have a material adverse effect on the Company's financial position.

NOTE I -- RETIREMENT PLANS
    The Company and its subsidiaries have defined benefit pension plans applicable to substantially all employees. The contributions to these plans are based on computations by independent actuarial consultants. The Company's general funding policy is to contribute amounts required to maintain funding standards in accordance with the Employee Retirement Income Security Act. Employees' benefits are based on years of service and the employees' final average earnings, as defined by the plans.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE I -- RETIREMENT PLANS (CONTINUED)
    Net periodic pension cost includes the following components (dollars in thousands):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1992       1991       1990
                                                                                  ---------  ---------  ---------
Service cost -- benefits earned (normal cost)...................................  $   1,473  $   1,527  $   1,702
Interest on projected benefit obligation........................................      3,565      3,404      3,060
Return on investments...........................................................     (2,718)    (2,761)    (2,776)
Net amortization and deferral...................................................        129        322        561
Curtailment loss................................................................     --            456     --
                                                                                  ---------  ---------  ---------
Net periodic pension cost charged to expense....................................  $   2,449  $   2,948  $   2,547
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

    As a result of the effect of the continued economic recession on the automotive industry, the number of active pension plan participants in one of the subsidiaries' defined benefit plans was substantially reduced during 1991, resulting in a $0.5 million curtailment loss.

    Gains and losses and prior service cost are amortized over periods ranging from seven to fifteen years. Other assumptions used in the calculation of net periodic pension cost were as follows:

Discount rate.................    8 1/4% - 9%
Rate of increase in
 compensation levels..........      4% - 5%
Long-term rate of return on
 assets.......................    5% - 9 1/2%

    The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets (dollars in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1992        1991
                                                                       ----------  ----------
Actuarial present value of benefit obligations:
  Vested benefit obligations.........................................  $   37,181  $   33,211
                                                                       ----------  ----------
                                                                       ----------  ----------
  Accumulated benefit obligation.....................................  $   39,503  $   35,047
                                                                       ----------  ----------
                                                                       ----------  ----------
Plan assets (principally guaranteed investment contracts with
 insurance companies)................................................  $   33,191  $   31,953
Projected benefit obligation.........................................      46,771      42,296
                                                                       ----------  ----------
Projected benefit obligation in excess of plan assets................     (13,580)    (10,343)
Unrecognized prior service cost......................................         963       1,175
Unrecognized net loss (gain).........................................       1,046        (972)
Minimum liability....................................................      (1,722)     (1,138)
Unrecognized net obligation at transition............................       2,048       2,277
                                                                       ----------  ----------
Pension liability recognized in the balance sheets...................     (11,245)     (9,001)
Less noncurrent liability............................................       6,857       6,273
                                                                       ----------  ----------
Current pension liability............................................  $   (4,388) $   (2,728)
                                                                       ----------  ----------
                                                                       ----------  ----------

    Relative positions and undertakings in multiemployer pension plans covering certain of the Partnership's employees are not presently determinable.

    Expense related to defined contribution plans, which is based on a stipulated contribution for hours worked or employee contributions, approximated $0.5 million in 1992, $0.4 million in 1991 and $0.4 million in 1990.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               DECEMBER 31, 1992

NOTE I -- RETIREMENT PLANS (CONTINUED)
    The Company and its subsidiaries provide health care and life insurance benefits for certain retirees. The costs of retiree health care and life insurance benefits are recognized as claims are paid. The amount charged to expense for these benefits was approximately $2.5 million in 1992, $2 million in 1991 and $1.9 million in 1990.

    In December 1990, the Financial Accounting Standards Board issued new rules that require that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid. Companies can elect to record the cumulative effect of the accounting change as a charge against income in the year the rules are adopted, or alternatively, on a prospective basis as a part of the future annual benefit cost.

    The Company is required to comply with the new rules in 1993. Although the Company has not yet finalized the complex analyses required, tentative estimates indicate that the cumulative pre-tax charge of adopting these new rules will be approximately $46.4 million. The Company anticipates that, upon adoption, the adjustment will be recorded as a cumulative adjustment.

NOTE J -- MINORITY EQUITY
    On April 11, 1991, ELIC was placed in conservatorship. In accordance with the provisions of the Partnership Agreement, the Partnership continues, but ELIC's interest in the Partnership and rights under the Partnership Agreement are limited to the right to receive the balance of its capital account as calculated and on the terms set forth in the Partnership Agreement. For financial reporting purposes, partnership earnings had previously been allocated to ELIC's capital account based on book income and the minority equity amount was calculated accordingly (the "GAAP Capital Account Amount"). The Partnership Agreement, however, provides for allocations of the partnership earnings to ELIC's capital account on a basis that differs from book income and calculation of the minority equity amount thereunder is to be made accordingly (the "Partnership Agreement Capital Account Amount"). Because the provisions of the Partnership Agreement require that ELIC's capital account be fixed and calculated as of April 11, 1991, minority equity for the year ended December 31, 1991, includes a $2.3 million credit representing the adjustment of ELIC's capital account from the GAAP Capital Account Amount as of April 11, 1991, to the Partnership Agreement Capital Account Amount as of the same date (the "Final Capital Account"). The Final Capital Account, which totaled $41 million at December 31, 1992, is being paid out in level quarterly installments of $0.9 million, including interest at 7% per annum, through the year 2013.

    Prior to ELIC being placed in conservatorship, Checker, as general partner of the Partnership, had an income allocation agreement with ELIC. Net earnings were generally allocated to the partners as follows:

        During the initial period (commencing with the date of formation of the Partnership, March 5, 1986, and terminating on the earlier to occur of December 31, 1990, or the date at which the limited partner's excess capital account, as defined, equals at least $40 million) net earnings were generally allocated 90% to the limited partner and 10% to the general partner.

        During 1988, the $40 million threshold was achieved and net earnings were subsequently allocated 90% to the general partner and 10% to the limited partner, as provided by the partnership agreement.

    Generally, during the initial period, the Partnership Agreement also provided for distributions of an amount sufficient to pay federal, state and local income taxes of the general partner, and state and local taxes of the Limited Partner, based on each partner's distributive share of partnership earnings.

    Effective January 1, 1989 through April 10, 1991, distributions accrued to the limited partner were increased to also provide for payment of federal income taxes.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1992

NOTE K -- INCOME TAXES
    The components of income tax benefit (expense) before extraordinary items are as follows (dollars in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1992       1991       1990
                                                                        ---------  ---------  ---------
Current taxes:
  Federal.............................................................  $  (3,296) $   9,261  $   4,066
  State...............................................................     (1,702)      (732)    (1,247)
                                                                        ---------  ---------  ---------
                                                                           (4,998)     8,529      2,819
Deferred taxes........................................................      4,311     (3,288)     3,610
                                                                        ---------  ---------  ---------
Income tax benefit (expense)..........................................  $    (687) $   5,241  $   6,429
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The components of the deferred tax benefit (expense) are as follows (dollars in thousands):

                                                                              YEAR ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1992       1991       1990
                                                                          ---------  ---------  ---------
Tax depreciation less than (in excess of) book depreciation.............  $   1,742  $  (2,215) $  (3,036)
Finance leases..........................................................        (37)       (17)      (573)
Deferred compensation...................................................         (1)        (4)    --
Inventory reserves......................................................        505         15        449
Financing costs.........................................................        (75)       (22)       370
Warranty reserves.......................................................         22         17        935
Other reserves..........................................................        602       (660)     2,999
Partnership allocation..................................................      1,469      1,485        197
Alternative minimum tax.................................................     --         (2,223)     2,223
Other...................................................................         84        336         46
                                                                          ---------  ---------  ---------
Deferred tax benefit (expense)..........................................  $   4,311  $  (3,288) $   3,610
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    Income tax benefit (expense) differs from the amount computed by applying the statutory federal income tax rate to loss before income taxes and extraordinary items. The reasons for these differences are as follows (dollars in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1992       1991       1990
                                                                        ---------  ---------  ---------
Computed expected tax benefit.........................................  $   2,335  $  10,964  $   9,079
(Increase) decrease in taxes resulting from:
  State income taxes, net of federal income tax benefit...............     (1,123)      (483)      (823)
  Appraisal depreciation..............................................     (1,024)    (1,033)    (1,168)
  Amortization of goodwill and other items............................       (530)      (530)      (496)
  Investment tax credit recapture.....................................     --         --           (100)
  Nontaxable Partnership income.......................................        574      1,400        169
  Increase in tax accruals............................................       (319)    (4,527)    --
  Other...............................................................       (600)      (550)      (232)
                                                                        ---------  ---------  ---------
Actual tax benefit (expense)..........................................  $    (687) $   5,241  $   6,429
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes." The Company is required to adopt the provisions of this statement in 1993. Although

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K -- INCOME TAXES (CONTINUED)
the Company has not yet finalized the complex analyses, tentative estimates indicate that the cumulative adjustment of adopting these new rules will be a charge of approximately $6.4 million. The Company anticipates that, upon adoption, the adjustment will be recorded through a cumulative effect adjustment.

    Income taxes paid totaled $3.9 million in 1992, $8.6 million in 1991 and $11.5 million in 1990.

NOTE L -- EXTRAORDINARY ITEMS
    During 1991, the Company repurchased $66.2 million face value ($58.7 million net carrying value) of the 14 1/2% Subordinated Discount Debentures at an average cost of 36% of face value. Additionally, the Company repurchased $7.6 million face value ($6.8 million net carrying value) of the 12 3/4% Senior Subordinated Debentures at an average cost of 40% of face value. The resulting gain of $31.2 million on these repurchases, net of taxes of $6.8 million, has been classified as an extraordinary item. Upon the completion of the Company's 1990 federal income tax return, management elected to treat certain extraordinary gains under an alternative election available under the Internal Revenue Code, which resulted in these gains, on which deferred income taxes had been provided in prior periods, not being subject to tax. This change in estimate had the effect of increasing the extraordinary gain and net income by $8 million in the year ended December 31, 1991.

    During 1990, the Company repurchased $78.7 million face value ($67.1 million net carrying value) of the 14 1/2% Subordinated Discount Debentures at an average cost of 33% of face value. Additionally, the Company repurchased $10.4 million face value ($9.3 million net carrying value) of the 12 3/4% Senior Subordinated Debentures at an average cost of 45% of face value. The resulting gain of $27.7 million on these repurchases, net of taxes of $17.7 million, has been classified as an extraordinary item.

NOTE M -- PLANT RESTRUCTURING COSTS
    In December 1990, a $7.5 million provision for plant restructuring expenses was recorded in connection with a cost reduction and downsizing effort at a Great Dane manufacturing facility. During a temporary suspension of production at this facility, the manufacturing process was revamped in layout and work flow and the production capacity was reduced. The downsizing also necessitated a reduction in the Great Dane work force at this facility. The provision for restructuring costs is composed mainly of estimated accruals for termination benefits, moving and rearrangement costs.

NOTE N -- RELATED PARTY TRANSACTIONS
    An officer of the Insurance Subsidiary is the owner of a taxicab association established in 1988 in the City of Chicago to which both Company affiliated and independent taxi drivers may belong for a fee, and through which the members may obtain automobile liability insurance from the Insurance Subsidiary and other maintenance and rental services. The association purchases services from various Checker operations and reimburses the operations for certain management, general and administrative costs. Amounts received from the association totaled $3.3 million in 1992, $2.6 million in 1991 and $1.9 million in 1990. At December 31, 1992, Checker has guaranteed certain of the association's obligations totaling $2.5 million.

    The Company leases an airplane owned by a corporation of which a director is the sole shareholder. Lease expenses totaled $0.7 million each year in 1992, 1991 and 1990.

    Each of the Company's directors provides consulting services. Annual expenses incurred relating to these consulting services totaled $1.4 million.

NOTE O -- INDUSTRY SEGMENT INFORMATION
    The Company operates in four principal segments:

        TRAILER  MANUFACTURING  SEGMENT:    Manufacturing  and  distribution  of
    highway truck trailers.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O -- INDUSTRY SEGMENT INFORMATION (CONTINUED)
        AUTOMOTIVE  PRODUCTS  SEGMENT:     Manufacturing  metal  stampings   and
    assemblies and coordination of related tooling production for motor vehicle manufacturers.

        VEHICULAR OPERATIONS SEGMENT:  Leasing taxicabs.

        INSURANCE OPERATIONS SEGMENT: Providing property and casualty insurance coverage to the Partnership and to outside parties.

    Automotive product net sales to General Motors Corporation totaled approximately $109.1 million in 1992, $80.3 million in 1991 and $119.9 million in 1990 (includes accounts receivable and unbilled tooling charges of $8.9 million and $5.7 million at December 31, 1992 and 1991, respectively).

    Industry segment data is summarized as follows (dollars in thousands):

                                         TRAILER      AUTOMOTIVE    VEHICULAR    INSURANCE
                                      MANUFACTURING    PRODUCTS    OPERATIONS   OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                      --------------  -----------  -----------  -----------  -------------  -------------
1992
- ------------------------------------
  Revenues:
    Outside customers...............   $    536,336    $ 112,631    $  40,580    $  27,186    $   --         $   716,733
    Intersegment sales..............        --                 1        4,043       13,161        (17,205)       --
                                      --------------  -----------  -----------  -----------  -------------  -------------
                                       $    536,336    $ 112,632    $  44,623    $  40,347    $   (17,205)   $   716,733
                                      --------------  -----------  -----------  -----------  -------------  -------------
                                      --------------  -----------  -----------  -----------  -------------  -------------
  Operating profit (loss)...........   $     17,590    $  11,622    $   5,727    $  (1,557)                  $    33,382
  Corporate expenses................                                                                              (4,396)
  Interest income:
    Segment.........................          1,168                                  6,321                         7,489
    Corporate.......................                                                                               1,406
  Interest expense:
    Segment.........................         (5,852)                                                              (5,852)
    Corporate.......................                                                                             (36,874)
  Other expenses, net...............                                                                              (2,023)
                                                                                                            -------------
  Loss before income taxes and
   extraordinary items..............                                                                         $    (6,868)
                                                                                                            -------------
                                                                                                            -------------
  Identifiable assets...............   $    230,465    $  66,561    $  25,516    $ 100,594                   $   423,136
  Partnership assets................                                                                              38,712
  Corporate assets..................                                                                              14,549
                                                                                                            -------------
  Total assets at December 31,
   1992.............................                                                                         $   476,397
                                                                                                            -------------
                                                                                                            -------------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O -- INDUSTRY SEGMENT INFORMATION (CONTINUED)

                                         TRAILER      AUTOMOTIVE    VEHICULAR    INSURANCE
                                      MANUFACTURING    PRODUCTS    OPERATIONS   OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                      --------------  -----------  -----------  -----------  -------------  -------------
  Depreciation and amortization:
    Segment.........................   $      6,303    $   4,148    $  10,099    $     462                   $    21,012
    Other...........................                                                                                  42
  Capital expenditures..............          4,996        1,889       10,412          252                        17,549
1991
- ------------------------------------
  Revenues:
    Outside customers...............   $    400,196    $  84,401    $  43,527    $  27,142    $   --         $   555,266
    Intersegment sales..............        --                 5        3,635       12,735        (16,375)       --
                                      --------------  -----------  -----------  -----------  -------------  -------------
                                       $    400,196    $  84,406    $  47,162    $  39,877    $   (16,375)   $   555,266
                                      --------------  -----------  -----------  -----------  -------------  -------------
                                      --------------  -----------  -----------  -----------  -------------  -------------
  Operating profit (loss)...........   $      7,059    $  (4,237)   $   7,139    $  (2,872)                  $     7,089
  Corporate expenses................                                                                              (4,398)
  Interest income:
    Segment.........................          2,255                                  6,917                         9,172
    Corporate.......................                                                                               2,462
  Interest expense:
    Segment.........................         (8,061)                                                              (8,061)
    Corporate.......................                                                                             (39,364)
  Other expenses, net...............                                                                              (1,078)
  Minority equity...................                                                                               1,931
                                                                                                            -------------
  Loss before income taxes and
   extraordinary items..............                                                                         $   (32,247)
                                                                                                            -------------
                                                                                                            -------------
  Identifiable assets...............   $    227,551    $  67,258    $  28,357    $ 100,672                   $   423,838
  Partnership assets................                                                                              31,531
  Corporate assets..................                                                                              14,592
                                                                                                            -------------
  Total assets at December 31,
   1991.............................                                                                         $   469,961
                                                                                                            -------------
                                                                                                            -------------
  Depreciation and amortization:
    Segment.........................   $      5,910    $   4,237    $  10,369    $     367                   $    20,883
    Other...........................                                                                                  48
  Capital expenditures..............          3,208        1,190       10,181        1,878                        16,457
1990
  Revenues:
    Outside customers...............   $    491,532    $ 133,401    $  45,006    $  23,272    $   --         $   693,211
    Intersegment sales..............        --                13        3,788       13,456        (17,257)       --
                                      --------------  -----------  -----------  -----------  -------------  -------------
                                       $    491,532    $ 133,414    $  48,794    $  36,728    $   (17,257)   $   693,211
                                      --------------  -----------  -----------  -----------  -------------  -------------
                                      --------------  -----------  -----------  -----------  -------------  -------------

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O -- INDUSTRY SEGMENT INFORMATION (CONTINUED)

                                         TRAILER      AUTOMOTIVE    VEHICULAR    INSURANCE
                                      MANUFACTURING    PRODUCTS    OPERATIONS   OPERATIONS   ELIMINATIONS   CONSOLIDATED
                                      --------------  -----------  -----------  -----------  -------------  -------------
  Operating profit (loss)...........   $     13,109    $   9,669    $   9,751    $    (980)                  $    31,549
  Corporate expenses................                                                                              (8,115)
  Interest income:
    Segment.........................          5,788                                  6,061                        11,849
    Corporate.......................                                                                               2,847
  Interest expense:
    Segment.........................         (7,265)                                                              (7,265)
    Corporate.......................                                                                             (54,331)
  Other expenses, net...............                                                                                (941)
  Minority equity...................                                                                              (2,296)
                                                                                                            -------------
  Loss before income taxes and
   extraordinary items..............                                                                         $   (26,703)
                                                                                                            -------------
                                                                                                            -------------
  Identifiable assets...............   $    271,385    $ 106,452    $  29,453    $  91,871                   $   499,161
  Partnership assets................                                                                              16,653
  Corporate assets..................                                                                              14,962
                                                                                                            -------------
  Total assets at December 31,
   1990.............................                                                                         $   530,776
                                                                                                            -------------
                                                                                                            -------------
  Depreciation and amortization:
    Segment.........................   $      6,212    $   4,563    $   9,788    $     162                   $    20,725
    Other...........................                                                                                  59
  Capital expenditures:.............
    Segment.........................          2,040        4,949       14,499           55                        21,543
    Other...........................                                                                                  21

Intersegment sales are accounted for at prices comparable to normal unaffiliated
customer   sales.  Corporate  and  Partnership   assets  consist  of  short-term
investments, savings deposits and certain other assets.

NOTE P -- FAIR VALUES OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

    CASH AND CASH  EQUIVALENTS:   The carrying  amount reported  in the  balance
sheet for cash and cash equivalents approximates its fair value.

    FINANCE LEASE RECEIVABLES: The fair values of the Company's finance lease receivables are estimated using discounted cash flow analyses based on current market rates for similar types of financing.

    INDEBTEDNESS: The carrying amounts of the Company's notes payable to shareholders, Great Dane term loan payable, Great Dane revolving credit line, Partnership term loan payable, equipment term loan and line of credit approximate their fair value. The fair values of the Company's 12 3/4% Senior Subordinated Debentures and 14 1/2% Subordinated Discount Debentures are based on quoted market prices. The fair values of the Company's other indebtedness is estimated using discounted cash flow analyses based on current market rates.

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P -- FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amounts and fair values of the Company's finance lease receivables and indebtedness at December 31, 1992, are as follows (dollars in thousands):

                                                                                     CARRYING AMOUNT   FAIR VALUE
                                                                                    -----------------  -----------
Finance lease receivables.........................................................     $     5,215     $     5,388
Long-term debt....................................................................     $   310,368     $   302,079

NOTE Q -- SELECTED QUARTERLY DATA (UNAUDITED)

                                              1992                                                   1991
                                          QUARTER ENDED                                          QUARTER ENDED
                      -----------------------------------------------------  -----------------------------------------------------
                       MARCH 31     JUNE 30    SEPTEMBER 30    DECEMBER 31    MARCH 31     JUNE 30    SEPTEMBER 30    DECEMBER 31
                      -----------  ---------  --------------  -------------  -----------  ---------  --------------  -------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............   $ 166,079   $ 185,070    $  177,453      $ 188,131     $ 131,742   $ 126,891    $  141,004      $ 155,629
Gross profit........      24,437      27,551        26,115         27,760        16,519      17,616        17,783         22,805
Income (loss) before
 extraordinary
 items..............      (2,885)        105        (4,307)          (468)       (9,386)     (5,139)       (5,710)        (6,771)
Extraordinary
 items..............      --          --            --             --            23,214      --             7,974         --
Net income (loss)...      (2,885)        105        (4,307)          (468)       13,828      (5,139)        2,264         (6,771)
Income (loss) per
 share:
  Income (loss)
   before
   extraordinary
   items............   $   (0.32)  $    0.01    $    (0.48)     $   (0.05)    $   (1.04)  $   (0.57)   $    (0.63)     $   (0.75)
  Extraordinary
   items............      --          --            --             --              2.57      --              0.88         --
  Net income
   (loss)...........       (0.32)       0.01         (0.48)         (0.05)         1.53       (0.57)         0.25          (0.75)

                          CONSOLIDATED BALANCE SHEETS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                                   SEPTEMBER 30,
                                                                                        1993        DECEMBER 31,
                                                                                    (UNAUDITED)         1992
                                                                                   --------------  --------------
  Cash and cash equivalents......................................................    $     31,844    $     42,199
  Accounts receivable, less allowance for doubtful accounts of $453 (1992 --
   $623).........................................................................          85,211          64,115
  Current portion of finance lease receivables...................................             998           2,352
  Inventories....................................................................          82,435          71,861
  Other current assets...........................................................           6,458           8,897
                                                                                   --------------  --------------
    TOTAL CURRENT ASSETS.........................................................         206,946         189,424
  Property, plant and equipment, net.............................................         125,605         119,492
  Insurance Subsidiary's investments.............................................          87,277          84,616
  Noncurrent finance lease receivables...........................................           1,021           2,863
  Insurance Subsidiary's reinsurance receivable..................................          10,249          17,366
  Cost in excess of net assets acquired, net of accumulated amortization of
   $5,939 (1992 -- $5,002).......................................................          44,056          44,993
  Trademark, net of accumulated amortization of $1,663 (1992 -- $1,400)..........          11,783          12,046
  Other assets...................................................................          13,702          22,963
                                                                                   --------------  --------------
  TOTAL ASSETS...................................................................    $    500,639    $    493,763
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable.................................................................    $   66,565      $   56,684
Notes payable....................................................................         5,000           5,000
Income taxes payable.............................................................         6,056           6,739
Accrued compensation.............................................................        16,718          13,729
Accrued interest.................................................................         5,994          11,596
Other accrued liabilities........................................................        38,320          28,833
Current portion of long-term debt................................................        14,323          15,752
                                                                                   --------------  --------------
    TOTAL CURRENT LIABILITIES....................................................       152,976         138,333
Long-term debt, excluding current portion:
    Shareholders.................................................................        30,000          30,000
    Other........................................................................       255,683         259,616
                                                                                   --------------  --------------
                                                                                        285,683         289,616
Insurance Subsidiary's unpaid losses and loss adjustment expenses................        70,393          75,780
Unearned insurance premiums......................................................        10,174          10,463
Deferred income taxes............................................................         7,887          11,187
Postretirement benefits other than pensions......................................        48,900              --
Other noncurrent liabilities.....................................................        36,876          33,654
Minority interest................................................................        40,361          41,026
                                                                                   --------------  --------------
    TOTAL LIABILITIES............................................................       653,250         600,059
Shareholders' deficit:
  Common stock, par value $0.01:
    Authorized 15,000,000 shares
    Outstanding 9,036,700 shares.................................................            90              90
  Additional paid-in capital.....................................................        14,910          14,910
  Retained earnings (deficit)....................................................       (39,509)          7,045
  Unrealized appreciation on Insurance Subsidiary's investments in equity
   securities....................................................................           271              32
  Notes receivable from shareholders.............................................          (625)           (625)
  Amount paid in excess of Checker's net assets..................................      (127,748)       (127,748)
                                                                                   --------------  --------------
    TOTAL SHAREHOLDERS' DEFICIT..................................................      (152,611)       (106,296)
                                                                                   --------------  --------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT......................................    $  500,639      $  493,763
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                            THREE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1993          1992
                                                                                        ------------  ------------
Revenues..............................................................................  $    230,655  $    177,453
Cost of revenues......................................................................      (199,529)     (151,338)
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................        31,126        26,115
Selling, general and administrative expense...........................................       (20,826)      (20,149)
Interest expense......................................................................       (10,395)      (10,296)
Interest income.......................................................................         1,775         1,872
Other expense, net....................................................................          (340)       (1,761)
                                                                                        ------------  ------------
INCOME (LOSS) BEFORE INCOME TAXES.....................................................         1,340        (4,219)
Income tax expense....................................................................        (1,876)          (88)
                                                                                        ------------  ------------
NET LOSS..............................................................................  $       (536) $     (4,307)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average number of shares used in
 per share computations...............................................................         9,037         9,037
                                                                                        ------------  ------------
                                                                                        ------------  ------------
NET LOSS PER SHARE....................................................................  $      (0.06) $      (0.48)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                            1993          1992
                                                                                        ------------  ------------
Revenues..............................................................................  $    660,995  $    528,602
Cost of revenues......................................................................      (566,759)     (450,499)
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................        94,236        78,103
Selling, general and administrative expense...........................................       (61,138)      (56,887)
Interest expense......................................................................       (31,400)      (32,253)
Interest income.......................................................................         5,652         6,739
Other expense, net....................................................................           (26)       (2,145)
Special charge -- Note F..............................................................        (7,500)      --
                                                                                        ------------  ------------
LOSS BEFORE INCOME TAXES AND ACCOUNTING CHANGES.......................................          (176)       (6,443)
Income tax benefit (expense)..........................................................           246          (644)
                                                                                        ------------  ------------
INCOME (LOSS) BEFORE ACCOUNTING CHANGES...............................................            70        (7,087)
Accounting changes, net of income taxes...............................................       (46,626)      --
                                                                                        ------------  ------------
NET LOSS..............................................................................  $    (46,556) $     (7,087)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average number of shares used in per share computations......................         9,037         9,037
                                                                                        ------------  ------------
                                                                                        ------------  ------------
INCOME (LOSS) PER SHARE:
  Before accounting changes...........................................................  $       0.01  $      (0.78)
  Accounting changes..................................................................         (5.16)      --
                                                                                        ------------  ------------
  NET LOSS PER SHARE..................................................................  $      (5.15) $      (0.78)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                           ----------------------
                                                                                              1993        1992
                                                                                           ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................................................  $  (46,556) $   (7,087)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Accounting changes...................................................................      46,626      --
    Depreciation and amortization........................................................      17,192      15,640
    Deferred income tax benefit..........................................................      (8,717)     (2,667)
    Amortization of cost in excess of net assets acquired................................         937         938
    Amortization of debt discount........................................................       1,010         869
    Net (gain) loss on sale of property, plant and equipment.............................          82          (1)
    Investment gains.....................................................................        (317)       (106)
    Other noncash charges................................................................       5,491       5,011
    Changes in operating assets and liabilities:
      Accounts receivable................................................................     (21,203)    (22,570)
      Finance lease receivables..........................................................       3,482       4,209
      Inventories........................................................................     (10,574)     (3,402)
      Insurance Subsidiary's reinsurance receivable......................................       7,117      (3,414)
      Other assets.......................................................................        (653)        434
      Accounts payable...................................................................       9,882      13,528
      Income taxes.......................................................................        (846)      1,647
      Unpaid losses and loss adjustment expenses.........................................      (5,387)      8,439
      Unearned insurance premiums........................................................        (289)       (580)
      Other liabilities..................................................................       9,918         590
                                                                                           ----------  ----------
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES...........................................       7,195      11,478
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.............................................     (16,862)    (12,494)
  Proceeds from disposal of property, plant and equipment and other productive assets....       2,434       1,718
  Purchases of investments...............................................................     (44,820)    (23,095)
  Proceeds from sale of investments......................................................      48,614      24,254
  Other..................................................................................         121         360
                                                                                           ----------  ----------
NET CASH FLOW USED IN INVESTING ACTIVITIES...............................................     (10,513)     (9,257)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings...............................................................       6,963      30,500
  Repayments of borrowings...............................................................     (13,335)    (41,914)
  Return of limited partner's capital....................................................        (665)       (821)
                                                                                           ----------  ----------
NET CASH FLOW USED IN FINANCING ACTIVITIES...............................................      (7,037)    (12,235)
                                                                                           ----------  ----------
DECREASE IN CASH AND CASH EQUIVALENTS....................................................     (10,355)    (10,014)
Beginning cash and cash equivalents......................................................      42,199      41,057
                                                                                           ----------  ----------
ENDING CASH AND CASH EQUIVALENTS.........................................................  $   31,844  $   31,043
                                                                                           ----------  ----------
                                                                                           ----------  ----------

                See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION
    The accompanying consolidated financial statements of International Controls Corp. and Subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information, the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In Management's opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1993, are not necessarily indicative of the results that may be expected for the year ending December 31, 1993. For further information, refer to the audited consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1992.

NOTE B -- PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of International Controls Corp. and its subsidiaries, including a wholly-owned trailer leasing company, Checker Motors Co., L.P. ("Partnership") and the Partnership's wholly-owned subsidiaries, including American Country Insurance Company ("Insurance Subsidiary").

NOTE C -- INVENTORIES
    Inventories are summarized below (dollars in thousands):

                                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                                        1993            1992
                                                                                   --------------  --------------
Raw materials and supplies.......................................................    $   53,184      $   44,005
Work-in-process..................................................................        14,093           8,803
Finished goods...................................................................        15,158          19,053
                                                                                   --------------  --------------
                                                                                     $   82,435      $   71,861
                                                                                   --------------  --------------
                                                                                   --------------  --------------

NOTE D -- INCOME TAXES
    The Company's estimated effective tax rate differs from the statutory rate because of state income taxes as well as the impact of the reporting of certain income and expense items in the financial statements which are not taxable or deductible for income tax purposes. The values of assets and liabilities acquired in a transaction accounted for as a purchase are recorded at estimated fair values which result in an increase in the net asset value over the tax basis for such net assets.

    During the quarter ended September 30, 1992, the income tax rate used to calculate income taxes was changed. The change was required by, among other things, the impact on income of the slowdown of the business recovery. The change in rate had the effect of decreasing net loss by $1.0 million ($0.11 per share).

NOTE E -- ACCOUNTING CHANGES
    Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company recorded a charge of $29.7 million (net of taxes of $16.5 million), or $3.29 per share, during the quarter ended March 31, 1993 to reflect the cumulative effect of this change in accounting principle. The accumulated postretirement benefit obligation at January 1, 1993 approximates $49.8 million. The health care cost trend rate ranges from 14% down to 5.5% over the next 14 years and remains level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

NOTE E -- ACCOUNTING CHANGES (CONTINUED) point in each year would increase the accumulated postretirement benefit obligation as of January 1, 1993 by $3.7 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8% at January 1, 1993.

    The effect of adopting SFAS No. 106 decreased 1993 pre-tax income by $0.5 million for the three months ended September 30, 1993, and $1.5 million for the nine months ended September 30, 1993, as compared to the similar periods in 1992.

    Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." The Company recorded a charge of $16.9 million, or $1.87 per share, during the quarter ended March 31, 1993, to reflect the cumulative effect of this change in accounting principle.

    During the quarter ended March 31, 1993, the Company adopted the provisions of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contracts". Because of the type of insurance contracts the Company's Insurance Subsidiary provides, the adoption of this statement had no impact on earnings; however, it requires the disaggregation of various balance sheet accounts. For financial reporting purposes, the 1992 balance sheet and statement of cash flows have been restated as if this statement were adopted as of the beginning of the earliest period presented.

NOTE F -- CONTINGENCIES
    The Company has been served by the Boeing Company ("Boeing") with a complaint for clean up costs resulting from groundwater contamination to a site where former subsidiaries of the Company conducted business operations. The Company has been advised by Boeing that the costs of remediation for the first aquifer would total between $18 million and $25 million. Boeing has indicated that it has incurred response costs totalling approximately $14 million as of July 1993 for the site. There has, as yet, been no determination of the amount of the Company's liability, if any. Although the litigation is in its early stages, as a result of increased activity during the quarter ended June 30, 1993, the Company recorded a $7.5 million pre-tax special charge which represents management's current estimate of the potential cost to the Company, if it is determined that the Company is liable. The Company is currently engaged in settlement discussions with Boeing. The Company has given written notice to certain insurance carriers advising them of the complaint and notifying them that the Company may be insured by them under certain insurance policies then in effect. Further, the Company has served notice to a third party that the third party may have been a contributor to the groundwater contamination. The insurance carriers have continued to fund the Company's defense while expressly reserving the right to deny a duty to indemnify the Company should it be found liable. The special charge has not been offset by a provision for potential recovery, if any, from the insurance carriers or the third party.

    On March 4, 1992, Checker received notice that the Insurance Commissioner of the State of California, as Conservator and Rehabilitator of Executive Life Insurance Company of California ("ELIC"), a limited partner of the Partnership, had filed an Amendment to the Application for Order of Conservation filed in Superior Court of the State of California for the County of Los Angeles. The amendment adds to the Order, dated April 11, 1991, Checker, the Partnership and Checker Holding Corp. III ("Holding III"), a limited partner of the Partnership. The amendment alleges that the action by Checker invoking provisions of the Partnership Agreement that alter ELIC's rights in the Partnership upon the occurrence of certain events is improper and constitutes an impermissible forfeiture of ELIC's interest in the Partnership and a breach of fiduciary duty to ELIC. The amendment seeks (a) a declaration of the rights of

                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

NOTE F -- CONTINGENCIES (CONTINUED)
the parties in the Partnership and (b) damages in an unspecified amount. Checker, the Partnership and Holding III have replied, believe that they have meritorious defenses to the claims of ELIC and are defending this action vigorously.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER ISSUER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EITHER ISSUER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Prospectus Summary.............................           3
Risk Factors...................................          12
Use of Proceeds................................          16
Capitalization.................................          17
The Company....................................          18
Selected Consolidated Financial Data...........          19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          21
Business.......................................          25
Management.....................................          38
Certain Relationships and Related
 Transactions..................................          44
Security Ownership of Certain Beneficial Owners
 and Management................................          45
Description of New Credit Facility.............          45
Description of the Notes.......................          47
Underwriting...................................          71
Legal Matters..................................          71
Experts........................................          71
Index to Financial Statements..................         F-1

                                 --------------

    UNTIL                , 1994 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NOTES OR THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS AND SUBSCRIPTIONS.

                                  $225,000,000

                                 INTERNATIONAL
                                 CONTROLS CORP.

                              % SENIOR SECURED NOTES
                                    DUE 2004
                                 -------------

                                   PROSPECTUS

                                 -------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                                SPP HAMBRO & CO.

                                          , 1994

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee...................................................  $  77,586
NASD Filing Fee....................................................     23,000
Legal Fees and Expenses*...........................................         **
Blue Sky Fees and Expenses*........................................         **
Accounting Fees and Expenses*......................................         **
Printing*..........................................................         **
Trustees' Fees and Expenses*.......................................         **
Rating Agency Fees*................................................         **
Transfer Agent Fees*...............................................         **
Miscellaneous......................................................         **
                                                                     ---------
    Total..........................................................  $      **
                                                                     ---------
                                                                     ---------

- --------------
 * Estimated
** To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Florida corporation. Section 607.0850 of the Business Corporation Act ("Act") provides that a Florida corporation has the power to indemnify its officers and directors in certain circumstances.

    Subsection (1) of Section 607.0850 of the Act empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that he was a director or officer of the corporation, against liability incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his conduct was unlawful.

    Subsection (2) of Section 607.0850 empowers a corporation to indemnify any director or officer, or former director or officer who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against certain expenses paid in settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation, and only to the extent that the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 607.0850 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under Section 607.0850.

    Article V of the By-Laws of the Company provides for indemnification of the officers and directors of the Company as follows:

        "Section 1. The corporation shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding:

           (a) Whether civil, criminal, administrative, or investigative, other than one by or in the right of the corporation to procure a judgment in its favor, brought to impose a liability or penalty on such person for an act alleged to have been committed by such person in his capacity of director, officer, employee or agent of the corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he served as such at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such person acted in good faith in the reasonable belief that such action was in the best interests of the corporation, and in criminal actions or proceedings, without reasonable ground for belief that such action was unlawful. The termination of any such action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not in itself create a presumption that any such director or officer did not act in good faith in the reasonable belief that such action was in the best interests of the corporation or that he had reasonable grounds for belief that such action was unlawful.

           (b) By or in the right of the corporation to procure a judgment in its favor by reason of his being or having been a director, officer, employee, or agent of the corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he served as such at the request of the corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such person acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Such person shall not be entitled to indemnification in relation to matters as to which such person has been adjudged to have been guilty of negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court, administrative agency, or investigative body before which such action, suit or proceeding is held shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense which such tribunal shall deem proper.

           (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) or (b), or in any defense of any claim, issue or matter therein, he shall be indemnified against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection therewith.

           (d)  In order for  indemnification to be made  under paragraph (a) or
       (b), a determination must first be made that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph (a) or (b), unless indemnification is ordered by the tribunal before which such action, suit or proceeding is held. Such determination shall be made either (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) by the stockholders who were not parties to such action, suit or proceeding.

        Section 2. The corporation shall pay expenses incurred in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph
    (d) of Section 1 of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in Sections 1 through 4 of this Article.

        Section 3. The corporation shall indemnify any person, if the requirements of Sections 1 and 2 of this Article are met, without affecting any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 4. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation is obligated to indemnify him against such liability under the provisions of Section 1 of this Article."

    Reference is made to Section 7 of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto, which provides for indemnification of the directors and officers of the Registrant who sign the Registration Statement by the Underwriters against certain liabilities, including those arising under the Securities Act, in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement among Alex. Brown & Sons Incorporated, SPP Hambro & Co. and
              International Controls Corp. (the "Registrant") with respect to the    % Senior Secured Notes due
              2004 of the Registrant (the "Debentures").*
       3.1   Restated Articles of Incorporation of Registrant**
       3.2   By-Laws of Registrant as effective May 13, 1991 (incorporated herein by reference to Exhibit 3.3 of the 1992 10-K).
       4.1   Form of Indenture between Registrant and First Fidelity Bank, National Association, New Jersey, as
              Trustee, relating to the 12 3/4% Senior Subordinated Debentures due August 1, 2001 of Registrant
              (incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-7212 filed with the Securities and Exchange Commission on July 15, 1986).
       4.2   Form of Indenture between Registrant and Midlantic National Bank, as Trustee, relating to the
              14 1/2% Subordinated Discount Debentures due January 1, 2006 of Registrant (incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-1788 filed with the Securities and
              Exchange Commission on November 26, 1985).
       4.3   Indenture between Registrant and                    , as Trustee, relating to the    % Senior
              Secured Notes due 2004.*
       4.4   Agreement to furnish additional documents upon request by the Securities and Exchange Commission
              (incorporated herein by reference to Exhibit 4.3 to Registrant's Annual Report on Form 10-K for the
              year ended December 31, 1989 (the "1989 10-K")).
       5.1   Opinion of Hutton Ingram Yuzek Gainen Carroll & Bertolotti regarding the legality of certain of the securities being registered.*
      10.1   Amended and Restated Agreement of Limited Partnership of the Partnership (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
      10.2   Amendment, dated July 28, 1989, to Amended and Restated Agreement of Limited Partnership of the
              Partnership (incorporated herein by reference to Exhibit 19.1 to the Registrant's Annual Report on
              Form 10-K for the year ended December 31, 1991 (the "1991 10-K")).
      10.3   Amendment, dated June 25, 1991, to Amended and Restated Agreement of Limited Partnership of the
              Partnership (incorporated herein by reference to Exhibit 19.2 to the 1991 10-K).
      10.4   Amended and Restated Employment Agreement, dated as of November 1, 1985, between Motors and David R.
              Markin ("Markin Employment Agreement") (incorporated herein by reference to Exhibit 10.17 to the
              1989 10-K).
      10.5   Amendment, dated as of March 4, 1992, to Markin Employment Agreement (incorporated herein by reference to Exhibit 10.3 to the 1991 10-K).
      10.6   Extension, dated March 4, 1992, of Amended and Restated Employment Agreement Between Checker and
              David R. Markin (incorporated herein by reference to Exhibit 10.1 of the Registrant's Quarterly
              Report on Form 10-Q for the Quarter ending September 30, 1993).
      10.7   Amended and Restated Employment Agreement, dated as of June 1, 1992, between Yellow and Jeffrey
              Feldman (incorporated herein by reference to Exhibit 28.2 of the Registrant's Quarterly Report on
              Form 10-Q for the quarter ended June 30, 1992 (the "June 1992 10-Q").
      10.8   Form of Stated Benefit Salary Continuation Agreement (incorporated herein by reference to Exhibit
              10.17 to the 1989 10-K).
      10.9   Employment Agreement, dated as of July 1, 1992, between Registrant and Jay H. Harris (incorporated herein by reference to Exhibit 28.1 to the June 1992 10-Q).
      10.10  Loan and Guaranty Agreement, dated September 17, 1992, by and among the Partnership, Motors, SCSM and NBD Bank, N.A. (incorporated herein by reference to Exhibit 28.1 to Registrant's Quarterly
              Report on Form 10-Q for the quarter ended September 30, 1992 (the "September 1992 10-Q").
      10.11  First Amendment, dated as of November 1, 1993, to Loan and Guaranty Agreement.**
      10.12  Credit and Guaranty Agreement, dated as of August 1, 1989, by and among SCSM, Motors, the
              Partnership and NBD Bank, N.A. (the "Credit Agreement") (incorporated herein by reference to
              Exhibit 10.10 to the 1992 10-K).
      10.13  First Amendment, dated as of June 1, 1990, to the Credit Agreement (incorporated herein by reference to Exhibit 10.11 of the 1992 10-K).
      10.14  Second Amendment, dated as of January 2, 1991, to the Credit Agreement (incorporated herein by reference to Exhibit 10.12 of the 1992 10-K).
      10.15  Third Amendment, dated as of November 1, 1993, to the Credit Agreement.**
      10.16  Supplemental Agreement, dated as of April 20, 1992, among SCSM, Motors, the Partnership and NBD
              Bank, N.A. (incorporated herein by reference to Exhibit 10.13 of the 1992 10-K).
      10.17  Second Supplemental Agreement, dated as of September 17, 1992, among SCSM, Motors, the Partnership and NBD Bank, N.A. (incorporated herein by reference to Exhibit 28.2 of the June 1991 10-Q).
      10.18  Lease, dated December 1, 1988, between SCSM and Park Corporation (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
      10.19  Loan and Security Agreement dated as of March 21, 1990, by and among Great Dane, Great Dane Trailers
              Indiana, Inc., Great Dane Trailers Nebraska, Inc., Great Dane Trailers Tennessee, Inc., certain lending institutions and Security Pacific Business Credit Inc., as Agent (the "Security Pacific
              Agreement") (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.20  First Amendment, dated as of March 30, 1990, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.3 to the 1991 10-K).
      10.21  Second Amendment, dated as of April 30, 1990, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.4 to the 1991 10-K).
      10.22  Third Amendment, dated as of August 14, 1990, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.5 to the 1991 10-K).
      10.23  Fourth Amendment, dated as of February 28, 1991, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 19.6 to the 1991 10-K).
      10.24  Waiver and Fifth Amendment, dated as of September 3, 1991, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.7 to the 1991 10-K).
      10.25  Waiver, Consent and Sixth Amendment, dated April 30, 1992, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 28 to Registrant's Quarterly Report on Form 10-Q for
              the quarter ended March 31, 1992).
      10.26  Seventh Amendment, dated as of July 10, 1992, to the Security Pacific Agreement (incorporated herein by reference to the June 1992 10-Q).
      10.27  Eighth Amendment, dated as of February 19, 1993, to the Security Pacific Agreement (incorporated herein by reference to Exhibit 10.24 of the 1992 10-K).
      10.28  Waiver, Consent and Ninth Amendment, dated March 26, 1993, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 10.29 of the 1992 10-K).
      10.29  Tenth Amendment, dated as of November 1, 1993, to the Security Pacific Agreement.**
      10.30  Assumption Agreement dated as of August 1, 1989, by and between Motors and the West Virginia
              Economic Development Authority (incorporated herein by reference to Exhibit 10.12 to Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1990).
      10.31  Agreement, dated as of September 1, 1991, between the Partnership and Jerry E. Feldman (incorporated herein by reference to Exhibit 10.12 to the 1991 10-K).
      10.32  Form of Checker Motors Corporation Excess Benefit Retirement Plan, effective January 1, 1983
              (incorporated herein by reference to Exhibit 19.9 to the 1991 10-K).
      10.33  Amended and Restated License Agreement, dated December 30, 1992, between Checker Motors Corporation and Checker Taxi Association, Inc. (incorporated herein by reference to Exhibit 10.28 of the 1992
              10-K).
      10.34  Employment Agreement, dated as of January 1, 1994 between Registrant and David R. Markin.**
      12.1   Statements regarding computation of ratios**
      21.1   Subsidiaries of Registrant.**
      23.1   Consent of Ernst & Young**
      23.2   Consent of Hutton Ingram Yuzek Gainen Carroll & Bertolotti--see Exhibit 5.1.
      24.1   Power of Attorney**

  EXHIBIT
    NO.                                                  DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
      25.1   Statement of eligibility of Trustee*

- --------------
 * To be filed by amendment
** Filed herewith

    (b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes as follows:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on February 5, 1994.

                                          INTERNATIONAL CONTROLS CORP.

                                          By:         /s/ DAVID R. MARKIN
                                            ------------------------------------
                                                      David R. Markin
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                          TITLE                         DATE
- ------------------------------------------------------  -----------------------------------  --------------------
                      /s/ ALLAN R. TESSLER              Chairman of the Board                 February 14, 1994
     -------------------------------------------
                   Allan R. Tessler

                       /s/ DAVID R. MARKIN              President, Chief Executive Officer     February 5, 1994
     -------------------------------------------         and Director
                   David R. Markin

                         /s/ JAY H. HARRIS              Executive Vice President and Chief    February 14, 1994
     -------------------------------------------         Operating Officer
                    Jay H. Harris

                       /s/ MARLAN R. SMITH              Treasurer (Principal Financial        February 14, 1994
     -------------------------------------------         Officer and Principal Accounting
                   Marlan R. Smith                       Officer)

                     /s/ MARTIN L. SOLOMON              Vice Chairman of the Board and         February 7, 1994
     -------------------------------------------         Secretary
                  Martin L. Solomon

                   /s/ WILMER J. THOMAS, JR.            Vice Chairman of the Board            February 14, 1994
     -------------------------------------------
                Wilmer J. Thomas, Jr.

    The following consolidated financial schedules of International Controls Corp. and subsidiaries are submitted herewith:

   Schedule I         --  Marketable Securities -- Other Investments.........................  S-3
  Schedule II         --  Amounts Receivable from Related Parties and Underwriters, Promoters and Employees Other Than Related Parties...........................  S-7
 Schedule III         --  Condensed Financial Information of Registrant......................  S-8
  Schedule IV         --  Indebtedness of and to Related Parties -- Not Current..............  S-11
   Schedule V         --  Property, Plant and Equipment......................................  S-12
  Schedule VI         --  Accumulated Depreciation, Depletion and Amortization of Property,
                          Plant and Equipment................................................  S-13
Schedule VIII         --  Valuation and Qualifying Accounts..................................  S-14
  Schedule IX         --  Short-Term Borrowings..............................................  S-15
   Schedule X         --  Supplementary Income Statement Information.........................  S-16
 Schedule XIV         --  Supplemental Information Concerning Property-Casualty Insurance
                          Operations.........................................................  S-17

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore, have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
International Controls Corp.

    We have audited the consolidated financial statements of International Controls Corp. and subsidiaries as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992, and have issued our report thereon dated March 5, 1993 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG

Kalamazoo, Michigan
March 5, 1993

            SCHEDULE I -- MARKETABLE SECURITIES -- OTHER INVESTMENTS
                          INTERNATIONAL CONTROLS CORP.
                               DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                          COL. A                                  COL. B          COL. C       COL. D          COL. E
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
                                                                                                          AMOUNT AT WHICH
                                                                                                           EACH PORTFOLIO
                                                                                                             OF EQUITY
                                                             NUMBER OF SHARES                  MARKET     SECURITY ISSUES
                                                                OR UNITS --                   VALUE OF     AND EACH OTHER
                                                             PRINCIPAL AMOUNT                EACH ISSUE    SECURITY ISSUE
                                                               OF BONDS AND       COST OF    AT BALANCE    CARRIED IN THE
NAME OF ISSUER AND TITLE OF EACH ISSUE                             NOTES        EACH ISSUE   SHEET DATE    BALANCE SHEET
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
FIXED MATURITIES:
U.S. Government obligations................................      $   6,321       $   6,326    $   6,536      $    6,331
Obligations of various state and territorial possessions...            670             656          671             665
Obligations of political subdivisions of states............          4,620           4,324        4,564           4,348
Special revenue obligations of political subdivisions of
 states....................................................          6,615           6,637        6,855           6,620
Public utility obligations:
  American Telephone & Telegraph...........................          1,625           1,550        1,646           1,561
  Bell Atlantic Corporation................................            500             508          515             502
  Bell South Telecom, Inc..................................            500             493          500             493
  Chesapeake & Potomac Telephone & Telegraph...............            532             450          515             453
  Citizen Utilities........................................            500             499          515             499
  Coastal Corporation......................................            400             404          412             402
  Consolidated Edison......................................          1,150           1,151        1,160           1,151
  Duke Power Company.......................................            300             288          303             289
  General Electric Corporation.............................            400             511          419             462
  General Telephone of California..........................            470             462          487             465
  General Telephone of Indiana.............................            300             306          312             305
  Illinois Bell Telephone Company..........................            600             588          618             588
  Kentucky Utilities.......................................            350             355          366             354
  Mountain States Telephone & Telegraph....................            400             405          411             405
  National Rural Utilities.................................            650             656          667             651
  New England Telephone & Telegraph........................            450             439          467             440
  New Jersey Bell Telephone Company........................            416             435          432             435
  New York Telephone Company...............................          1,050           1,041        1,061           1,042
  Oklahoma Gas & Electric..................................            525             514          542             519
  Pacific Gas & Electric...................................            330             327          349             327
  Pacific Telephone & Telegraph............................            524             504          549             506
  Potomac Electric Power Company...........................            350             343          381             345
  South Central Bell Telephone.............................            600             597          623             599
  Southern Bell Telephone & Telegraph......................            325             313          330             313
  Southern California Edison...............................            450             447          475             445
  Southwestern Bell Telephone Company......................            400             406          422             406
  Miscellaneous other public utility obligations...........          4,198           4,069        4,349           4,084
                                                                                -----------  -----------        -------
    Total public utility obligations.......................                      $  18,061    $  18,826      $   18,041
                                                                                -----------  -----------        -------

                          INTERNATIONAL CONTROLS CORP.
                               DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                          COL. A                                  COL. B          COL. C       COL. D          COL. E
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
                                                                                                          AMOUNT AT WHICH
                                                                                                           EACH PORTFOLIO
                                                                                                             OF EQUITY
                                                                                               MARKET     SECURITY ISSUES
                                                             NUMBER OF SHARES                 VALUE OF     AND EACH OTHER
                                                             OR UNITS -- PRIN-               EACH ISSUE    SECURITY ISSUE
                                                              CIPAL AMOUNT OF     COST OF    AT BALANCE    CARRIED IN THE
NAME OF ISSUER AND TITLE OF EACH ISSUE                        BONDS AND NOTES   EACH ISSUE   SHEET DATE    BALANCE SHEET
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
FIXED MATURITIES -- Continued:
Industrial and miscellaneous corporate obligations:
  American General Corp....................................      $     250       $     253    $     270      $      252
  Anheuser Busch Company, Inc..............................            450             462          488             462
  Associates Corporation of North America..................            505             517          530             509
  Atlantic Richfield Company...............................            250             265          282             265
  B P America Inc..........................................            550             566          605             564
  Banc One Corporation.....................................            340             343          376             342
  Bank America Corporation.................................            500             518          512             517
  Bankers Trust of New York................................            500             496          527             496
  Cargill Insurance Euro Bd................................            300             302          303             301
  Chevron Capital USA, Inc.................................            350             339          382             342
  Coca Cola Enterprises....................................            700             695          703             697
  Comerica Bank -- Detroit.................................            500             500          489             500
  Corning Corporation......................................            250             242          270             243
  Dow Capital Corporation..................................            450             450          442             450
  Dow Chemical Company.....................................            400             399          428             399
  E. I. DuPont DeNemours & Company.........................            700             658          730             664
  Eastman Kodak Company....................................            450             451          492             451
  Enhance Financial Services...............................          1,200           1,200        1,200           1,200
  Exxon Shipping Corporation...............................            500             491          510             492
  First Interstate Bank....................................            250             250          252             250
  Ford Motor Credit Corporation............................            250             247          256             249
  General Electric Capital Corporation.....................            550             549          550             549
  General Motors Acceptance Corporation....................            900             888          932             895
  General Motors Corporation...............................            300             300          306             300
  H. J. Heinz Company......................................            500             499          485             499
  Hertz Corporation........................................            300             300          321             300
  Holiday Inns, Inc........................................            250             250          250             250
  IBM Credit Corporation...................................            250             250          257             250
  IBM Corporation..........................................            500             496          500             496
  ICI Wilmington, Inc......................................            300             309          312             308
  Ireland Republic.........................................            250             248          243             248
  ITT Financial Corporation................................            400             404          422             402
  J. P. Morgan & Co........................................          1,200           1,221        1,273           1,215
  Jackpot Enterprises, Inc.................................            500             500          500             500
  Joseph Seagram & Sons....................................            750             768          810             760
  The Limited Corporation..................................            650             653          709             652
  Loews Corporation........................................            500             514          500             507
  Marathon Oil Company.....................................            600             602          624             600
  Marriott Corporation.....................................            400             397          392             399
  Matsushita Electric Inc., Ltd............................            400             400          400             400

                          INTERNATIONAL CONTROLS CORP.
                               DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                          COL. A                                  COL. B          COL. C       COL. D          COL. E
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
                                                                                                          AMOUNT AT WHICH
                                                                                                           EACH PORTFOLIO
                                                                                                             OF EQUITY
                                                                                               MARKET     SECURITY ISSUES
                                                             NUMBER OF SHARES                 VALUE OF     AND EACH OTHER
                                                             OR UNITS -- PRIN-               EACH ISSUE    SECURITY ISSUE
                                                              CIPAL AMOUNT OF     COST OF    AT BALANCE    CARRIED IN THE
NAME OF ISSUER AND TITLE OF EACH ISSUE                        BONDS AND NOTES   EACH ISSUE   SHEET DATE    BALANCE SHEET
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
FIXED MATURITIES -- Continued:
Industrial and miscellaneous corporate obligations --
 Continued
  MBIA.....................................................            450             443          446             443
  Merrill Lynch & Co.......................................            300             296          318             299
  MGM UA Communications....................................            400             403          292             401
  Morgan Guaranty Trust Co., New York......................            250             243          253             243
  Motorola, Inc............................................            300             300          324             300
  Natwest Capital Corporation..............................            300             320          336             319
  Pepsico, Inc.............................................            950             944          992             945
  Phillip Morris & Co., Inc................................          1,250           1,252        1,336           1,251
  Pitney Bowes Credit Corporation..........................            377             379          407             375
  Ralston Purina Company...................................            500             501          535             501
  Republic National Bank, New York.........................            600             597          591             598
  Rockwell International Corporation.......................            250             250          245             250
  Salomon, Inc.............................................            500             502          518             501
  Sears Roebuck & Co.......................................            650             682          688             657
  Security Pacific Corp....................................            250             243          250             250
  Shearson Lehman Hutton...................................            500             499          510             500
  Shell Oil Company........................................            500             492          505             495
  Standard Oil.............................................            250             248          258             250
  Suntrust Bank, Inc.......................................            300             304          318             302
  Texaco Capital, Inc......................................            450             451          491             450
  The Funding Corporation..................................            400             409          428             404
  Transamerica Financial Corporation.......................            250             250          250             250
  Union Pacific Corporation................................            700             698          716             693
  Unisys Corporation.......................................            500             493          499             499
  United States Banknote Corporation.......................            300             300          300             300
  United Technologies......................................            300             303          330             302
  USX Corporation..........................................            400             405          356             405
  Wal Mart Stores, Inc.....................................            500             498          555             499
  Wells Fargo & Company....................................            600             593          609             596
  Witco Corporation........................................            500             489          525             489
  Xerox Credit Corporation.................................            439             422          471             426
  Miscellaneous other industrial and miscellaneous
   corporate obligations...................................          8,310           6,581        6,886           6,577
                                                                                -----------  -----------        -------
    TOTAL INDUSTRIAL AND MISCELLANEOUS CORPORATE OBLIGA-
     TIONS.................................................                         39,982       41,371          39,945
                                                                                -----------  -----------        -------
TOTAL FIXED MATURITIES.....................................                      $  75,986    $  78,823      $   75,950

                          INTERNATIONAL CONTROLS CORP.
                               DECEMBER 31, 1992
                             (DOLLARS IN THOUSANDS)

                          COL. A                                  COL. B          COL. C       COL. D          COL. E
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
                                                                                                          AMOUNT AT WHICH
                                                                                                           EACH PORTFOLIO
                                                                                                             OF EQUITY
                                                                                               MARKET     SECURITY ISSUES
                                                             NUMBER OF SHARES                 VALUE OF     AND EACH OTHER
                                                             OR UNITS -- PRIN-               EACH ISSUE    SECURITY ISSUE
                                                              CIPAL AMOUNT OF     COST OF    AT BALANCE    CARRIED IN THE
NAME OF ISSUER AND TITLE OF EACH ISSUE                        BONDS AND NOTES   EACH ISSUE   SHEET DATE    BALANCE SHEET
- -----------------------------------------------------------  -----------------  -----------  -----------  ----------------
Equity Securities:
  Banks, trusts and insurance companies preferred stock....  49,000 shares      $    1,225   $    1,254   $       1,254
  Public utilities preferred stock.........................      22,940 shares       1,051        1,136           1,136
  Miscellaneous other preferred stock......................      50,000 shares       1,485        1,463           1,463
  Public utilities common stock............................     540,400 shares       1,421        1,530           1,530
  Industrial and miscellaneous common stock................      80,162 shares       3,452        3,283           3,283
                                                                                -----------  -----------        -------
    TOTAL EQUITY SECURITIES................................                          8,634        8,666           8,666
                                                                                -----------  -----------        -------
TOTAL INVESTMENTS..........................................                     $   84,620   $   87,489   $      84,616
                                                                                -----------  -----------        -------
                                                                                -----------  -----------        -------

                                  SCHEDULE II
      AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS,
                    AND EMPLOYEES OTHER THAN RELATED PARTIES
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                  COL. A                        COL. B        COL. C                 COL. D                        COL. E
- -------------------------------------------  -------------  -----------  ------------------------------  --------------------------
                                                                                   DEDUCTIONS             BALANCE AT END OF PERIOD
                                                                         ------------------------------
                                              BALANCE AT                      (1)             (2)        --------------------------
                                               BEGINNING                    AMOUNTS     AMOUNTS WRITTEN      (1)           (2)
              NAME OF DEBTOR                   OF PERIOD     ADDITIONS     COLLECTED          OFF          CURRENT     NOT CURRENT
- -------------------------------------------  -------------  -----------  -------------  ---------------  -----------  -------------
YEAR ENDED DECEMBER 31, 1992
  David R. Markin(1).......................    $     124     $       0     $       0       $       0                    $     124
  Allan R. Tessler(1)......................          167             0             0               0                          167
  Wilmer J. Thomas, Jr.(1).................          167             0             0               0                          167
  Martin L. Solomon(1).....................          167             0             0               0                          167
  King Cars, Inc.(2).......................            0           398             0               0      $     398
                                                                                  --              --
                                                   -----         -----                                        -----         -----
                                               $     625     $     398     $       0       $       0      $     398     $     625
                                                                                  --              --
                                                                                  --              --
                                                   -----         -----                                        -----         -----
                                                   -----         -----                                        -----         -----
YEAR ENDED DECEMBER 31, 1991
    David R. Markin(1).....................    $     124     $       0     $       0       $       0                    $     124
    Allan R. Tessler(1)....................          167             0             0               0                          167
    Wilmer J. Thomas, Jr.(1)...............          167             0             0               0                          167
    Martin L. Solomon(1)...................          167             0             0               0                          167
                                                                                  --              --
                                                   -----         -----                                                      -----
                                               $     625     $       0     $       0       $       0                    $     625
                                                                                  --              --
                                                                                  --              --
                                                   -----         -----                                                      -----
                                                   -----         -----                                                      -----
YEAR ENDED DECEMBER 31, 1990
    David R. Markin(1).....................    $     124     $       0     $       0       $       0                    $     124
    Allan R. Tessler(1)....................          167             0             0               0                          167
    Wilmer J. Thomas, Jr.(1)...............          167             0             0               0                          167
    Martin L. Solomon(1)...................          167             0             0               0                          167
                                                                                  --              --
                                                   -----         -----                                                      -----
                                               $     625     $       0     $       0       $       0                    $     625
                                                                                  --              --
                                                                                  --              --
                                                   -----         -----                                                      -----
                                                   -----         -----                                                      -----

- --------------
(1)   Obligation is non-interest bearing demand obligation.
(2) Obligation is a promissory note due on May 30, 1993, bearing a 6.5% interest rate.

                                  SCHEDULE III
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          INTERNATIONAL CONTROLS CORP.
                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1992        1991
                                                                                            ----------  ----------
Assets:
  Cash and cash equivalents...............................................................  $    4,930  $    4,953
  Accounts receivable.....................................................................         107         633
  Other current assets....................................................................       3,734       3,303
                                                                                            ----------  ----------
    Total current assets..................................................................       8,771       8,889
  Property, plant and equipment, net......................................................      --              42
  Intercompany accounts with subsidiaries.................................................       9,657      --
  Investments in subsidiaries.............................................................     110,308     216,459
  Other assets............................................................................      12,430      11,890
                                                                                            ----------  ----------
Total Assets..............................................................................  $  141,166  $  237,280
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Liabilities and Shareholders' Deficit:
  Accounts payable........................................................................  $      143  $       54
  Income taxes payable (recoverable)......................................................       8,442      (2,726)
  Accrued compensation....................................................................         256         254
  Accrued interest........................................................................      11,467      11,467
  Other accrued liabilities...............................................................       3,340       3,364
                                                                                            ----------  ----------
    Total current liabilities.............................................................      23,648      12,413
  Long-term debt..........................................................................     204,360     203,179
  Other noncurrent liabilities............................................................      19,486      22,320
  Intercompany accounts with subsidiaries.................................................      --          98,141
  Shareholders' deficit:
    Common stock..........................................................................          90          90
    Paid-in capital.......................................................................      14,910      14,910
    Retained earnings.....................................................................       7,045      14,600
    Amount paid in excess of Checker's net assets.........................................    (127,748)   (127,748)
    Notes receivable from shareholders....................................................        (625)       (625)
                                                                                            ----------  ----------
      Total shareholders' deficit.........................................................    (106,328)    (98,773)
                                                                                            ----------  ----------
Total Liabilities and Shareholders' Deficit...............................................  $  141,166  $  237,280
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                  SCHEDULE III
            CONDENSED FINANCIAL INFORMATION OF REGISTRANT--CONTINUED
                          INTERNATIONAL CONTROLS CORP.
                       CONDENSED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1992         1991         1990
                                                                             -----------  -----------  -----------
Selling, general and administrative expenses...............................  $    (4,396) $    (4,398) $    (8,115)
Interest expense...........................................................      (30,138)     (32,018)     (48,044)
Equity in earnings of subsidiaries.........................................       14,959          166       11,997
Other income (expense).....................................................          (99)         857        1,191
Intercompany income:
  Corporate charges........................................................        1,008        1,008        6,002
  Interest.................................................................          305          394          452
                                                                             -----------  -----------  -----------
Loss before income taxes and extraordinary items...........................      (18,361)     (33,991)     (36,517)
Income tax benefit.........................................................       10,806        6,985       16,243
                                                                             -----------  -----------  -----------
Loss before extraordinary items............................................       (7,555)     (27,006)     (20,274)
Extraordinary items, net of income taxes...................................           --       31,188       27,749
                                                                             -----------  -----------  -----------
NET INCOME (LOSS)..........................................................  $    (7,555) $     4,182  $     7,475
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                                  SCHEDULE III
            CONDENSED FINANCIAL INFORMATION OF REGISTRANT--CONTINUED
                          INTERNATIONAL CONTROLS CORP.
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1992         1991         1990
                                                                             -----------  -----------  -----------
NET CASH FLOW USED IN OPERATING ACTIVITIES.................................  $   (20,973) $   (25,202) $   (23,386)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Other....................................................................         (334)      (1,456)       1,407
                                                                             -----------  -----------  -----------
NET CASH FLOW PROVIDED BY (USED IN) INVESTING ACTIVITIES...................         (334)      (1,456)       1,407
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt.......................................................           --      (27,187)     (30,429)
  Advances from subsidiaries...............................................       21,284       52,630       37,094
                                                                             -----------  -----------  -----------
NET CASH FLOW PROVIDED BY FINANCING ACTIVITIES.............................       21,284       25,443        6,665
                                                                             -----------  -----------  -----------
DECREASE IN CASH AND CASH EQUIVALENTS......................................          (23)      (1,215)     (15,314)
Beginning cash and cash equivalents........................................        4,953        6,168       21,482
                                                                             -----------  -----------  -----------
ENDING CASH AND CASH EQUIVALENTS...........................................  $     4,930  $     4,953  $     6,168
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    The Registrant's subsidiaries declared dividends totaling $120.9 million in 1992, $13.1 million in 1991 and $107.5 million in 1990. These dividends were declared to offset certain intercompany account balances at the respective dates.

        SCHEDULE IV--INDEBTEDNESS OF AND TO RELATED PARTIES--NOT CURRENT
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (dollars in thousands)

            COL. A                COL. B     COL. C      COL. D    COL. E     COL. F     COL. G      COL. H    COL. I
- ------------------------------  ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                           --INDEBTEDNESS OF--                         --INDEBTEDNESS TO--
                                ------------------------------------------  ------------------------------------------
                                BALANCE AT                         BALANCE  BALANCE AT                         BALANCE
       NAMES OF PERSON          BEGINNING   ADDITIONS  DEDUCTIONS  AT END   BEGINNING   ADDITIONS  DEDUCTIONS  AT END
- ------------------------------  ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
YEAR ENDED DECEMBER 31, 1992
  David R. Markin.............  $       --  $      --  $       --  $    --  $    7,500  $      --  $       --  $ 7,500
  Martin L. Solomon...........          --         --          --       --       7,500         --          --    7,500
  Allan R. Tessler............          --         --          --       --       7,500         --          --    7,500
  Wilmer J. Thomas, Jr........          --         --          --       --       7,500         --          --    7,500
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                $       --  $      --  $       --  $    --  $   30,000  $      --  $       --  $30,000
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
YEAR ENDED DECEMBER 31, 1991
  David R. Markin.............  $       --  $      --  $       --  $    --  $    7,500  $      --  $       --  $ 7,500
  Martin L. Solomon...........          --         --          --       --       7,500         --          --    7,500
  Allan R. Tessler............          --         --          --       --       7,500         --          --    7,500
  Wilmer J. Thomas, Jr........          --         --          --       --       7,500         --          --    7,500
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                $       --  $      --  $       --  $    --  $   30,000  $      --  $       --  $30,000
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
YEAR ENDED DECEMBER 31, 1990
  David R. Markin.............  $       --  $      --  $       --  $    --  $    7,500  $      --  $       --  $ 7,500
  Martin L. Solomon...........          --         --          --       --       7,500         --          --    7,500
  Allan R. Tessler............          --         --          --       --       7,500         --          --    7,500
  Wilmer J. Thomas, Jr........          --         --          --       --       7,500         --          --    7,500
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                $       --  $      --  $       --  $    --  $   30,000  $      --  $       --  $30,000
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------
                                ----------  ---------  ----------  -------  ----------  ---------  ----------  -------

    NOTE: The above amounts relate to amounts loaned to the Company to complete the Holding buyout as described in Note A of the notes to consolidated financial statements.

                   SCHEDULE V--PROPERTY, PLANT AND EQUIPMENT
                          INTERNATIONAL CONTROLS CORP.
                             (DOLLARS IN THOUSANDS)

                                                        COL. B       COL. C        COL. D            COL. E          COL. F
                                                      ----------    --------    ------------     --------------     ---------
                                                      BALANCE AT                                 OTHER CHANGES       BALANCE
                                                      BEGINNING     ADDITIONS                      ADD/DEDUCT        AT END
                      COL. A                          OF PERIOD     AT COST     RETIREMENTS         DESCRIBE        OF PERIOD
- --------------------------------------------------    ----------    --------    ------------     --------------     ---------
YEAR ENDED DECEMBER 31, 1992:
  Land and buildings..............................    $   44,874    $ 1,269     $   --           $         (12)     $  46,131
  Transportation equipment........................        36,700      9,565          (8,750)              (123)        37,392
  Machinery, equipment, furniture and fixtures....       101,177      6,715          (1,643)                12        106,261
                                                      ----------    --------    ------------             -----      ---------
                                                      $  182,751    $17,549     $   (10,393)     $        (123)     $ 189,784
                                                      ----------    --------    ------------             -----      ---------
                                                      ----------    --------    ------------             -----      ---------
YEAR ENDED DECEMBER 31, 1991:
  Land and buildings..............................    $   43,493    $ 1,180     $      (218)     $         419      $  44,874
  Transportation equipment........................        38,962     10,249         (12,524)                13         36,700
  Machinery, equipment, furniture and fixtures....        98,250      5,028          (1,667)              (434)       101,177
                                                      ----------    --------    ------------             -----      ---------
                                                      $  180,705    $16,457     $   (14,409)     $          (2)     $ 182,751
                                                      ----------    --------    ------------             -----      ---------
                                                      ----------    --------    ------------             -----      ---------
YEAR ENDED DECEMBER 31, 1990:
  Land and buildings..............................    $   42,998    $ 1,780     $      (877)     $        (408)     $  43,493
  Transportation equipment........................        35,735     13,346         (10,034)               (85)        38,962
  Machinery, equipment, furniture and fixtures....        92,450      6,438          (1,047)               409         98,250
                                                      ----------    --------    ------------             -----      ---------
                                                      $  171,183    $21,564     $   (11,958)     $         (84)     $ 180,705
                                                      ----------    --------    ------------             -----      ---------
                                                      ----------    --------    ------------             -----      ---------

                                  SCHEDULE VI
    ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION OF PROPERTY, PLANT
                                 AND EQUIPMENT
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                                                        COL. B          COL. C            COL. D            COL. E          COL. F
                                                      ----------    ---------------    ------------     --------------     ---------
                                                      BALANCE AT       ADDITIONS                        OTHER CHANGES       BALANCE
                                                      BEGINNING     CHARGED TO COST                       ADD/DEDUCT        AT END
                      COL. A                          OF PERIOD     AND EXPENSE(1)     RETIREMENTS         DESCRIBE        OF PERIOD
- --------------------------------------------------    ----------    ---------------    ------------     --------------     ---------
YEAR ENDED DECEMBER 31, 1992:
  Land and buildings..............................    $   5,639     $       2,016      $        --      $          --      $   7,655
  Transportation equipment........................       19,246             9,473           (6,744)                (1)        21,974
  Machinery, equipment, furniture and fixtures....       32,185             9,565           (1,088)                 1         40,663
                                                      ----------          -------      ------------            ------      ---------
                                                      $  57,070     $      21,054      $    (7,832)     $           0      $  70,292
                                                      ----------          -------      ------------            ------      ---------
                                                      ----------          -------      ------------            ------      ---------
YEAR ENDED DECEMBER 31, 1991:
  Land and buildings..............................    $   4,588     $       1,791      $      (187)     $        (553)     $   5,639
  Transportation equipment........................       20,138             9,676          (10,289)              (279)        19,246
  Machinery, equipment, furniture and fixtures....       22,863             9,464             (991)               849         32,185
                                                      ----------          -------      ------------            ------      ---------
                                                      $  47,589     $      20,931      $   (11,467)     $          17      $  57,070
                                                      ----------          -------      ------------            ------      ---------
                                                      ----------          -------      ------------            ------      ---------
YEAR ENDED DECEMBER 31, 1990:
  Land and buildings..............................    $   3,395     $       1,914      $      (718)     $          (3)     $   4,588
  Transportation equipment........................       18,899             9,252           (8,022)                 9         20,138
  Machinery, equipment, furniture and fixtures....       14,198             9,618             (947)                (6)        22,863
                                                      ----------          -------      ------------            ------      ---------
                                                      $  36,492     $      20,784      $    (9,687)     $           0      $  47,589
                                                      ----------          -------      ------------            ------      ---------
                                                      ----------          -------      ------------            ------      ---------

- --------------
(1) To compute the annual provisions for depreciation and amortization, the following estimated useful lives are used: a) Buildings, 10-40 years; b) Transportation equipment, 2-6 years; c) Machinery, equipment, furniture and fixtures, 3-12 years.

                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                     COL. A                          COL. B               COL. C               COL. D        COL. E
- -------------------------------------------------  -----------  --------------------------  -------------  -----------
                                                                  ADDITIONS CHARGED TO:
                                                   BALANCE AT   --------------------------                 BALANCE AT
                                                    BEGINNING     COST AND        OTHER                      END OF
                   DESCRIPTION                      OF PERIOD     EXPENSES      ACCOUNTS    DEDUCTIONS(1)    PERIOD
- -------------------------------------------------  -----------  -------------  -----------  -------------  -----------
YEAR ENDED DECEMBER 31, 1992:
  Deducted from assets:
    Allowance for doubtful accounts-- trade......   $     606     $     183    $   --       $       (166 ) $      623
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
    Allowance for doubtful accounts-- finance
     lease receivables...........................  $      944   $        52    $   --       $       (317 ) $      679
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Contract and warranty reserves.................  $    8,263   $     3,564    $   --       $     (3,452 ) $    8,375
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Workers' compensation..........................  $      265   $     4,584    $   --       $     (3,008 ) $    1,841
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Claims.........................................  $    2,717   $       783    $   --       $       (168 ) $    3,332
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
YEAR ENDED DECEMBER 31, 1991:
  Deducted from assets:
    Allowance for doubtful accounts-- trade......  $      808   $       210    $   --       $       (412 ) $      606
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
    Allowance for doubtful accounts-- finance
     lease receivables...........................  $      842   $        (7  ) $      292   $       (183 ) $      944
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Contract and warranty reserves.................  $   10,796   $     1,274    $   --       $     (3,807 ) $    8,263
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Workers' compensation..........................  $      242   $       836    $   --       $       (813 ) $      265
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Claims.........................................  $    2,500   $     1,047    $   --       $       (830 ) $    2,717
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
YEAR ENDED DECEMBER 31, 1990:
  Deducted from assets:
    Allowance for doubtful accounts-- trade......  $      878   $       593    $     (256 ) $       (407 ) $      808
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
    Allowance for doubtful accounts-- finance
     lease receivables...........................  $      955   $   --         $       77   $       (190 ) $      842
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Contract and warranty reserves.................  $   12,602   $     4,077    $       (3 ) $     (5,880 ) $   10,796
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Workers' compensation..........................  $      605   $       999    $   --       $     (1,362 ) $      242
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------
  Claims.........................................  $    3,025   $     1,492    $       63   $     (2,080 ) $    2,500
                                                   -----------       ------         -----   -------------  -----------
                                                   -----------       ------         -----   -------------  -----------

- --------------
(1) Reclassification to other reserves and utilization of reserves.

                       SCHEDULE IX--SHORT-TERM BORROWINGS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                    COL. A                         COL. B        COL. C         COL. D        COL. E         COL. F
- -----------------------------------------------  -----------  -------------   -----------   -----------   ------------
                                                                                                            WEIGHTED
                                                                                MAXIMUM       AVERAGE       AVERAGE
                                                                                AMOUNT        AMOUNT        INTEREST
                                                 BALANCE AT     WEIGHTED      OUTSTANDING   OUTSTANDING   RATE DURING
                                                   END OF        AVERAGE      DURING THE    DURING THE        THE
  CATEGORY OF AGGREGATE SHORT-TERM BORROWINGS      PERIOD     INTEREST RATE     PERIOD       PERIOD(1)     PERIOD(2)
- -----------------------------------------------  -----------  -------------   -----------   -----------   ------------
BANK BORROWINGS:
  Year ended December 31, 1992.................   $   5,000             7%    $    5,000    $    4,350              6.71%
  Year ended December 31, 1991.................   $   4,000             7%    $    4,000    $    2,053              8.38%
  Year ended December 31, 1990.................   $       0            --     $      874    $       62             10.00%

- --------------
(1) Amount of loan divided by number of days in year, times the number of days outstanding during the year.
(2) Total interest expense during the period divided by the average amount outstanding during the period.

             SCHEDULE X--SUPPLEMENTAL INCOME STATEMENT INFORMATION
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (DOLLARS IN THOUSANDS)

                        COLUMN A                                                 COLUMN B
- --------------------------------------------------------  -------------------------------------------------------
                                                            CHARGED TO CONTINUING OPERATIONS' COST AND EXPENSES
                                                          -------------------------------------------------------
                                                          DECEMBER 31, 1992  DECEMBER 31, 1991  DECEMBER 31, 1990
                                                          -----------------  -----------------  -----------------
Maintenance and repairs.................................      $   9,646          $   9,543          $  11,838
Depreciation and amortization of intangible assets,
 pre-operating costs and similar deferrals(1)...........      $  --              $  --              $  --
Taxes other than payroll and income taxes(1)............      $  --              $  --              $  --
Royalties(1)............................................      $  --              $  --              $  --
Advertising costs(1)....................................      $  --              $  --              $  --

- --------------
(1) Amounts for these expenses are not presented as such amounts are less than 1% of total revenues in the year indicated.

                                  SCHEDULE XIV
  SUPPLEMENTAL INFORMATION CONCERNING PROPERTY--CASUALTY INSURANCE OPERATIONS
                 INTERNATIONAL CONTROLS CORP. AND SUBSIDIARIES
                             (dollars in thousands)

          COL. A               COL. B       COL. C       COL. D       COL. E       COL. F         COL. G             COL. H
- ---------------------------  -----------  -----------  -----------  ----------  ------------  --------------  ---------------------
                                                                                                                CLAIMS AND CLAIM
                                           RESERVES                                                            ADJUSTMENT EXPENSES
                                          FOR UNPAID                                                           INCURRED RELATED TO
                              DEFERRED    CLAIMS AND   DISCOUNT IF                                            ---------------------
                               POLICY        CLAIM        ANY,                                                   (1)         (2)
     AFFILIATION WITH        ACQUISITION  ADJUSTMENT   DEDUCTED IN   UNEARNED     UNEARNED    NET INVESTMENT   CURRENT      PRIOR
        REGISTRANT              COSTS       EXPENSE     COLUMN C     PREMIUMS   PREMIUMS(1)       INCOME         YEAR       YEARS
- ---------------------------  -----------  -----------  -----------  ----------  ------------  --------------  ----------  ---------
WHOLLY-OWNED INSURANCE SUBSIDIARY:
Year Ended:
  December 31, 1992........   $   1,832    $  61,892    $  --       $   10,177   $   40,347     $    8,227    $   30,322  $   2,043
                             -----------  -----------  -----------  ----------  ------------       -------    ----------  ---------
                             -----------  -----------  -----------  ----------  ------------       -------    ----------  ---------
  December 31, 1991........   $   2,073    $  56,846    $  --       $   11,286   $   39,877     $    7,061    $   31,852  $   1,676
                             -----------  -----------  -----------  ----------  ------------       -------    ----------  ---------
                             -----------  -----------  -----------  ----------  ------------       -------    ----------  ---------
  December 31, 1990........   $   2,414    $  49,526    $  --       $   11,633   $   36,728     $    6,445    $   27,248  $   3,505
                             -----------  -----------  -----------  ----------  ------------       -------    ----------  ---------
                             -----------  -----------  -----------  ----------  ------------       -------    ----------  ---------

          COL. A                COL. I       COL. J      COL. K
- ---------------------------  ------------  -----------  ---------

                             AMORTIZATION
                             OR DEFERRED   PAID CLAIMS
                                POLICY      AND CLAIM
     AFFILIATION WITH        ACQUISITION   ADJUSTMENT    PREMIUM
        REGISTRANT              COSTS       EXPENSES     WRITTEN
- ---------------------------  ------------  -----------  ---------
WHOLLY-OWNED INSURANCE SUBS
Year Ended:
  December 31, 1992........   $     (241)   $  27,319   $  39,238
                             ------------  -----------  ---------
                             ------------  -----------  ---------
  December 31, 1991........   $     (341)   $  26,208   $  39,530
                             ------------  -----------  ---------
                             ------------  -----------  ---------
  December 31, 1990........   $      424    $  24,490   $  39,884
                             ------------  -----------  ---------
                             ------------  -----------  ---------

- --------------
(1) Includes premiums earned of $13,161, $12,735 and $13,456 in 1992, 1991 and
    1990, respectively, in connection with coverage provided to other entities in the consolidated group which have been eliminated in consolidation.

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                         DESCRIPTION                                        PAGE
- -----------  ----------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement among Alex. Brown & Sons Incorporated, SPP Hambro &
              Co. and International Controls Corp. (the "Registrant") with respect to the    %
              Senior Secured Notes due 2004 of the Registrant (the "Debentures").*
       3.1   Restated Articles of Incorporation of Registrant**
       3.2   By-Laws of Registrant as effective May 13, 1991 (incorporated herein by reference to Exhibit 3.3 of the 1992 10-K).
       4.1   Form of Indenture between Registrant and First Fidelity Bank, National
              Association, New Jersey, as Trustee, relating to the 12 3/4% Senior Subordinated
              Debentures due August 1, 2001 of Registrant (incorporated herein by reference to
              Exhibit 4.1 to Registration Statement No. 33-7212 filed with the Securities and
              Exchange Commission on July 15, 1986).
       4.2   Form of Indenture between Registrant and Midlantic National Bank, as Trustee, relating to the 14 1/2% Subordinated Discount Debentures due January 1, 2006 of
              Registrant (incorporated herein by reference to Exhibit 4.1 to Registration
              Statement No. 33-1788 filed with the Securities and Exchange Commission on
              November 26, 1985).
       4.3   Indenture between Registrant and                    , as Trustee, relating to the
                 % Senior Secured Notes due 2004.*
       4.4   Agreement to furnish additional documents upon request by the Securities and
              Exchange Commission (incorporated herein by reference to Exhibit 4.3 to
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1989 (the
              "1989 10-K")).
       5.1   Opinion of Hutton Ingram Yuzek Gainen Carroll & Bertolotti regarding the legality of certain of the securities being registered.*
      10.1   Amended and Restated Agreement of Limited Partnership of the Partnership
              (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.2   Amendment, dated July 28, 1989, to Amended and Restated Agreement of Limited
              Partnership of the Partnership (incorporated herein by reference to Exhibit 19.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1991 (the "1991 10-K")).
      10.3   Amendment, dated June 25, 1991, to Amended and Restated Agreement of Limited
              Partnership of the Partnership (incorporated herein by reference to Exhibit 19.2 to the 1991 10-K).
      10.4   Amended and Restated Employment Agreement, dated as of November 1, 1985, between
              Motors and David R. Markin ("Markin Employment Agreement") (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.5   Amendment, dated as of March 4, 1992, to Markin Employment Agreement (incorporated herein by reference to Exhibit 10.3 to the 1991 10-K).
      10.6   Extension, dated March 4, 1992, of Amended and Restated Employment Agreement
              Between Checker and David R. Markin (incorporated herein by reference to Exhibit
              10.1 of the Registrant's Quarterly Report on Form 10-Q for the Quarter ending
              September 30, 1993).
      10.7   Amended and Restated Employment Agreement, dated as of June 1, 1992, between
              Yellow and Jeffrey Feldman (incorporated herein by reference to Exhibit 28.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30,
              1992 (the "June 1992 10-Q").

  EXHIBIT
    NO.                                         DESCRIPTION                                        PAGE
- -----------  ----------------------------------------------------------------------------------  ---------
      10.8   Form of Stated Benefit Salary Continuation Agreement (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.9   Employment Agreement, dated as of July 1, 1992, between Registrant and Jay H.
              Harris (incorporated herein by reference to Exhibit 28.1 to the June 1992 10-Q).
      10.10  Loan and Guaranty Agreement, dated September 17, 1992, by and among the
              Partnership, Motors, SCSM and NBD Bank, N.A. (incorporated herein by reference to
              Exhibit 28.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1992 (the "September 1992 10-Q").
      10.11  First Amendment, dated as of November 1, 1993, to Loan and Guaranty Agreement.**
      10.12  Credit and Guaranty Agreement, dated as of August 1, 1989, by and among SCSM,
              Motors, the Partnership and NBD Bank, N.A. (the "Credit Agreement") (incorporated herein by reference to Exhibit 10.10 to the 1992 10-K).
      10.13  First Amendment, dated as of June 1, 1990, to the Credit Agreement (incorporated herein by reference to Exhibit 10.11 of the 1992 10-K).
      10.14  Second Amendment, dated as of January 2, 1991, to the Credit Agreement
              (incorporated herein by reference to Exhibit 10.12 of the 1992 10-K).
      10.15  Third Amendment, dated as of November 1, 1993, to the Credit Agreement.**
      10.16  Supplemental Agreement, dated as of April 20, 1992, among SCSM, Motors, the
              Partnership and NBD Bank, N.A. (incorporated herein by reference to Exhibit 10.13 of the 1992 10-K).
      10.17  Second Supplemental Agreement, dated as of September 17, 1992, among SCSM, Motors, the Partnership and NBD Bank, N.A. (incorporated herein by reference to Exhibit
              28.2 of the June 1991 10-Q).
      10.18  Lease, dated December 1, 1988, between SCSM and Park Corporation (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.19  Loan and Security Agreement dated as of March 21, 1990, by and among Great Dane,
              Great Dane Trailers Indiana, Inc., Great Dane Trailers Nebraska, Inc., Great Dane
              Trailers Tennessee, Inc., certain lending institutions and Security Pacific
              Business Credit Inc., as Agent (the "Security Pacific Agreement") (incorporated herein by reference to Exhibit 10.17 to the 1989 10-K).
      10.20  First Amendment, dated as of March 30, 1990, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.3 to the 1991 10-K).
      10.21  Second Amendment, dated as of April 30, 1990, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.4 to the 1991 10-K).
      10.22  Third Amendment, dated as of August 14, 1990, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.5 to the 1991 10-K).
      10.23  Fourth Amendment, dated as of February 28, 1991, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 19.6 to the 1991 10-K).
      10.24  Waiver and Fifth Amendment, dated as of September 3, 1991, to the Security Pacific
              Agreement (incorporated herein by reference to Exhibit 19.7 to the 1991 10-K).
      10.25  Waiver, Consent and Sixth Amendment, dated April 30, 1992, to the Security Pacific
              Agreement (incorporated herein by reference to Exhibit 28 to Registrant's
              Quarterly Report on Form 10-Q for the quarter ended March 31, 1992).
      10.26  Seventh Amendment, dated as of July 10, 1992, to the Security Pacific Agreement
              (incorporated herein by reference to the June 1992 10-Q).

  EXHIBIT
    NO.                                         DESCRIPTION                                        PAGE
- -----------  ----------------------------------------------------------------------------------  ---------
      10.27  Eighth Amendment, dated as of February 19, 1993, to the Security Pacific Agreement
              (incorporated herein by reference to Exhibit 10.24 of the 1992 10-K).
      10.28  Waiver, Consent and Ninth Amendment, dated March 26, 1993, to the Security Pacific
              Agreement (incorporated herein by reference to Exhibit 10.29 of the 1992 10-K).
      10.29  Tenth Amendment, dated as of November 1, 1993, to the Security Pacific
              Agreement.**
      10.30  Assumption Agreement dated as of August 1, 1989, by and between Motors and the
              West Virginia Economic Development Authority (incorporated herein by reference to
              Exhibit 10.12 to Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990).
      10.31  Agreement, dated as of September 1, 1991, between the Partnership and Jerry E.
              Feldman (incorporated herein by reference to Exhibit 10.12 to the 1991 10-K).
      10.32  Form of Checker Motors Corporation Excess Benefit Retirement Plan, effective
              January 1, 1983 (incorporated herein by reference to Exhibit 19.9 to the 1991
              10-K).
      10.33  Amended and Restated License Agreement, dated December 30, 1992, between Checker
              Motors Corporation and Checker Taxi Association, Inc. (incorporated herein by reference to Exhibit 10.28 of the 1992 10-K).
      10.34  Employment Agreement, dated as of January 1, 1994 between Registrant and David R.
              Markin.**
      12.1   Statements regarding computation of ratios**
      21.1   Subsidiaries of Registrant.**
      23.1   Consent of Ernst & Young**
      23.2   Consent of Hutton Ingram Yuzek Gainen Carroll & Bertolotti--see Exhibit 5.1.
      24.1   Power of Attorney**
      25.1   Statement of eligibility of Trustee*

- --------------
 * To be filed by amendment
** Filed herewith

                   EXPLANATION OF CORPORATE STRUCTURE CHART


          The following is an explanation of the corporate structure chart which appears on page 6 of the Prospectus. The purpose of the chart is to illustrate the basic corporate structure of the Company and its subsidiaries. That chart shows the following:


          Checker Motors Corporation ("Motors") and Great Dane
Trailers, Inc. ("Great Dane") are 100%-owned subsidiaries of
International Controls Corp. ("ICC").

          Motors is the general partner of Checker Motors Co., L.P. ("Checker L.P."). Checker Holding Corp. III, a wholly-owned subsidiary of Motors, is a limited partner in Checker L.P. and Executive Life Insurance Company ("ELIC") is a defaulting limited partner in Checker L.P. South Charleston Stamping & Manufacturing Company ("SCSM") is 90%-owned by Motors and 10%-owned by ELIC.

          American Country Insurance Company is 100%-owned by Checker L.P. Yellow Cab Company, Chicago AutoWerks and CMC
Kalamazoo are divisions of Checker L.P.